                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 KING WORLD PRODUCTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     (3) Filing Party:
         -----------------------------------------------------------------------

     (4) Date Filed:
         -----------------------------------------------------------------------

                                                                 August 13, 1999

                  [LOGO]                                         [LOGO]

                           PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    Dear Stockholder:

    King World Productions, Inc. has agreed to merge with a subsidiary of CBS Corporation. Following the merger, King World will be a wholly-owned subsidiary of CBS.

    If the merger is completed, you, as a King World stockholder, will have the right to receive .81 of a share of CBS common stock for each King World share you own. The value you receive in the merger for each share of your King World stock will depend upon the value of CBS common stock at the effective time of the merger. On August 6, 1999, the last trading day before the date of this proxy statement/ prospectus, the closing sales price of CBS common stock was $47.0625 per share and the closing sales price of King World common stock was $37.1875 per share. CBS's shares are traded on the New York Stock Exchange under the symbol "CBS." King World's shares are traded on the New York Stock Exchange under the symbol "KWP."

    Our board of directors has unanimously approved the merger and recommends that you vote in favor of the adoption of the merger agreement.

    We cannot complete the merger without the approval of King World stockholders who hold a majority of the King World common stock. Holders of approximately 19% of King World common stock have already agreed to vote for the merger.

    We have scheduled a special meeting to vote on the merger. If you were a stockholder of record on July 28, 1999, you may vote at the meeting. Whether or not you plan to attend, please take the time to complete and mail the enclosed proxy form to us.

    The date, time and place of the special meeting is as follows:

    SEPTEMBER 7, 1999, 9:00 A.M. LOCAL TIME

    RIHGA ROYAL HOTEL
    151 WEST 54TH ST.
    NEW YORK, NY 10019

    This proxy statement/prospectus provides you with detailed information about the merger. This document is also the prospectus of CBS for the CBS common stock that will be issued to you in the merger. We encourage you to read this entire document carefully.

/s/ Michael King                               /s/ Roger King
Michael King                                   Roger King
Vice Chairman and                              Chairman
Chief Executive Officer

SEE "RISK FACTORS" BEGINNING ON PAGE 12 AS WELL AS OTHER FACTORS INCLUDED IN "FORWARD-LOOKING STATEMENTS" ON PAGE 13 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CBS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Proxy Statement/Prospectus is dated August 9, 1999, and is first being mailed to stockholders on August 9, 1999

                          KING WORLD PRODUCTIONS, INC.
                            12400 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

                        TO BE HELD ON SEPTEMBER 7, 1999

    As a stockholder of King World Productions, Inc., you are hereby notified of and cordially invited to attend a Special Meeting of Stockholders of King World to be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York 10019, on Tuesday, September 7, 1999 at 9:00 a.m., local time to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 1999, by and among King World, CBS Corporation and K Acquisition Corp., a wholly-owned subsidiary of CBS.

    The Agreement and Plan of Merger provides for the merger of K Acquisition Corp. into King World. Following the merger, King World would become a wholly-owned subsidiary of CBS. If the merger is completed, King World stockholders will have the right to receive .81 of a share of CBS common stock at the effective time of the merger. The value you receive in the merger for each share of your King World stock will depend upon the value of CBS common stock at the effective time of the merger.

    The Board of Directors has fixed the close of business on July 28, 1999 as the record date for the determination of the holders of King World common stock entitled to notice of and to vote at the meeting. Only holders of record of King World common stock at the close of business on July 28, 1999 will be entitled to vote at the special meeting or any adjournment or postponement of the meeting.

    We hope that you will be present at the meeting. If you cannot attend and you are a holder of King World common stock, please date and sign the enclosed proxy card and return it at your earliest convenience in the envelope provided so that your shares will be represented. The envelope requires no postage if mailed in the United States.

August 9, 1999

                                          By Order of the Board of Directors
                                          Jonathan Birkhahn
                                          General Counsel and
                                          Assistant Secretary

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE CBS/KING WORLD MERGER......................................................          1

SUMMARY....................................................................................................          2
  What You Will Receive in the Merger......................................................................          3
  Reasons for the Merger...................................................................................          3
  Stockholder Agreement....................................................................................          3
  Recommendation of the Board..............................................................................          3
  Opinion of King World's Financial Advisor................................................................          3
  Interests of Directors and Officers in the Merger........................................................          3
  No Dissenters' Rights to Appraisal.......................................................................          4
  Conditions to the Merger.................................................................................          4
  Termination of the Merger Agreement......................................................................          4
  Termination Payments.....................................................................................          4
  Income Tax Consequences of the Merger....................................................................          4
  CBS Dividends............................................................................................          5
  Accounting Treatment.....................................................................................          5
  Comparison of Stockholder Rights.........................................................................          5
  Forward-Looking Statements...............................................................................          5
  Selected Historical and Pro Forma Combined Condensed Financial Information...............................          6
  CBS Selected Consolidated Historical Financial Data......................................................          6
  King World Selected Consolidated Historical Financial Data...............................................          7
  Selected Unaudited Pro Forma Combined Condensed Financial Information....................................          9
  Notes to Selected Unaudited Pro Forma Combined Condensed Financial Information...........................         11
  Comparative Per Share Market Information.................................................................         11

RISK FACTORS...............................................................................................         12
  Fixed Exchange Ratio May Result in Lower Value of Merger Consideration...................................         12
  King World Officers and Directors May Have Conflicts of Interest That May Influence Their Decision to
    Support or Approve the Merger..........................................................................         12
  CBS is Subject to Federal Regulation With Respect to the Licensing and Ownership of its Broadcast
    Properties.............................................................................................         12
  CBS Competes With Other Media for its Audiences and Advertising Revenues.................................         13
  In Recent Years, Broadcast Television Has Seen a Decline in Total Audience Viewership....................         13
  Pending Litigation Against CBS Seeks Substantial Monetary Damages........................................         13
FORWARD-LOOKING STATEMENTS.................................................................................         13

THE SPECIAL MEETING........................................................................................         14
  Time and Place of Special Meeting........................................................................         14
  Purposes of the Special Meeting; The Merger..............................................................         14
  Record Date..............................................................................................         14
  Required Votes...........................................................................................         15
  Revocation...............................................................................................         15
  Solicitation of Proxies..................................................................................         15
  No Dissenters' Rights to Appraisal.......................................................................         15
  Accountants..............................................................................................         15

THE MERGER.................................................................................................         16
  Background...............................................................................................         16
  Recommendation of the Board; King World's Reasons for the Merger.........................................         17
  Opinion of Financial Advisor to King World...............................................................         18
  Federal Income Tax Consequences to Holders of King World Common Stock....................................         27
  Accounting Treatment.....................................................................................         29
  Dividend Policy..........................................................................................         29
  Interests of Directors and Officers in the Merger........................................................         29
  Regulatory Approvals.....................................................................................         30
  Stock Exchange Listing...................................................................................         31
  Federal Securities Law Consequences......................................................................         31

                                                                                                               PAGE
                                                                                                             ---------
THE MERGER AGREEMENT.......................................................................................         32
  Terms of the Merger......................................................................................         32
  Issuance of New Stock Certificates.......................................................................         32
  Representations and Warranties...........................................................................         34
  Covenants................................................................................................         34
  No Solicitation of Transactions..........................................................................         36
  Employment Matters.......................................................................................         36
  Indemnification and Insurance............................................................................         37
  Conditions to the Merger.................................................................................         37
  Termination..............................................................................................         38
  Termination Fees and Expenses............................................................................         39

BUSINESS OF CBS............................................................................................         40

BUSINESS OF KING WORLD.....................................................................................         40

DESCRIPTION OF K ACQUISITION CORP..........................................................................         40

SUMMARY OF OTHER SIGNIFICANT AGREEMENTS ENTERED INTO AS PART OF THE MERGER.................................         41
  Amended Employment Agreements............................................................................         41
  Stockholder Agreement....................................................................................         44
  Loan.....................................................................................................         44

COMPARISON OF RIGHTS OF HOLDERS OF CBS COMMON STOCK AND
  KING WORLD COMMON STOCK..................................................................................         45
  Dividend Rights..........................................................................................         46
  Fiduciary Duties of Directors............................................................................         46
  Liability of Directors...................................................................................         47
  Indemnification of Directors and Officers................................................................         47
  Anti-Takeover Provisions.................................................................................         48
  Rights of Inspection.....................................................................................         50
  Liquidation Rights.......................................................................................         50
  Case Law and Court Systems...............................................................................         50

LEGAL MATTERS..............................................................................................         50

EXPERTS....................................................................................................         50

INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION......................................        F-1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............................................        F-2

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31, 1999..................................        F-3

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999...        F-4

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998........        F-5

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.......................................        F-6

  APPENDIX A--THE MERGER AGREEMENT

  APPENDIX B--OPINION OF ALLEN & COMPANY INCORPORATED

                      WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

    CBS has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of CBS for the CBS common stock to be issued to you in the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    THE SECURITIES AND EXCHANGE COMMISSION ALLOWS US TO "INCORPORATE BY REFERENCE" THE INFORMATION WE FILE WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

    The information incorporated by reference is considered to be part of this proxy statement/prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this proxy statement/prospectus and prior to the date of the special meeting:

CBS

1. Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1998;

2. Current Reports on Form 8-K dated January 29, 1999, February 5, 1999, April 1, 1999, April 13, 1999, April 30, 1999, June 4, 1999, June 28, 1999, July
    30, 1999 and August 4, 1999;

3. Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the quarter ended March 31, 1999; and

4. The description of CBS common stock contained in CBS's registration statement on Form 10 dated May 15, 1935.

References within this document to:

    - the Form 10-K for the year ended December 31, 1998, refer to that Form 10-K as amended by the Form 10-K/A, and

    - the Form 10-Q for the quarter ended March 31, 1999, refer to that Form 10-Q as amended by the Form 10-Q/A.

King World

1.  Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

2. Quarterly Report on Form 10-Q for the period ended November 30, 1998 and the related Quarterly Report on Form 10-Q/A;

3.  Quarterly Report on Form 10-Q for the period ended February 28, 1999;

4.  Quarterly Report on Form 10-Q for the period ended May 31, 1999;

5.  Current Report on Form 8-K, dated April 1, 1999; and

6. The description of King World common stock in King World's registration statement on Form S-1.

    YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

       IN THE CASE OF CBS TO:

       LOUIS J. BRISKMAN, ESQ.
       EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
       CBS CORPORATION
       51 WEST 52ND STREET
       NEW YORK, NEW YORK 10019

    TELEPHONE REQUESTS MAY BE DIRECTED TO (212) 975-4321.

       IN THE CASE OF KING WORLD TO:

       JONATHAN BIRKHAHN, ESQ.
       SENIOR VICE PRESIDENT BUSINESS AFFAIRS AND GENERAL COUNSEL
       KING WORLD PRODUCTIONS, INC.
       1700 BROADWAY, 33RD FLOOR
       NEW YORK, NEW YORK 10019

    TELEPHONE REQUESTS MAY BE DIRECTED TO (212) 315-4000.

    IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE SUCH REQUEST BY SEPTEMBER 1, 1999.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR ABOUT US THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN OUR DOCUMENTS OR THE DOCUMENTS THAT WE PUBLICLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/ PROSPECTUS DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

             QUESTIONS AND ANSWERS ABOUT THE CBS/KING WORLD MERGER

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working towards completing the merger as quickly as possible and expect to complete it by September 7, 1999.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, please indicate on the enclosed proxy form how you want to vote and mail your signed and dated proxy in the enclosed return envelope as soon as possible.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Send in a later-dated, signed proxy form or revocation of proxy to the Secretary of King World before the special meeting or attend the meeting in person, notify the Secretary and vote.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. Your broker will vote your shares only if you provide instructions on how to vote. To properly instruct your broker, follow the directions provided by your broker. Failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement.

Q. WHAT IF I PLAN TO ATTEND THE SPECIAL MEETING IN PERSON?

A. We recommend that you send in your proxy in any event. You may request a ticket for admission to the special meeting by marking the appropriate box on the proxy and returning it no later than September 2, 1999. If you hold King World shares through a third party, such as a broker, you should send an account statement or similar documentation of ownership to MacKenzie Partners, Inc., the proxy solicitors, and request a ticket.

                      Q. WHO CAN HELP ANSWER MY QUESTIONS?
      A. If you have more questions about the merger, you should contact:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                        (800) 322-2885 (Call Toll-Free)

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE APPENDICES AND THE OTHER DOCUMENTS LISTED IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION" (SEE PAGE I). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

KING WORLD PRODUCTIONS, INC.
12400 Wilshire Blvd.
Suite 1200
Los Angeles, CA 90025
(310) 826-1108

    King World is one of the leading producers and distributors of television programming in the world. King World was founded in 1964 by Charles and Lucille King. King World was reincorporated in Delaware in 1984.

    For further information on King World, see "Business of King World" on page 40.

                            ------------------------

CBS CORPORATION
51 West 52nd Street
New York, NY 10019
(212) 975-4321

    CBS is one of the largest radio and television broadcasters in the United States. CBS operates its businesses through its Radio, Television and Cable segments. The Television segment consists of CBS's 14 owned and operated television stations and the CBS television network, which includes CBS's Internet businesses. The Cable segment consists of CBS's cable networks.

    The Radio segment business is conducted by Infinity Broadcasting Corporation, a majority-owned subsidiary of CBS, and TDI Worldwide, Inc., a wholly-owned subsidiary of Infinity.

    For further information on CBS, see "Business of CBS" on page 40.

                            ------------------------

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 32)

    You will have the right to receive in the merger .81 of a share of CBS common stock for each of your King World shares.

    You will not receive any fractional shares of CBS common stock. Instead you will have the right to receive cash equal to the value of the fractional shares.

REASONS FOR THE MERGER (PAGE 17)

    The King World board considered a number of factors in approving the merger agreement and recommending it to you, including:

    - the ability of King World after the merger to more easily obtain, develop and produce television programming for distribution by the King World sales force;

    - King World's desire to lessen its dependence on several key television programs;

    - the fact that the value of .81 of a share of CBS common stock to be received as consideration in the merger represented approximately a 10.5% premium over the trading value of a share of King World common stock on March 30, 1999, the day before the King World board approved the merger;

    - the opportunity for you to hold CBS stock, which the board believed would have greater liquidity and less volatility than King World's stock;

    - potential reductions in overhead costs from elimination of duplicative administrative and operational facilities; and

    - the March 31, 1999 opinion of Allen & Company Incorporated, financial advisor to the board, that as of that date the consideration to be received by the King World stockholders in the merger was fair from a financial point of view to King World's stockholders.

    As a result, the King World board believes that the merger should provide increased value to you as a King World stockholder.

STOCKHOLDER AGREEMENT (PAGE 44)

    Roger King, Michael King, Richard King and Diana King have all agreed to vote for the adoption of the merger agreement. They hold approximately 19% of King World common stock. This means that the holders of only 31.1% more of King World common stock must vote for the adoption of the merger agreement to ensure its approval by stockholders, which approval is required under Delaware law.

RECOMMENDATION OF THE BOARD
  (PAGE 17)

    The King World board has unanimously determined that the merger agreement and the merger are advisable and in your best interests. The board recommends that you vote for the adoption of the merger agreement.

OPINION OF KING WORLD'S FINANCIAL ADVISOR (PAGE 18)

    Allen & Company Incorporated, as financial advisor to the board, has delivered its written opinion to the board that, as of March 31, 1999, the consideration to be received by the King World stockholders in the merger was fair from a financial point of view to King World stockholders. The full text of the opinion of Allen & Company is attached as Appendix B. The opinion includes important assumptions and limitations and is not a recommendation as to how you should vote on the merger.

WE URGE YOU TO READ THE ALLEN & COMPANY OPINION CAREFULLY IN ITS ENTIRETY.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (PAGE 29)

    In considering the board's recommendation that you vote for the adoption of the merger agreement, you should be aware that a number of King World's directors and officers have interests in the merger that are different from or in addition to yours as a King World stockholder.

    These interests include:

    - King World and CBS have entered into an amended employment agreement with each of Roger King and Michael King, which provide for their continued employment after the merger;

    - officers of King World will remain officers of King World following the merger;

    - King World will continue to indemnify and, for six years after the merger, provide liability insurance for King World's directors and officers; and

    - the vesting of stock options held by King World's non-employee directors will accelerate as a result of the merger.

NO DISSENTERS' RIGHTS TO APPRAISAL (PAGE 15)

    Under Delaware law, you do not have dissenters' rights of appraisal with respect to the merger.

CONDITIONS TO THE MERGER (PAGE 37)

    The merger will not be completed unless a number of conditions are satisfied or waived. These include:

    - holders of a majority of the King World common stock must approve the merger agreement;

    - King World's distribution agreements relating to the shows Jeopardy!, Wheel of Fortune and The Oprah Winfrey Show must remain in effect at the time of the merger;

    - the amended employment agreements among Michael King, Roger King, CBS and King World must still be in effect at the time of the merger and Michael King and Roger King must be available to perform under their agreements at that time; and

    - each of King World and CBS must receive legal opinions confirming the tax-free nature of the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

    King World and CBS can jointly agree to terminate the merger agreement without completing the merger. Either company can terminate the merger agreement:
    - if the merger is not completed on or before December 31, 1999; or

    - if the other company has made significant misrepresentations or has failed to perform its significant obligations under the merger agreement.

    In addition, King World can terminate the merger agreement if its board of directors decides to accept a superior acquisition proposal and pays the termination fee described below. King World and CBS also can terminate the merger agreement under the circumstances described on page 38.

TERMINATION PAYMENTS (PAGE 39)

    King World is required to pay CBS a termination fee of $90 million, plus reimburse CBS for up to $10 million of its expenses, if the merger agreement is terminated under the circumstances described on page 39.

INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 27)

    In the opinion of Weil, Gotshal & Manges LLP, counsel to CBS, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to King World, for federal income tax purposes, the merger will qualify as a tax-free reorganization. Accordingly, if you are a King World stockholder, the exchange of your shares of King World common stock for CBS common stock will not cause you to recognize any gain or loss. You may, however, have to recognize gain in connection with any cash you receive instead of fractional shares.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY KING WORLD STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE VERY COMPLICATED AND DEPEND ON YOUR SPECIFIC SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

CBS DIVIDENDS (PAGE 29)

    CBS does not currently pay quarterly dividends and does not expect to pay regular quarterly dividends.

ACCOUNTING TREATMENT (PAGE 29)

    The merger is expected to be accounted for under the purchase method of accounting. This means that, after the merger, CBS will be required to record the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

COMPARISON OF STOCKHOLDER RIGHTS (PAGE 45)

    King World and CBS are incorporated in different states having differing corporation laws. In addition, the governing documents of each company vary. As a result, you will have different rights as a CBS stockholder from the rights you currently have as a King World stockholder.

FORWARD-LOOKING STATEMENTS (PAGE 13)

    Statements in this document and in the documents incorporated by reference in this document other than historical facts are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ significantly from those expressed in such statements depending on a variety of factors. You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this document.

SELECTED HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    We are providing the following historical financial information to help with your analysis of the financial aspects of the merger. The information is only a summary and you should read it together with the consolidated financial statements of CBS and King World and other financial information contained in the most recent annual and quarterly reports of CBS and King World, which are incorporated in this document by reference and from which we derived this information. See "Where You Can Find More Information" on page i.

    CBS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated historical financial data presented below have been derived from, and should be read together with, the CBS audited consolidated financial statements and the accompanying notes included in CBS's Annual Report on Form 10-K for the year ended December 31, 1998 and the unaudited interim consolidated financial statements and the accompanying notes included in CBS's quarterly report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated by reference in this proxy statement/prospectus. The historical financial data presented below include the results of American Radio Systems Corporation after its acquisition by CBS on June 4, 1998, the results of The Nashville Network and Country Music Television, Gaylord Entertainment Company's two major cable networks, after its acquisition by CBS on September 30, 1997, the results of Infinity Media Broadcasting Corporation, formerly known as Infinity Broadcasting Corporation, after its acquisition by CBS on December 31, 1996 and the results of CBS Inc. after its acquisition by CBS, formerly Westinghouse Electric Corporation, on November 24, 1995.

                          STATEMENT OF OPERATIONS DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 QUARTER ENDED
                                                                   MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                              --------------------  ------------------------------------------
                                                                1999       1998       1998       1997       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)
Revenues....................................................  $   1,768  $   1,949  $   6,805  $   5,367  $   4,143  $   1,074
Operating profit............................................        118        136        482        253         54        160
Other income (expense) net..................................         13          5         43         74         55        152
Interest expense............................................        (51)       (75)      (370)      (386)      (401)      (184)
Income (loss) from Continuing Operations before income taxes
  and minority interest.....................................         80         66        155        (59)      (292)       128
Income tax (expense) benefit................................        (46)       (47)      (161)       (73)        71        (75)
Income (loss) from Continuing Operations....................         25         19        (12)      (131)      (221)        47
Income (loss) from Discontinued Operations..................        366         --         --        680        409        (57)
Extraordinary item, net of income taxes.....................         (4)        --         (9)        --        (93)        --
Net income (loss)...........................................        387         19        (21)       549         95        (10)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations.......................................  $    0.04  $    0.03  $   (0.02) $   (0.24) $   (0.67) $   (0.09)
Discontinued Operations.....................................       0.53         --         --       1.08       1.02      (0.16)
Extraordinary item..........................................      (0.01)        --      (0.01)        --      (0.23)        --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings (loss) per common share......................  $    0.56  $    0.03  $   (0.03) $    0.84  $    0.12  $   (0.25)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations.......................................  $    0.04  $    0.03  $   (0.02) $   (0.24) $   (0.67) $   (0.09)
Discontinued Operations.....................................       0.52         --         --       1.08       1.02      (0.16)
Extraordinary item..........................................      (0.01)        --      (0.01)        --      (0.23)        --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings (loss) per common share....................  $    0.55  $    0.03  $   (0.03) $    0.84  $    0.12  $   (0.25)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Dividends per common share..................................         --       0.05  $    0.05  $    0.20  $    0.20  $    0.20
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Average common and common equivalent shares (if dilutive)...        708        718        696        629        401        370


                                                                1994
                                                              ---------

Revenues....................................................  $     744
Operating profit............................................        151
Other income (expense) net..................................       (131)
Interest expense............................................        (26)
Income (loss) from Continuing Operations before income taxes
  and minority interest.....................................         (6)
Income tax (expense) benefit................................          1
Income (loss) from Continuing Operations....................        (10)
Income (loss) from Discontinued Operations..................         58
Extraordinary item, net of income taxes.....................         --
Net income (loss)...........................................         48
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations.......................................  $   (0.27)
Discontinued Operations.....................................       0.16
Extraordinary item..........................................         --
                                                              ---------
Basic earnings (loss) per common share......................  $   (0.11)
                                                              ---------
                                                              ---------
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations.......................................  $   (0.27)
Discontinued Operations.....................................       0.16
Extraordinary item..........................................         --
                                                              ---------
Diluted earnings (loss) per common share....................  $   (0.11)
                                                              ---------
                                                              ---------
Dividends per common share..................................  $    0.20
                                                              ---------
                                                              ---------
Average common and common equivalent shares (if dilutive)...        355

                               BALANCE SHEET DATA
                                 (IN MILLIONS)

                                                         AS OF                      AS OF DECEMBER 31,
                                                       MARCH 31,   -----------------------------------------------------
                                                         1999        1998       1997       1996       1995       1994
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)
Total assets--Continuing Operations.................   $  20,526   $  20,139  $  16,503  $  15,406  $  10,391  $   2,524
Total assets--Discontinued Operations...............       1,014       1,919      4,101      5,710      8,157      9,273
                                                      -----------  ---------  ---------  ---------  ---------  ---------
TOTAL ASSETS........................................   $  21,540   $  22,058  $  20,604  $  21,116  $  18,548  $  11,797
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Long-term debt--Continuing Operations...............   $   2,315   $   2,506  $   3,236  $   5,147  $   7,222  $   1,865
Long-term debt--Discontinued Operations.............         353         382        440        419        161        589
                                                      -----------  ---------  ---------  ---------  ---------  ---------
TOTAL LONG-TERM DEBT................................   $   2,668   $   2,888  $   3,676  $   5,566  $   7,383  $   2,454
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Total debt--Continuing Operations...................   $   2,442   $   2,665  $   3,387  $   5,635  $   7,840  $   2,471
Total debt--Discontinued Operations.................         409         428        543        439        528      1,266
                                                      -----------  ---------  ---------  ---------  ---------  ---------
TOTAL DEBT..........................................   $   2,851   $   3,093  $   3,930  $   6,074  $   8,368  $   3,737
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
SHAREHOLDERS' EQUITY................................   $   9,702   $   9,054  $   8,080  $   5,731  $   1,453  $   1,789
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------

    KING WORLD SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated historical financial data presented below have been derived from, and should be read together with, the King World audited consolidated financial statements and the accompanying notes included in King World's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, and the unaudited interim consolidated financial statements and the accompanying notes included in King World's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1999, which are incorporated by reference in this document.

                          STATEMENT OF OPERATIONS DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     NINE MONTHS ENDED
                                          MAY 31,                             YEARS ENDED AUGUST 31,
                                   ----------------------  -------------------------------------------------------------
                                      1999        1998        1998        1997         1996        1995(1)     1994(1)
                                   ----------  ----------  ----------  ----------  -------------  ----------  ----------
                                        (UNAUDITED)
Revenues.........................  $  584,487  $  514,810  $  683,869  $  671,277  $     663,426  $  574,186  $  480,659
Income from operations...........     157,865     132,651     176,267     192,281        191,585     162,416     127,578
Income before provision for
  income taxes...................     185,374     154,343     205,407     221,926      231,610(2)    183,258     140,839
Net income.......................     120,474     102,149     136,048     143,382      150,000(2)    117,312      88,300
BASIC AND DILUTED EARNINGS PER
  SHARE(3):
  Basic earnings per share.......  $     1.69  $     1.40  $     1.86  $     1.93  $      2.02(2) $     1.60  $     1.19
  Diluted earnings per share.....  $     1.62  $     1.34  $     1.79  $     1.91  $      1.99(2) $     1.57  $     1.17
  Special dividend per share.....          --          --          --  $     1.00             --          --          --
Weighted average basic shares....      71,263      73,193      73,157      74,180         74,343      73,320      74,202
Weighted average diluted
  shares.........................      74,403      76,458      76,078      74,992         75,368      74,686      75,724

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                         AS OF
                                        MAY 31,                           AS OF AUGUST 31,
                                      ------------  ------------------------------------------------------------
                                          1999          1998         1997        1996      1995(1)     1994(1)
                                      ------------  ------------  ----------  ----------  ----------  ----------
                                      (UNAUDITED)
Cash and investments................  $    794,725  $    747,509  $  730,049  $  644,380  $  529,025  $  430,048
Advances to producers...............       140,000       130,000      65,000     130,000      60,000      60,000
Working capital.....................       461,971       310,941     586,075     519,613     477,972     294,336
Total assets........................     1,106,293     1,023,598     902,067     854,141     686,786     569,562
Stockholders' equity................       963,585       881,211     784,082     737,885     575,737     459,077

------------------------

(1) The results of operations for fiscal 1995 and 1994 reflect a change in accounting for revenue recognition adopted prospectively in the fourth quarter of fiscal 1994. The one-time impact of adopting such change was to cause revenues, income from operations, income before provision for income taxes, net income, basic earnings per share and diluted earnings per share in the fourth quarter of fiscal 1994 to be approximately $60.7 million, $20.6 million, $20.6 million, $12.9 million, $.17 and $.17, lower, respectively, than they would have been under our prior revenue recognition practice. Revenues were recognized in fiscal 1995 under the modified accounting practice. The results of operations for fiscal 1995 would have been substantially the same as that actually reported if our prior revenue recognition practice had been in effect for all of fiscal 1995.

(2) Income before provision for income taxes, net income, basic earnings per share and diluted earnings per share include a nonrecurring gain of approximately $14.1 million, $10.3 million, $.14 and $.14, respectively, as a result of our sale of Buffalo Broadcasting Co. Inc. to LIN Television Corporation in October 1995.

(3) Adjusted to reflect a two-for-one stock split paid in February 1998.

    SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following selected unaudited pro forma combined condensed financial data are derived from the Unaudited Pro Forma Combined Condensed Financial Information included elsewhere in this proxy statement/prospectus and should be read together with that data and with the notes to that data. These selected unaudited pro forma combined condensed financial data are based upon the historical financial statements of CBS, King World, American Radio, and Outdoor Systems. The unaudited pro forma combined condensed balance sheet as of March 31, 1999 is presented as if the merger of CBS and King World, and the Outdoor Systems acquisition had occurred on March 31, 1999. The unaudited pro forma combined condensed statement of operations for the quarter ended March 31, 1999 and the year ended December 31, 1998 is presented as if the merger of CBS and King World, the acquisition of American Radio by CBS, the probable acquisition of Outdoor Systems by Infinity, and the Infinity Broadcasting Corporation initial public offering had occurred on January 1, 1998.

    These selected unaudited pro forma combined condensed financial data are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved had the merger of King World and CBS, and the Other CBS Events been completed as of the dates indicated or of the results that may be obtained in the future. In addition, the data does not reflect synergies that might be achieved from combining these operations.

       SELECTED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                               THREE MONTHS
                                                                                   ENDED           YEAR ENDED
                                                                              MARCH 31, 1999    DECEMBER 31, 1998
                                                                             -----------------  -----------------
                                                                                 UNAUDITED
Revenues...................................................................     $     2,127        $     8,361
Operating Profit...........................................................             121                508
Interest Expense, Net......................................................             (73)              (363)
Income from Continuing Operations before income taxes and minority interest
  in income of consolidated subsidiaries...................................              62                183
Loss from Continuing Operations............................................             (14)              (172)
Basic and diluted loss per share...........................................           (0.02)             (0.23)

Weighted average Basic and Diluted shares outstanding......................             750                754

                     SELECTED PRO FORMA BALANCE SHEET DATA
                                 (IN MILLIONS)

                                                                                                       AS OF
                                                                                                  MARCH 31, 1999
                                                                                                 -----------------
Total assets--Continuing Operations............................................................     $    31,575
Long-term debt--Continuing Operations..........................................................           3,411
Total debt--Continuing Operations..............................................................           3,685
Shareholders' equity...........................................................................          14,882

                           COMPARATIVE PER SHARE DATA

                                                                                         ESTIMATED
                                                                                         PRO FORMA
                                                                                         COMBINED       KING WORLD
                                                               CBS      KING WORLD    AS ADJUSTED FOR    PRO FORMA
QUARTER ENDED MARCH 31, 1999                               HISTORICAL   HISTORICAL   OTHER CBS EVENTS   EQUIVALENT
---------------------------------------------------------  -----------  -----------  -----------------  -----------
Income (loss) per common share from Continuing
  Operations:
  Basic..................................................   $    0.04    $    0.55       $   (0.02)      $   (0.02)
  Diluted................................................        0.04         0.53           (0.02)          (0.02)
Book value per common share:
  Basic..................................................       13.94        13.01           19.76           16.00
  Diluted................................................       13.62        12.51           19.76           16.00
Cash dividends per common share:
  Basic and diluted......................................          --           --              --              --

                                                                                         ESTIMATED
                                                                                         PRO FORMA
                                                                                         COMBINED       KING WORLD
                                                               CBS      KING WORLD    AS ADJUSTED FOR    PRO FORMA
YEAR ENDED DECEMBER 31, 1998                               HISTORICAL   HISTORICAL   OTHER CBS EVENTS   EQUIVALENT
---------------------------------------------------------  -----------  -----------  -----------------  -----------
Income (loss) per common share from Continuing
  Operations:
  Basic..................................................   $   (0.02)   $    1.97       $   (0.23)      $   (0.18)
  Diluted................................................       (0.02)        1.89           (0.23)          (0.18)
Book value per common share:
  Basic..................................................       13.12        12.62           19.05           15.43
  Diluted................................................       13.12        12.12           19.05           15.43
Cash dividends per common share:
  Basic and diluted......................................        0.05           --            0.05            0.04

    NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
     INFORMATION

    The average common shares outstanding used in calculating pro forma loss per common share from Continuing Operations, as adjusted for Other CBS Events, are calculated assuming that the estimated number of shares of CBS common stock to be issued in the merger were outstanding from January 1, 1998. Options to purchase shares of common stock as well as shares of common stock issuable under deferred compensation arrangements were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share. For the quarter ended March 31, 1999 and the year ended December 31, 1998, options to purchase shares of common stock as well as shares of common stock issuable under deferred compensation arrangements approximated 22 million and 21 million, respectively.

    The book value per share amounts of CBS were calculated by dividing shareholders' equity by the number of common shares outstanding, excluding treasury shares, at the end of the period. The common shares outstanding used in calculating pro forma combined book value per share are 695,935,000 and 690,327,000 of CBS common shares outstanding at March 31, 1999 and December 31, 1998, respectively, plus 57,311,821 shares representing the estimated number of common shares to be issued in the merger. See Note 2 to the Unaudited Pro Forma Combined Condensed Financial Statements.

    King World pro forma equivalent amounts are calculated by multiplying the respective pro forma combined per share amounts by the exchange ratio of .81.

    COMPARATIVE PER SHARE MARKET INFORMATION

    CBS common stock is traded on the New York Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange, Boston Stock Exchange and Philadelphia Stock Exchange under the symbol "CBS". King World common stock is traded on the New York Stock Exchange under the symbol "KWP".

    Set forth below are the last reported sales prices of CBS common stock and King World common stock on March 31, 1999, the last trading day before the date of the public announcement of the execution of the merger agreement, as reported on the New York Stock Exchange Composite Transaction Tape, and the equivalent pro forma sale price of King World common stock on that date. This was determined by multiplying the last reported sale price of CBS common stock by the exchange ratio of .81:

CBS common stock share price......................................  $ 40.8125
King World common stock share price...............................  $ 30.5625
King World share equivalent value.................................  $ 33.0581

    On August 6, 1999, the last trading day before the date of this document, the last reported sale prices of CBS common stock and King World common stock, as reported on the New York Stock Exchange Composite Transaction Tape, were $47.0625 per share and $37.1875 per share, respectively. The King World share equivalent value on that date was $38.1206 per share. There were 71,276,485 shares of King World common stock outstanding on that date.

    We urge you to obtain current market quotations for King World common stock and CBS common stock before voting on the adoption of the merger agreement.

                                  RISK FACTORS

FIXED EXCHANGE RATIO MAY RESULT IN LOWER VALUE OF MERGER CONSIDERATION

    Upon completion of the merger, each share of King World may be exchanged for .81 of a share of CBS common stock. This exchange ratio is fixed and will not be adjusted as a result of any increase or decrease in the price of either CBS common stock or King World common stock. Any change in the price of CBS common stock will affect the value you receive in the merger. Because the merger will be completed only after all the conditions to the merger are satisfied or waived, including the holding of the special meeting of King World stockholders, there is no way to be sure that the price of CBS common stock or King World common stock on the date of the special meeting will be the same as their prices at the time the merger is completed. The price of CBS common stock or King World common stock at the time the merger is completed may be higher or lower than its price on the date of this document. Changes in the business, operations or prospects of CBS or King World, regulatory considerations, general market and economic conditions, and other factors may affect the prices of CBS common stock, King World common stock or both. Most of those factors are beyond our control. You are encouraged to obtain current market quotations for both CBS common stock and King World common stock.

KING WORLD OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST THAT MAY
  INFLUENCE THEIR DECISION TO SUPPORT OR APPROVE THE MERGER

    The directors and executive officers of King World have interests in the merger that are different from, or in addition to, the interests of stockholders of King World generally. Specifically, two senior executive officers and directors of King World have entered into amended employment agreements with King World and CBS that will become effective upon completion of the merger. In addition, all unvested stock options to acquire King World common stock held by non-employee members of King World's board of directors will vest in full upon consummation of the merger. CBS has also agreed to cause King World from and after the effective time of the merger to indemnify the present and former directors and officers of King World with respect to events occuring at or prior to the effective time of the merger and to maintain directors' and officers' liability insurance for these individuals for six years after consummation of the merger. As a result, it is possible that these directors and executive officers may be more likely to vote to approve the merger agreement than if they did not hold these interests. King World stockholders should consider whether these interests may have influenced the decision of these directors and executive officers to support or recommend the merger. See "The Merger--Interests of Directors and Officers in the Merger."

CBS IS SUBJECT TO FEDERAL REGULATION WITH RESPECT TO THE LICENSING AND OWNERSHIP
  OF ITS BROADCAST PROPERTIES

    CBS is subject to extensive federal regulation that may limit its ability to conduct its business, require it to divest certain of its assets or otherwise adversely affect CBS's business, operations or financial results. These regulations, among other things, require approval by the Federal Communications Commission for the issuance, renewal, transfer and assignment of broadcast station operating licenses and limits the number of broadcast properties CBS may own in any market. CBS's broadcasting business is dependent upon maintaining broadcast licenses issued by the Federal Communications Commission, which are issued for a maximum term of eight years. There can be no assurance that the Federal Communications Commission will approve future renewal applications, and it is possible that any renewals will include conditions or qualifications that could adversely affect CBS's operations, including requiring CBS to divest itself of some of its broadcast stations. In addition, the Telecommunications Act of 1996, which became law on February 8, 1996, created uncertainties as to how the Federal Communications Commission and the courts will enforce and interpret numerous existing provisions of the telecommunications laws.

CBS COMPETES WITH OTHER MEDIA FOR ITS AUDIENCES AND ADVERTISING REVENUES

    CBS cannot predict the extent to which competition may affect its television and radio broadcasting businesses and there can be no assurance that competitive developments will not adversely affect CBS's future broadcasting audience and advertising revenues. CBS faces significant competition for audiences and advertising revenues from other over-the-air broadcast networks and stations, programming alternatives and other forms of media. CBS's broadcast operations have experienced increased competition from programming alternatives such as cable television, wireless cable, in-home satellite distribution services and pay-per-view and home video entertainment services. Future technological developments also may adversely affect CBS's competitive standing. CBS, as well as its competitors, currently are working to develop means to provide broadcasting quality superior to that currently provided by CBS's television and radio stations.

IN RECENT YEARS, BROADCAST TELEVISION HAS SEEN A DECLINE IN TOTAL AUDIENCE
  VIEWERSHIP

    Broadcast television, including CBS, has experienced a decline in total audience viewership in recent years. And, among the major networks, CBS delivers an audience that has an older demographic. An older demographic may result in lower revenue for an advertising spot. There can be no assurance that this declining audience will not continue or that CBS programming will appeal to an audience having a younger demographic.

PENDING LITIGATION AGAINST CBS SEEKS SUBSTANTIAL MONETARY DAMAGES

    CBS is a party to lawsuits relating to its continuing and discontinued operations. Some of these lawsuits seek substantial monetary damages from CBS. Although management believes that the litigation pending against CBS should not have a material adverse effect on its financial condition, litigation is inherently uncertain and always difficult to predict. Adverse judgments against CBS in these lawsuits could have a material adverse effect on CBS's results of operations.

                           FORWARD-LOOKING STATEMENTS

    This document and the documents incorporated by reference in this document contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect CBS' current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CBS and King World to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this document.

    In addition to the risk factors described in the previous section, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

    - the timing, impact and other uncertainties related to future acquisitions by CBS;

    - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

    - interest rate fluctuations and other capital market conditions;

    - the ability of CBS to develop and acquire television programming and to attract and retain advertisers;

    - the ability of CBS to increase audience share for its programs, particularly in key demographic segments;

    - the ability of CBS to renew existing programming, licensing and distribution agreements and to enter into new agreements;

    - the success of CBS and its suppliers and customers in achieving year 2000 compliance;

    - the impact of significant competition from both the over-the-air broadcast stations and programming alternatives such as cable television, wireless cable, in-home satellite distribution services and pay-per-view and home video entertainment services;

    - the impact of new technologies; and

    - changes in laws or rules or regulations of a governmental agency, including the Federal Communications Commission regulations.

    These factors and the risk factors described in the previous section are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus and under section 27A of the Securities Act and section 21E of the Exchange Act we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                              THE SPECIAL MEETING

TIME AND PLACE OF SPECIAL MEETING

    We are sending this document to you as part of the solicitation of proxies by the King World board for use at the special meeting of King World stockholders to be held on September 7, 1999, at 9:00 a.m., local time, at the Rihga Royal Hotel, 151 W. 54th St., New York, NY 10019. We are first mailing this document, which constitutes a notice of special meeting of stockholders and the enclosed proxy form, to you on August 9, 1999.

PURPOSES OF THE SPECIAL MEETING; THE MERGER

    At the special meeting, King World stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 1999, by and among CBS, K Acquisition Corp., a wholly-owned subsidiary of CBS, and King World. This agreement provides for the merger of K Acquisition Corp. into King World, with King World continuing as the surviving corporation. Upon completion of the merger, King World will become a wholly-owned subsidiary of CBS.

    We know of no matter to be brought before the special meeting other than the merger. However, if any other matters are properly presented for action at the King World special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy form will have the discretion, unless otherwise noted on the proxy form, to vote on those matters, subject to applicable federal and state securities and corporate law. No proxy form that is voted against the merger will be voted in favor of any adjournment or postponement of the King World special meeting.

    THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE

    The board has fixed the close of business on July 28, 1999 as the record date for the special meeting. Only record holders of King World common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, 71,276,485 shares of King World common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of these shares of King World common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum.

REQUIRED VOTES

    All properly executed proxy forms delivered and not properly revoked will be voted at the special meeting as specified in the proxy forms. If you do not specify a choice, your shares represented by a signed proxy form will be voted for the adoption of the merger agreement.

    The affirmative vote of the holders of record of a majority of the shares of King World common stock outstanding and entitled to vote on the record date is required to adopt the merger agreement. Directors holding approximately 19% of King World common stock already have agreed to vote for the adoption of the merger agreement. This means that holders of only 31.1% more of King World common stock must vote for the adoption of the merger agreement to ensure its adoption by stockholders as required by Delaware law. Non-voting shares, including broker non-votes and abstentions, will have the effect of a vote against adoption of the merger agreement. As of the record date, the directors, executive officers and affiliates of King World held approximately 19% of the outstanding shares of King World common stock. See "Summary of Other Significant Agreements Entered into as Part of the Merger--Stockholder Agreement."

REVOCATION

    You may revoke your proxy at any time prior to its being voted by filing an instrument of revocation with the Secretary of King World c/o King World Productions, Inc., 830 Morris Turnpike, Short Hills, New Jersey 07078. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence alone at the meeting will not revoke a previously given proxy. In addition, if you beneficially hold shares of King World common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote personally at the meeting.

SOLICITATION OF PROXIES

    King World and CBS will each pay one-half of the expense of printing and mailing this document. Proxies will be solicited through the mail and directly by officers, directors and regular employees of King World not specifically employed for such purpose, without additional compensation. King World will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. King World has engaged MacKenzie Partners, Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $12,000 plus expenses.

NO DISSENTERS' RIGHTS TO APPRAISAL

    Under Delaware law, you will not have dissenters' rights to appraisal in connection with the merger.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

ACCOUNTANTS

    Members of Arthur Andersen LLP, King World's independent public accountants, are expected to attend the meeting, will have the opportunity to make a statement at the meeting if they so desire and are expected to be available to respond to appropriate questions.

                                   THE MERGER

BACKGROUND

    Over the last five years, the King World board of directors reviewed from time to time its strategic alternatives for King World with the goal of increasing stockholder value. The board of directors believed that the U.S. equity markets had failed to value King World in line with other television production and distribution companies because of concerns about King World's continuing ability to renew its rights to distribute The Oprah Winfrey Show, Wheel of Fortune and Jeopardy!, which had collectively accounted for approximately 80% of the company's revenues and net income. As a result, the board focused in part on strategies to build the company and broaden it into a more diversified media and entertainment company through acquisitions. At the same time, however, King World also pursued the idea of creating additional stockholder value through either locating a strategic partner that would make a significant investment in King World or engaging in a business combination with a larger, more diversified media and entertainment company. Due to these efforts, at various times during the past five years, King World officers and advisors entered into discussions regarding all of these alternatives but none, before the proposed merger with CBS, led to a definitive agreement.

    In March of 1998, the board of directors engaged Allen & Company Incorporated, a well-known investment bank with acknowledged expertise in the media and entertainment fields. Allen & Company was hired to aid the board in its pursuit of strategic acquisition targets and/or a business combination. Throughout calendar 1998 and into early 1999, King World and its financial advisors engaged in various discussions with approximately 15 companies in the media and entertainment industries, including CBS, to determine whether there was interest in a potential transaction. After having numerous discussions of varying depths with these parties, Allen & Company advised the board in March of 1999 that it had engaged in discussions regarding the economic parameters of a proposed transaction with two of these companies, including CBS, that were the most viable. The board then authorized Allen & Company to continue discussing potential transactions with both CBS and the other company and to report back to the board.

    Between March 15, 1999 and March 31, 1999, CBS, through its legal and finance departments and its outside legal counsel, accountants and financial advisor, conducted due diligence on King World and its assets. While the due diligence effort was underway, the parties began to focus concurrently on preparing and negotiating a definitive merger agreement. The other interested party presented Allen & Company with a proposal which contemplated the contribution of its business and the King World business to a newly formed entity in which King World's stockholders would continue to own a significant percentage of the combined entity based upon preliminary indications of value for King World and the entity. Based on these preliminary indications, the other interested party's proposal valued King World at less than the CBS offer. No formal offer was made by this other party to King World, and between March 15, 1999 and March 31, 1999, as negotiations intensified with CBS, Allen & Company's discussions on behalf of King World with this other party slowed and eventually terminated on March 31, 1999, when King World entered into the merger agreement with CBS.

    On March 22, 1999, King World delivered an initial draft of the merger agreement to CBS. From March 22, 1999, to March 31, 1999, King World, CBS and their respective legal advisors negotiated the terms of definitive agreements. During this time, the parties discussed various issues related to the proposed merger, including potential exchange ratios and the amount of, and terms and conditions upon which CBS would be entitled to receive, a termination fee. The exchange ratio was the result of extensive negotiations between senior executives of King World and representatives of Allen & Company on the one hand, and CBS, on the other hand. The exchange ratio was formulated in order to provide King World stockholders with what King World believed was fair value for their shares of King World common stock, based upon the historical trading prices for both CBS and King World stock. The exchange ratio was originally proposed by CBS and following the negotiations noted above, which resulted in an increase to the exchange ratio, was accepted by King World.

    On March 30, 1999, the board of directors of King World held a meeting at which the King World legal advisors made a preliminary presentation of the principal terms of the proposed agreement with CBS, as well as legal analyses of the transaction. In anticipation of the meeting, each board member was provided with, among other information, the most current draft of the merger agreement as well as financial analyses prepared by Allen & Company. Representatives of Allen & Company also presented their financial analyses and delivered their oral opinion that, as of that date, the consideration to be received by the King World stockholders was fair to them from a financial point of view. Following the meeting, representatives of King World and CBS met to finalize the terms of the merger agreement. Also, extensive negotiations took place between representatives of CBS and representatives of Roger King and Michael King concerning amendments to their existing employment agreements. These amendments were a condition to CBS's willingness to enter into the merger agreement. See "Summary of Other Significant Agreements Entered into as Part of the Merger--Amended Employment Agreements."

    The negotiation of the merger agreement continued through the morning of March 31, 1999. On that date, at a special meeting of the King World board, King World management updated the board on the status and terms of the proposed transaction with CBS. King World's legal advisors also reviewed the final terms of the merger agreement, including the changes made to the merger agreement from the draft given to the board for the March 30, 1999 meeting. Representatives of Allen & Company again discussed their financial analyses and delivered a written opinion that, as of that date, the consideration to be received by the King World stockholders was fair to them from a financial point of view. See "--Opinion of Financial Advisor to King World." After discussion, the board unanimously determined that the merger agreement and the merger with CBS are advisable and in the best interests of King World's stockholders and the board approved the merger agreement. The board also unanimously resolved to recommend that King World's stockholders vote to adopt the merger agreement.

RECOMMENDATION OF THE BOARD; KING WORLD'S REASONS FOR THE MERGER

    In deciding to approve the merger, the board concluded that holding a portion of a share of CBS common stock equal to the exchange ratio represented a more favorable investment opportunity than holding one share of King World common stock. The board took into account the risks inherent in holding King World common stock versus CBS common stock. In evaluating the merger, the board considered all relevant factors and information, including the following:

    - the ability of King World after the merger to more easily obtain, develop and produce television programming for distribution by its sales force;

    - King World's desire to expand its strategic focus in order to lessen its dependence on several key television programs;

    - the increased growth potential that may result from a combination of CBS and King World, including the greater marketing capabilities, financial stability and strength of the combined company;

    - the fact that the value of .81 of a share of CBS common stock to be received as consideration in the merger represented approximately a 10.5% premium over the trading value of a share of King World common stock on March 30, 1999;

    - the opportunity for you to hold CBS stock, which the board believed would have greater liquidity and less volatility than King World's stock;

    - the March 31, 1999 opinion of Allen & Company to the effect that as of that date the consideration to be received by the King World stockholders was fair from a financial point of view to King World's stockholders;

    - the financial analyses presented to the board by Allen & Company in connection with the delivery of its opinion;

    - the advice of Paul, Weiss, Rifkind, Wharton & Garrison, outside counsel to King World, that the merger is expected to be treated as a tax-free reorganization for federal income tax purposes;

    - the terms and conditions of the merger agreement, including:

       - the nature of the parties' representations, warranties, covenants and agreements, which the board believed would provide a reasonable degree of certainty that the merger would be completed; and

       - the provisions that permit King World, subject to the conditions and procedures described in the merger agreement, (1) to consider additional bona fide third-party offers to acquire King World, (2) to provide information and negotiate with third parties in response to those offers and (3) to terminate the merger agreement with CBS to accept a superior proposal subject to the payment to CBS of a termination fee;

    - the regulatory approvals required to complete the merger and the prospects for receiving those approvals; and

    - the potential adverse effects on King World's business, operations and financial condition if the merger was not completed following public announcement of the merger agreement.

    This discussion is not intended to be exhaustive, but King World believes the above includes all significant factors considered by the board all of which weighed in favor of entering into the merger. The board of directors of King World also considered the continued operation of King World as an independent company, but in light of the favorable factors set forth above, it decided that the merger agreement provided a more advisable alternative. In light of the number and variety of information and factors the board considered, the board did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors. For a discussion of the interests of members of King World's management and the board in the merger, see "--Interests of Directors and Officers in the Merger" on page 29. The board recognized these interests and determined that they neither supported nor detracted from the advisability of the merger to King World's stockholders.

OPINION OF FINANCIAL ADVISOR TO KING WORLD

    At the meeting of the King World board on March 30, 1999, Allen & Company delivered its oral opinion, later confirmed in writing on March 31, 1999, to the effect that, as of that date, the consideration to be received by holders of King World common stock in the merger was fair to the holders from a financial point of view.

    The full text of the written opinion of Allen & Company, dated March 31, 1999, is set forth as Appendix B to this proxy statement/prospectus and describes the assumptions made, matters considered and limits on the review undertaken. King World stockholders are urged to read the opinion carefully and in its entirety. Allen & Company's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of King World common stock in the merger and does not constitute a recommendation of the merger over other courses of action that may be available to King World or constitute a recommendation to any King World stockholder on how to vote with respect to the merger. The summary of the opinion of Allen & Company set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, Allen & Company:

    - reviewed the terms and conditions of the merger agreement and the related draft agreements;

    - analyzed publicly available historical business and financial information relating to King World and CBS, as presented in documents filed with the Securities and Exchange Commission;

    - reviewed financial, operating and budgetary data given to Allen & Company by King World and CBS relating to their businesses;

    - conducted discussions with members of the senior management of King World and CBS concerning the financial condition, business, operations, strategic objectives and prospects of King World and CBS, as well as prevailing industry trends;

    - reviewed and analyzed public information, including stock market data and financial information relating to selected public companies in lines of business which Allen & Company deemed generally comparable to King World and CBS, as well as analysts' reports and estimates for King World and CBS;

    - reviewed the trading history of King World's common stock and CBS's common stock, including each company's performance in comparison to market indices and to selected companies in comparable businesses;

    - reviewed the trading history of Infinity's common stock and reviewed and analyzed stock market data and financial information relating to Infinity and selected public companies in lines of business which Allen & Company deemed generally comparable to Infinity;

    - reviewed public financial and transaction information relating to merger and acquisition transactions which Allen & Company deemed to be comparable to the merger; and

    - conducted other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

    In giving its opinion, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion. It did not assume any responsibility for independent verification of the information or for any independent evaluation or appraisal of the assets of King World or CBS. Allen & Company assumed that the financial, operating and budgetary data referred to above for King World and CBS had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of King World and CBS. Allen & Company also expressed no opinion with regard to the financial, operating and budgetary data or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of the CBS common stock following the consummation of the merger. This may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    Allen & Company also assumed in its analysis that, in all material respects:

    - the representations and warranties of King World and CBS contained in the merger agreement were true and correct, King World and CBS will perform all of the covenants to be performed by them under the merger agreement and all conditions to the consummation of the merger by King World and CBS will be satisfied;

    - the merger will be free from federal tax for King World's stockholders except for cash received instead of fractional shares;

    - all material governmental, regulatory or other approvals and consents required for the merger will be obtained;

    - obtaining the required approvals or consents or amendments, modifications or waivers to any agreements to which either King World or CBS is a party would not impose any limitations, restrictions or conditions or amendments, modifications or waivers that would have a material adverse effect on King World or CBS or materially reduce the contemplated benefits of the merger to King World.

    The following is a summary of the presentations Allen & Company made to the King World board while giving its fairness opinion:

    TRANSACTION OVERVIEW. Before delivering its opinion to King World's board of directors, Allen & Company presented an overview of the proposed transaction, reviewed information with the board relating to King World and CBS, including the information reviewed and analyzed in connection with rendering its opinion, the financial terms of the merger and the financial analyses summarized below. Allen & Company reviewed the estimated pro forma financial information for the combined company, based on the 1999 calendar year budgets provided by King World and CBS. Allen & Company noted that, on a pro forma basis based on then current valuations, the combined company would have a fully diluted equity market capitalization of approximately $31.2 billion, a strong balance sheet, substantial excess debt capacity and significant financial flexibility. As a result, Allen & Company noted that the combined company would be in a position to invest in growth opportunities and further de-lever its balance sheet.

    Allen & Company also analyzed the value of the consideration payable to the King World stockholders in the merger, using the March 29, 1999 CBS common stock price of $40.38, as a multiple of the combined company's pro forma 1999 operating cash flow, defined as earnings before interest, taxes, depreciation and amortization. Allen & Company observed that, at a CBS common stock closing price of $40.38 on March 29, 1999, the pro forma multiples of operating cash flow for the combined company would fall within the range of multiples of comparable companies.

    OVERVIEW OF CBS. Allen & Company presented an overview of CBS including a description of the various segments in which CBS operates: radio and outdoor advertising, TV station group, television network, cable network, program production and syndicated distribution and other operations. Allen & Company commented on the opportunities presented in each of CBS's business segments, as well as the challenges present in those segments, including the ongoing need for CBS to effectively manage the integration of multiple media platforms and businesses. Allen & Company reviewed CBS's historical operating results for the fiscal years ended December 31, 1995 through 1998 and its budgeted operating results for fiscal 1999. Allen & Company also reviewed CBS's historical and 1999 budgeted operating results by each CBS business segment.

    Allen & Company also reviewed stock price and trading volume data for CBS common stock and Infinity common stock. Allen & Company noted that CBS's and Infinity's general trading patterns were in line with those of the S&P Broadcasting Index and S&P 500 Index over the period from December 1997 to March 1999 for CBS, and from December 1998 to March 1999 for Infinity. Allen & Company also reviewed for the King World board the effects of selected public announcements on CBS's and Infinity's stock prices and the perspective of industry analysts on those stocks. Allen & Company noted the following trading information for the CBS common stock:

PERIOD                                                               HIGH        LOW      AVERAGE
-----------------------------------------------------------------  ---------  ---------  ---------
Calendar 1998....................................................  $   36.19  $   20.50
1/1/99 to 3/29/99................................................  $   40.38  $   31.88
20 trading days through 3/29/99..................................  $   40.38  $   36.25  $   37.46
10 trading days through 3/29/99..................................  $   40.38  $   36.25  $   38.31

    Allen & Company commented that CBS's and Infinity's stocks were freely and actively traded on the New York Stock Exchange and that, in Allen & Company's opinion, their closing prices as of March 29, 1999 were representative prices for these securities.

    Allen & Company also compared selected multiples derived from the March 29, 1999 closing price of CBS common stock to multiples derived from recent trading prices of the following:

    - a selected group of publicly traded radio broadcasting and outdoor advertising companies comprised of Chancellor Media Corporation, Citadel Communications Corporation, Clear Channel Communications, Cox Radio, Emmis Communications, Heftel Broadcasting Corporation, Lamar Advertising Company, Outdoor Systems and Saga Communications;

    - a selected group of publicly traded diversified entertainment companies comprised of Fox Entertainment Group, The Seagram Company, Time Warner, USA Networks, Viacom, and The Walt Disney Company;

    - a selected group of publicly traded television broadcasting companies comprised of The Ackerley Group, BHC Communications, Hearst-Argyle Television, Granite Broadcasting Corporation, Sinclair Broadcast Group, United Television, Univision Communications, and Young Broadcasting;

    - USA Networks, a publicly-traded cable broadcasting company;

    - a selected group of publicly traded television production and distribution companies comprised of dick clark productions, Endemol Entertainment, The Kushner-Locke Company and Spelling Entertainment Group.

    Allen & Company selected the companies in these business segments because Allen & Company considered them to have operations similar to the operations of CBS in these segments. Allen & Company commented that the closing price of the CBS common stock on March 29, 1999 of $40.38 represented multiples of sales and operating cash flow which were within the range found for the CBS-comparable companies set forth above. To illustrate, Allen & Company highlighted the following multiples of total market capitalization to last twelve month sales and last twelve month operating cash flows:

                                                                                         TOTAL MARKET CAPITALIZATION
                                                          TOTAL MARKET CAPITALIZATION       TO LAST TWELVE MONTH
COMPANY/GROUP OF CBS-COMPARABLE COMPANIES                 TO LAST TWELVE MONTH SALES         OPERATING CASH FLOW
--------------------------------------------------------  ---------------------------  -------------------------------
CBS.....................................................                5.1x                          28.5x

Radio Broadcasters/Outdoor
  Average...............................................                8.4x                          22.1x
  Low...................................................                3.4x                          11.5x
  High..................................................               13.5x                          35.3x

Diversified Entertainment Companies:
  Average...............................................                3.6x                          17.0x
  Low...................................................                1.6x                          13.7x
  High..................................................                6.6x                          21.1x

TV Broadcasters:
  Average...............................................                4.8x                          14.3x
  Low...................................................                2.0x                          10.9x
  High..................................................               10.9x                          32.0x

Cable Networks..........................................                3.6x                          21.1x

Production and Distribution Companies
  Average...............................................                2.3x                          16.6x
  Low...................................................                1.1x                           7.0x
  High..................................................                3.5x                          25.5x

    Allen & Company also compared selected multiples derived from the March 29, 1999 closing price of Infinity common stock to multiples derived from recent trading prices of the selected group of publicly traded radio broadcasting and outdoor advertising companies described above. Allen & Company selected these companies because Allen & Company considered them to have operations in the radio broadcasting and outdoor advertising markets similar to the operations of Infinity in these markets. Allen & Company commented that the closing price of Infinity common stock on March 29, 1999 of $25.06 represented multiples of sales and operating cash flow which were within the range found for the Infinity-comparable companies. For instance, Allen & Company highlighted the following multiples of total market capitalization to last twelve month sales and last twelve month operating cash flows:

                                                                                         TOTAL MARKET CAPITALIZATION
                                                          TOTAL MARKET CAPITALIZATION       TO LAST TWELVE MONTH
COMPANY/GROUP OF INFINITY-COMPARABLE COMPANIES            TO LAST TWELVE MONTH SALES         OPERATING CASH FLOW
--------------------------------------------------------  ---------------------------  -------------------------------
Infinity................................................               11.3x                          27.1x

Radio Broadcasters/Outdoor
  Average...............................................                8.4x                          22.1x
  Low...................................................                3.4x                          11.5x
  High..................................................               13.5x                          35.3x

    These analyses, as they related to the CBS common stock, allowed Allen & Company to conclude that the closing price of the CBS common stock on March 29, 1999 of $40.38 was representative for that security. Therefore, Allen & Company determined that the use of this market price as part of the analyses discussed later in its presentation was reasonable for purposes of evaluating the implied value of the merger.

    OVERVIEW OF KING WORLD. Allen & Company presented an overview of King World's business, highlighting the opportunities and challenges facing King World. Allen & Company cited the current market expectation that one of King World's most profitable programs, The Oprah Winfrey Show, may cease production following the 2001-2002 television season. In addition, Allen & Company noted that although a number of strategic opportunities had been identified in the past, King World has been unable to successfully complete any transaction that would productively use its significant cash balance and that this fact has negatively affected the company's market valuation. Allen & Company also reviewed King World's historical operating results for the fiscal years 1995 through 1998 and its budgeted operating results for fiscal 1999.

    Allen & Company also reviewed stock price and trading volume data for King World common stock. In so doing, Allen & Company noted that its general trading patterns were in line with those of the S&P Entertainment Index and S&P 500 Index over the period from December 1989 to March 1999. Allen & Company also reviewed for the King World board the effects selected public announcements have had on the market prices of the King World common stock and the perspective of industry analysts on the King World common stock.

    Allen & Company commented that press reports regarding the merger were first published on March 17, 1999 and that the average price of the King World common stock for the 20 days immediately preceding that date of $25.85 was a representative price for that security. Therefore, Allen & Company determined that the use of this price as part of the analyses discussed later in its presentation was reasonable for purposes of evaluating the implied value of the merger. Allen & Company noted the following trading information for the King World common stock:

                                                                      AT THE CLOSE OF BUSINESS
                                                                   -------------------------------
PERIOD                                                               HIGH        LOW      AVERAGE
-----------------------------------------------------------------  ---------  ---------  ---------
Calendar 1998....................................................  $30.25     $   21.00
1/1/99 to 3/29/99................................................  $30.94     $   24.44
20 trading days through 3/29/99..................................  $30.94     $   24.44  $   26.69
10 trading days through 3/29/99..................................  $30.94     $   24.44  $   28.23
20 trading days preceding 3/17/99................................  $27.88     $   24.44  $   25.85
10 trading days preceding 3/17/99................................  $25.44     $   24.44  $   24.96

    Allen & Company also compared selected multiples derived from the March 29, 1999 closing price of King World common stock to multiples derived from recent trading prices of the following:

    - a selected group of publicly traded television production and distribution companies comprised of dick clark productions, Endemol Entertainment, The Kushner-Locke Company and Spelling Entertainment Group.

    - a selected group of publicly traded diversified entertainment companies comprised of CBS Corporation, Fox Entertainment Group, The Seagram Company, Time Warner, USA Networks, Viacom, and The Walt Disney Company.

    Allen & Company selected the companies in these business segments because Allen & Company considered them to have operations similar to the operations of King World in these segments. Allen & Company also analyzed the King World multiples (a) on a pro forma basis by adjusting King World's market capitalization and operating results to eliminate the effects of King World's significant cash balance and tax-affected interest income and (b) on an adjusted pro forma basis by further adjusting King World's market capitalization and operating cash flow; in addition to the adjustment in clause (a); to eliminate the effect of The Oprah Winfrey Show from market capitalization and operating cash flow. Allen & Company stated that these pro forma and adjusted pro forma comparisons were appropriate given the need to account for King World's significant cash balance and for the fact that The Oprah Winfrey Show, which may cease production after the 2001-2002 television season, has been a significant source of King World's historical earnings stream. Allen & Company commented that the closing price of the King World common stock on March 29, 1999 of $30.94 represented multiples of sales and operating cash flow which were consistent with the range found for the King World-comparable companies referred to above and which were within the historical range of multiples for the King World common stock for the past five years. To illustrate, Allen & Company highlighted the following multiples of total market capitalization to last twelve month sales and last twelve month operating cash flows:

                                                                                           TOTAL MARKET CAPITALIZATION
                                                           TOTAL MARKET CAPITALIZATION        TO LAST TWELVE MONTH
COMPANY/GROUP OF KING WORLD-COMPARABLE COMPANIES           TO LAST TWELVE MONTH SALES          OPERATING CASH FLOW
--------------------------------------------------------  -----------------------------  -------------------------------
King World:
  As Reported...........................................                 2.1x                            8.1x
  Pro Forma.............................................                 2.1x                            8.1x
  Adjusted Pro Forma....................................                 3.2x                           15.1x

Production and Distribution Companies:
  Average...............................................                 2.3x                           16.6x
  Low...................................................                 1.1x                            7.0x
  High..................................................                 3.5x                           25.5x

Diversified Entertainment Companies:
  Average...............................................                 3.8x                           18.7x
  Low...................................................                 1.6x                           13.7x
  High..................................................                 6.6x                           28.8x

    Allen & Company also commented that the total market capitalization based on the average price of $25.85 for the King World common stock for the 20 days prior to March 17, 1999, the date on which published reports first appeared regarding the merger, represented multiples of sales and operating cash flow which were generally consistent with the ranges found for King World-comparable companies:

                                                                                         TOTAL MARKET CAPITALIZATION TO
                                                           TOTAL MARKET CAPITALIZATION          LAST TWELVE MONTH
COMPANY/GROUP OF KING WORLD-COMPARABLE COMPANIES           TO LAST TWELVE MONTH SALES          OPERATING CASH FLOW
--------------------------------------------------------  -----------------------------  -------------------------------
King World:
  As Reported...........................................                 1.5x                            5.8x
  Pro Forma.............................................                 1.5x                            5.8x
  Adjusted Pro Forma....................................                 2.2x                           10.4x

Production and Distribution Companies:
  Average...............................................                 2.3x                           16.6x
  Low...................................................                 1.1x                            7.0x
  High..................................................                 3.5x                           25.5x

Diversified Entertainment Companies:
  Average...............................................                 3.8x                           18.7x
  Low...................................................                 1.6x                           13.7x
  High..................................................                 6.6x                           28.8x

    Allen & Company also performed a discounted cash flow analysis of King World based upon projections provided by King World management and using other assumptions made by Allen & Company. Discounted cash flow analysis is generally used to ascribe a present value to an anticipated future stream of cash flow, based upon certain assumptions relating to, among other things, prevailing market conditions, including costs of capital. The discounted cash flow valuation of King World was determined by adding (a) the present value as of March 31, 1999 of projected unlevered cash flow of King World through 2002 and
(b) the present value of King World's projected terminal value in the year 2002. The range of terminal values for King World was calculated by applying a range of perpetual growth rates to the 2002 free cash flows associated with each of King World's shows. The cash flows and terminal values of King World were discounted to present value using a range of discount rates, from 10.0% to 12.0%, which were chosen to reflect various assumptions regarding costs of capital. Allen & Company assumed $723 million of King World cash balance as of February 28, 1999 and approximately $113 million as the present value of advance receivables from The Oprah Winfrey Show, utilizing a 6% discount rate. In addition, Allen & Company assumed approximately 86.79 million fully-diluted shares outstanding, including 16.04 million options outstanding at an average exercise price of $18.96. Based upon this analysis, Allen & Company derived a range of equity values for King World of between approximately $23.81 per share to $28.91 per share. Allen & Company noted that this estimated range was less than the implied per share value of the merger consideration of $32.70 based upon the CBS common stock closing price on March 29, 1999 of $40.38. As a result, Allen & Company commented that its discounted cash flow analysis supported a fairness determination concerning the merger.

    TRANSACTION ANALYSIS. Based on the implied per share value of the merger consideration, Allen & Company calculated the premiums represented by this value as of March 29, 1999 over the closing price of the King World common stock on March 16, 1999, the date prior to the date on which published reports first appeared regarding the merger, and over the closing price as of March 29, 1999, the day prior to Allen & Company's presentation to the King World board. Allen & Company also calculated the premiums by adjusting the King World stock prices to reflect the estimated per share cash balance of King World. Set forth below are the results of Allen & Company's analysis:

                                                                                               ADJUSTED     ADJUSTED
                                                                    STOCK PRICE    PREMIUM    STOCK PRICE    PREMIUM
                                                                    -----------  -----------  -----------  -----------
Prior to Announcement:
March 29, 1999....................................................   $   30.94          5.7%   $   21.54          8.5%
Avg. 10 Prior Trading Days........................................   $   28.23         15.8%   $   18.72         24.8%
Avg. 20 Prior Trading Days........................................   $   26.69         22.5%   $   17.09         36.7%

Unaffected Stock Price:
March 16, 1999....................................................   $   24.44         33.8%   $   14.71         58.7%
Avg. 10 Prior Trading Days........................................   $   24.96         31.0%   $   15.27         53.0%
Avg. 20 Prior Trading Days........................................   $   25.85         26.5%   $   16.21         44.1%

    Allen & Company compared these premiums to premiums paid in selected all stock, all cash and cash and stock merger and acquisition transactions. For this analysis, Allen & Company utilized approximately 105 transactions involving business combination transactions since 1997 in all types of industries and involving participants with combined market values of at least $1 billion. Allen & Company noted that the average premium for all stock transactions was 31.6% and the range was (5.4%) to 120.8% and that the premiums implied by the merger as of March 16, 1999 and March 29, 1999 were within the range of multiples paid in the selected transactions. As a result, Allen & Company commented that these analyses of premiums supported a fairness determination concerning the merger.

    Allen & Company also analyzed the value to be received by the King World stockholders in the merger as multiples of King World's last twelve month sales and last twelve month operating cash flow and compared these multiples to multiples of last twelve month sales and last twelve month operating cash flow paid in the following selected mergers and acquisitions of diversified entertainment companies within the last ten years:

    - Universal Television/Home Shopping Network

    - Capital Cities-ABC/The Walt Disney Company

    - CBS/Westinghouse

    - Turner Broadcasting/Time Warner

    - RHI Entertainment/Hallmark Entertainment

    - Republic Pictures/Spelling Entertainment

    - Paramount Communications/Viacom Inc.

    - New Line Cinema/Turner Broadcasting

    - MCA Inc./Matsushita Electric

    - Columbia Pictures/Sony USA Inc.

    Allen & Company also performed this analysis for the following selected mergers and acquisitions involving television program producers and distributors within the last five years:

    - Lancit Media/RCN Corp.

    - Universal Television/Home Shopping Network

    - All American Communications/Pearson PLC

    - Bohbot Entertainment/undisclosed investor group

    - Mark Goodson Productions/All American Communications

    - International Family Entertainment/The News Corp.

    Allen & Company selected these transactions because they involved companies in business segments in which CBS and King World have operations. Allen & Company also analyzed the King World multiples (a) on a pro forma basis by adjusting King World's market capitalization and operating results to eliminate the effects of King World's significant cash balance and tax-affected interest income and (b) on an adjusted pro forma basis by further adjusting King World's market capitalization and operating cash flow, in addition to the adjustment in clause (a), to eliminate the effect of The Oprah Winfrey Show from market capitalization and operating cash flow. Allen & Company noted that the multiples implied by the merger as of March 29, 1999 were within the range of multiples paid in comparable transactions, and, therefore, that these analyses of multiples supported a fairness determination concerning the merger.

                                                                             TRANSACTION VALUE AS A MULTIPLE OF
                                                                           --------------------------------------
                                                                             LAST TWELVE      LAST TWELVE MONTH
COMPANY/GROUP                                                                MONTH SALES     OPERATING CASH FLOW
-------------------------------------------------------------------------  ---------------  ---------------------
Merger Offer for King World:
  As Reported............................................................          2.3x                8.9x
  Pro Forma..............................................................          2.3x                8.9x
  Adjusted Pro Forma.....................................................          3.6x               16.7x
Comparable Transactions: Diversified Entertainment Cos.:
  Average................................................................          2.4x               18.4x
  Low....................................................................          1.4x               13.0x
  High...................................................................          4.1x               25.8x
Television Production & Distribution Cos.:
  Average................................................................          3.5x               17.8x
  Low....................................................................          1.9x               11.1x
  High...................................................................          5.0x               26.9x

    No company used in the comparable company analyses summarized above is identical to King World or CBS, and no transaction used in the comparable transaction analysis summarized above is identical to the merger. Accordingly, any analysis of the fairness of the consideration to be received by the holders of King World common stock in the merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

    The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

    In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of King World or CBS. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of King World common stock in the merger. The analyses are not appraisals and do not reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    Allen & Company is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. King World retained Allen & Company based on such qualifications as well as its familiarity with King World and CBS. Allen & Company provided various investment banking and financial advisory services to CBS Inc. in connection with its acquisition by Westinghouse in 1995, and Allen & Company served as an underwriter in connection with the December 1998 initial public offering of Infinity. Also, Allen & Company and certain of its officers and directors own securities of King World and CBS. From time to time in the ordinary course of its business as a broker-dealer, Allen & Company may also hold positions and trade in securities of King World and CBS, and Allen & Company acted on behalf of King World in connection with its 1999 stock repurchase program.

    King World entered into an engagement letter agreement with Allen & Company as of March 1, 1998, as amended as of February 19, 1999, in which Allen & Company agreed to act as King World's financial advisor in connection with King World's efforts to identify a strategic acquisition target and/or a business combination and to render an opinion as to the fairness of the transaction from a financial point of view to the King World stockholders. Under the engagement letter, King World agreed to pay Allen & Company a fee equal to $15,000,000 upon the completion of the merger. Whether or not the merger is completed, King World has agreed, under the engagement letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by King World and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF KING WORLD COMMON STOCK

    GENERAL

    The following, which is based on the opinions of Weil, Gotshal & Manges LLP, counsel to CBS, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to King World, describes the material federal income tax consequences of the merger to King World stockholders generally. However, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. Nor does this discussion address all the tax consequences for stockholders subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. In addition, this discussion does not give a detailed discussion of any state, local or foreign tax considerations. This discussion may not be applicable to holders who acquired King World common stock pursuant to the exercise of options or warrants or otherwise as compensation. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

    This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to you.

    CBS has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. King World has received from its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering their opinions, counsel to each of CBS and King World have relied upon representations made by CBS and King World.

    MATERIAL TAX CONSEQUENCES OF THE MERGER

    The material federal income tax consequences of the merger will be as follows:

    (a) The merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code for United States federal income tax purposes;

    (b) No gain or loss will be recognized by CBS, the CBS subsidiary participating in the merger, or King World as a result of the merger;

    (c) No gain or loss will be recognized by you upon your receipt of CBS common stock in exchange for your King World common stock, except with respect to cash received instead of fractional shares of CBS common stock;

    (d) The aggregate tax basis of the shares of CBS common stock that you receive in exchange for your King World common stock in the merger, including fractional shares for which cash is received, will be the same as the aggregate tax basis of your King World common stock exchanged;

    (e) The holding period for shares of CBS common stock that you receive in the merger will include the holding period of the King World common stock exchanged, but only if you hold the King World common stock as a capital asset at the time we complete the merger; and

    (f) If you receive cash instead of a fractional share of CBS common stock, you will recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share, as described in (d) above, and the amount of cash received.

    King World's obligation to complete the merger is conditioned upon, among other things, its receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of CBS and the CBS subsidiary participating in the merger to complete the merger is conditioned upon, among other things, CBS's receipt of an opinion from Weil, Gotshal & Manges LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions of counsel will be based in part upon representations, made as of the effective time of the merger, by King World, CBS and the CBS subsidiary participating in the merger, which each counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

    BACKUP WITHHOLDING

    Noncorporate holders of King World common stock may be subject to backup withholding at a rate of 31% on cash payments received instead of a fractional share interest in CBS common stock. Backup withholding will not apply, however, to a stockholder who:

    - furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that he or she is not subject to backup withholding on a Form W-9;

    - provides a certificate of foreign status on Form W-8; or

    - is otherwise exempt from backup withholding.

    A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to penalties imposed by the Internal Revenue Service. We will provide a Form W-9 to you after the merger.

    REPORTING REQUIREMENTS

    You will be required to attach a statement to your tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the King World common stock surrendered and a description of the CBS common stock received in the merger.

ACCOUNTING TREATMENT

    The merger is expected to be accounted for under the purchase method under generally accepted accounting principles of accounting. This means that after the merger, CBS will be required to record on its balance sheet the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

DIVIDEND POLICY

    CBS does not currently pay quarterly dividends and does not expect to pay regular quarterly dividends. Future dividends will be at the discretion of CBS and will be determined after consideration of a number of factors including, among others, CBS's earnings, financial condition, cash flows from operations, current and anticipated cash needs and expansion plans.

    Both King World and CBS have agreed not to declare, set aside, make or pay any dividend on its common stock from March 31, 1999, the date the merger agreement was signed, to the completion of the merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    GENERAL

    Members of the board and King World management may be deemed to have interests in the merger that are different from or in addition to your interests as King World stockholders. The board recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to you.

    EMPLOYMENT AGREEMENTS

    Messrs. Roger King and Michael King have entered into amended employment agreements with King World and CBS which will become effective upon the completion of the merger and end on December 31, 2006, unless terminated prior to that date or extended as provided in their amended employment agreements. In addition, Mr. Robert King has entered into an amended employment agreement with King World and CBS which will become effective upon completion of the merger and will expire on August 31, 2002, unless terminated prior to that date or extended as provided in the amended employment agreement. Mr. Robert King is a brother of Roger King and Michael King. For a discussion of the terms of these agreements, see "Summary of Other Significant Agreements Entered Into as Part of the Merger-- Amended Employment Agreements."

    COMMITTEE ARRANGEMENT

    On January 28, 1999, the King World board appointed Fredric Rosen, a non-employee director of King World, to its Acquisition Committee at a fee of $40,000 per month. In his capacity as a member of the Acquisition Committee, Mr. Rosen considered and advised the King World board of directors about strategic alternatives that King World might pursue to enhance stockholder value. As of May 1, 1999, Mr. Rosen was no longer entitled to these payments.

    INDEMNIFICATION

    CBS has agreed to cause King World, from and after the effective time of the merger, to indemnify the present and former directors and officers of King World and has agreed to maintain directors' and officers' liability insurance for these individuals in place for six years following completion of the merger. For further details regarding these arrangements, see "The Merger Agreement-- Indemnification and Insurance."

    ACCELERATED VESTING OF OPTIONS

    CBS agreed to assume all outstanding employee stock options of King World, vested or unvested, and that these options would vest in accordance with the vesting schedule in place immediately before the merger. According to the terms of King World's employee, I.E., non-director, stock option plans, none of the options will automatically vest as a result of the merger. The outstanding options held by non-employee directors of King World will accelerate upon completion of the merger. The following table discloses for each King World non-employee director the number of options that will be subject to accelerated vesting upon the merger:

                                                                      NUMBER OF
                                                                     NON-VESTED
NAME AND TITLE                                                         OPTIONS     EXERCISE PRICES
------------------------------------------------------------------  -------------  ---------------
Raymond Chambers..................................................           --              --
Joel Chaseman.....................................................        3,333       $   27.75
Richard King......................................................        3,333       $   18.82
Avram Miller......................................................        3,333       $   27.75
Fredric Rosen.....................................................        6,666       $   27.22

REGULATORY APPROVALS

    Federal antitrust laws prohibit us from completing the merger until a required notification and report form is filed and a required waiting period has expired or been terminated. On April 9, 1999, we filed the required notification and report forms. The waiting period for the filings terminated on April 19, 1999. Even though the waiting period has terminated, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws that could adversely affect the merger. However, we do not believe that the completion of the merger will result in the violation of any applicable antitrust laws.

    We do not believe that any additional material governmental filings in the United States are required with respect to the merger, other than the filing of the certificate of merger with the Delaware Secretary of State.

STOCK EXCHANGE LISTING

    The CBS common stock to be issued to you in the merger will be listed on the New York Stock Exchange, subject to official notice of issuance. The completion of the merger is conditioned upon the authorization for listing on the New York Stock Exchange of such CBS common stock.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of CBS common stock received by King World stockholders in the merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be "affiliates" of King World prior to the completion of the merger. These shares may be resold by them only in transactions permitted by the resale provisions of Rule 145 of the Securities Act of 1933, or Rule 144 in the case of persons who become affiliates of CBS, or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of CBS or King World generally include individuals or entities that control, are controlled by, or are under common control with, those parties.

                              THE MERGER AGREEMENT

    The following is a brief summary of the significant provisions of the merger agreement. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

    GENERAL

    The merger agreement contemplates the merger of a CBS subsidiary into King World. After the merger, King World will survive as a wholly-owned subsidiary of CBS. The merger will be completed once we file the certificate of merger with the Delaware Secretary of State. We believe that this filing will occur at the same time as the closing under the merger agreement which, unless we otherwise agree, will occur no later than the first business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

    CONVERSION OF SECURITIES

    Unless described differently below in the sections labeled "--Fractional Shares" and "--Dividends and Distributions," once we complete the merger, each of your shares will be converted into the right to receive .81 of a share of CBS common stock.

    FRACTIONAL SHARES

    CBS will not issue any fractional shares of its stock in the merger. Each King World stockholder will instead receive cash, without interest, equal to the closing price of CBS's common stock on The New York Stock Exchange on the closing date of the merger multiplied by the fraction of a share to which the stockholder would otherwise be entitled. Upon the surrender for exchange of King World shares, as promptly as practicable after CBS completes this calculation, CBS's transfer agent for its common stock, or another mutually acceptable bank or trust company, will pay each stockholder this amount, subject to any backup-withholding, in cash in lieu of issuing fractional shares.

    STOCK OPTIONS AND OTHER STOCK RIGHTS

    At the time we complete the merger, each option to purchase shares of King World common stock issued under King World's stock option plans will be assumed by CBS. This means that each King World stock option will be converted into an option to acquire shares of CBS common stock and, except for options held by non-employee directors of King World, will continue to vest in accordance with current vesting schedules. The number of shares of CBS common stock to be subject to the option will be equal to the product of (a) the number of shares of King World common stock subject to the original option and (b) .81. The exercise price per share of CBS common stock under the option will be equal to
(a) the aggregate exercise price of the option divided by (b) the number of shares of CBS stock that the option will be exercisable for after the merger. After we complete the merger, CBS will deliver to the holders of King World stock options notices setting forth these adjustments.

ISSUANCE OF NEW STOCK CERTIFICATES

    EXCHANGE AGENT

    Once we complete the merger, CBS will deposit with the exchange agent for the merger, for your benefit, the certificates representing the shares of CBS common stock, and any related dividends or distributions, issuable pursuant to the merger in exchange for outstanding shares of King World common stock.

    As soon as possible after we complete the merger, the exchange agent will mail a letter of transmittal and instructions explaining how to surrender your King World shares to the exchange agent. Upon surrender of your King World stock certificate(s) to the exchange agent, you will be entitled to receive a certificate representing that number of whole shares of CBS common stock and cash instead of any fractional share of CBS common stock, plus any dividends, which you have the right to receive in the merger.

    DIVIDENDS AND DISTRIBUTIONS

    NO DIVIDENDS OR OTHER DISTRIBUTIONS DECLARED OR MADE AFTER THE MERGER WITH RESPECT TO CBS COMMON STOCK WITH A RECORD DATE AFTER THE DATE WE COMPLETE THE MERGER WILL BE PAID TO YOU UNTIL YOU SURRENDER YOUR KING WORLD SHARES. NO CASH PAYMENT INSTEAD OF FRACTIONAL SHARES WILL BE PAID TO YOU UNTIL YOU SURRENDER SUCH CERTIFICATE(S).

    Following your surrender of any shares, as a record holder of certificates representing whole shares of CBS common stock, you will be paid, without interest:

    - the amount of any cash payable instead of a fractional share of CBS common stock to which you are entitled;

    - the amount of dividends or other distributions, with a record date after the date we complete the merger, already paid with respect to your whole shares of CBS common stock to which you are entitled; and

    - at the appropriate payment date, the amount of dividends or other distributions, with a record date after the date we complete the merger but prior to surrender and a payment date subsequent to surrender, payable with respect to your whole shares of CBS common stock to which you are entitled.

    TRANSFERS

    As soon as we complete the merger, the stock transfer books of King World will be closed, and there will be no further registration of transfers of King World common stock.

    TERMINATION OF EXCHANGE FUND

    At its request, CBS will receive any portion of CBS common stock which remains undistributed to King World stockholders six months after the date we complete the merger. Any King World stockholder who has not previously complied with the exchange procedures may then look only to CBS for payment.

    NO LIABILITY

    Neither King World nor CBS will be liable to any King World or CBS stockholder for any undistributed CBS common stock or cash which is delivered to a public official according to any applicable abandoned property or similar laws.

    NO INTEREST

    No interest will be paid or accrued on cash paid to King World stockholders instead of fractional shares. In addition, no interest will be paid or accrued on unpaid dividends and distributions, if any, which may be payable upon surrender of King World stock certificates.

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REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties by King World relating to, among other things:

    - its organization and qualification and its subsidiaries;

    - its certificate of incorporation and by-laws;

    - capitalization;

    - its authority relative to the merger agreement;

    - receipt of consents and approvals for the merger;

    - compliance with laws and no defaults or violations under material agreements of King World;

    - filings with the Securities and Exchange Commission and its financial statements;

    - absence of changes or events;

    - absence of litigation;

    - correctness of information provided for inclusion in this proxy statement/prospectus;

    - employee benefit plans;

    - receipt of King World board of director approval;

    - the necessary stockholder approval for the adoption of the merger agreement;

    - receipt of fairness opinion of Allen & Company, King World's financial advisor;

    - absence of brokers fees;

    - taxes;

    - real property;

    - labor matters;

    - inapplicability of restrictions on business combinations set forth in
      Section 203 of the Delaware General Corporation Law;

    - status of material contracts;

    - insurance; and

    - intellectual property and year 2000 compliance.

    The merger agreement also contains various representations and warranties made by CBS and its merger subsidiary as to, among other things:

    - their organization and qualification;

    - their certificates of incorporation and by-laws;

    - capitalization;

    - their authority relative to the merger agreement;

    - absence of changes or events;

    - absence of litigation;

    - receipt of board approval;

    - absence of required shareholder vote;

    - receipt of consents and approvals for the merger;

    - compliance with laws and other agreements;

    - filings with the Securities and Exchange Commission and CBS's financial statements;

    - correctness of information provided for this document;

    - absence of brokers fees;

    - absence of any arrangement triggering Section 203 of the Delaware General Corporation Law;

    - year 2000 compliance; and

    - activities conducted by the merger subsidiary.

COVENANTS

    Each of CBS and King World has agreed to, among other things:

    - cooperate in preparing and filing this document;

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
    - notify the other of any action that would likely result in its failure to comply with any covenant, condition or agreement contained in the merger agreement or any actual failure;

    - use commercially reasonable efforts to cause our accountants to deliver "comfort" letters;

    - use commercially reasonable efforts to ensure that the merger is completed in the most timely fashion possible;

    - take any actions and refrain from taking any actions as is reasonably necessary to cause the transaction to qualify as a tax-free reorganization; and

    - not take any actions that would reasonably be expected to result in the failure of the conditions to the other party's obligations to close.

    King World has agreed, until the completion of the merger, to conduct its business in the ordinary course of business and consistent with past practice. King World will seek to preserve its goodwill and business relationships with key officers and directors, suppliers, distributors and customers; maintain its cash management policies; and maintain existing insurance to the extent available on commercially reasonable terms. Without the consent of CBS, King World will not:

    - amend its certificate of incorporation or by-laws, except as required by applicable law;

    - issue additional equity securities except that it may:

       - issue securities under outstanding stock options;

       - grant stock options for up to 75,000 shares to persons who are not executive officers or directors; and

       - issue securities in permitted acquisitions;

    - purchase, redeem, or acquire any of its shares of common stock;

    - declare any dividends or repurchase any shares of its common stock;

    - incur any debt or incur any contingent liabilities outside of the ordinary course of business;

    - increase compensation to executive officers or grant severance or termination benefits to employees, other than executive officers, except in the ordinary course of business or according to existing agreements;

    - take any action under any collective bargaining agreement, benefit plan, permanent arrangement or policy, except as required by law or the merger agreement;

    - make any changes with respect to accounting policies, except as required by generally accepted accounting principals;

    - make acquisitions of a substantial equity interest in, or a substantial portion of the assets of, other entities for purchase prices in excess of $10 million in the aggregate;

    - mortgage or otherwise subject to a lien any property or assets, except in the ordinary course;

    - extend or otherwise amend any contract that would be materially adverse to King World as a whole;

    - extend or otherwise amend the distribution agreements for the television shows The Oprah Winfrey Show, Wheel of Fortune or Jeopardy!;

    - except for expenditures on The Martin Short Show, authorize any new development, production or distribution project or expenditure that exceeds $50,000 individually or $1,000,000 in the aggregate;

    - settle or compromise any pending or threatened lawsuit relating to the merger;

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
    - enter into any agreement that would limit or restrict King World or any affiliate from engaging or competing in any business in any area; or

    - make any loan to or other investment in any person in excess of $500,000, except for specific exceptions.

CBS has agreed that, until completion of the merger, absent King World's consent, it will not:

    - amend its certificate of incorporation in a manner materially adverse to King World;

    - repurchase stock, including stock options and securities convertible or exchangeable into capital stock, in excess of its existing repurchase program, except for transactions between CBS and its wholly-owned subsidiaries; or

    - declare any dividends with respect to its capital stock other than dividends by its subsidiaries.

NO SOLICITATION OF TRANSACTIONS

    King World has agreed that unless and until the merger agreement is terminated, it will not:

    - take any action which could be reasonably expected to lead to a third party making a proposal to acquire an interest in King World; or

    - propose, enter into or participate in any discussions or negotiations regarding any proposal of this nature or provide any information to the person making the proposal.

    However, this does not prohibit King World from, before the special meeting, responding to an unsolicited bona fide written proposal by:

    - entering into a definitive agreement involving a proposal superior to the merger if King World simultaneously terminates the merger agreement and pays CBS a termination fee--see "The Merger Agreement--Termination" for conditions to King World's right to terminate;

    - furnishing non-public information, entering into a customary confidentiality agreement and/or negotiating with the third party, if the King World board determines in good faith after consultation with a nationally recognized independent financial advisor that the proposal will constitute or could reasonably lead to a proposal superior to the merger; or

    - following receipt of the unsolicited proposal, taking and disclosing to its stockholders a position with respect to such proposal.

    For any third party proposal to be considered "superior" to the merger, the King World board must determine in good faith, following consultation with a nationally recognized independent financial advisor, that, after taking into account all material aspects of the proposal, the person making the proposal, the strategic benefits of the proposal and the long-term prospects of CBS, such proposal is more favorable financially to King World's stockholders than the merger and that the person making the proposal has committed financing or financing is reasonably available.

    If King World receives an inquiry, a request for information or a proposal, then King World will promptly inform CBS of the material terms and conditions of, and the identity of the person making, the inquiry, request for information or proposal and will keep CBS fully informed regarding the status of the inquiry, request or proposal and any subsequent actions.

EMPLOYMENT MATTERS

    For a period of one year after the merger, CBS will either maintain King World's existing benefit plans or provide employees, and former employees to the extent applicable, of King World or its subsidiaries with benefits that are comparable to the benefits provided under the King World benefit plans, other than

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
any stock option plans. CBS will honor all vacation, holiday, sickness and personal days accrued by the employees of King World and its subsidiaries. If after the merger, any employee of King World is transferred to CBS or one of its affiliates or becomes a participant in a CBS employee benefit plan, CBS will give that employee full credit for his or her service to King World or its subsidiaries, to the extent that prior service is recognized under the King World plans, for purposes of determining the employee's eligibility for, vesting in or entitlement to, benefits under the CBS benefit plans. In addition, CBS will waive any pre-existing condition limitation. CBS also agreed to recognize the amounts incurred by employees, or, to the extent applicable, former employees, of King World during 1999 for purposes of satisfying 1999 deductibles, co-payment limitations and lifetime maximums.

INDEMNIFICATION AND INSURANCE

    After the merger, CBS will cause King World, as its wholly-owned subsidiary, to indemnify all of its current and former directors, officers and employees against all liabilities or any claim arising out of their positions at King World. CBS has agreed to cause King World to keep in effect, following the merger, provisions in King World's certificate of incorporation and by-laws with respect to indemnification to the fullest extent permitted by Delaware law.

    For six years after the date we complete the merger, CBS will cause King World to obtain directors' and officers' liability insurance for acts or omissions occurring prior to the merger covering each person now covered by King World's directors' and officers' liability insurance. However, King World will not be required to pay more than 200% of the current annual premiums it pays for such insurance.

CONDITIONS TO THE MERGER

    The obligations of CBS and King World to complete the merger depend on the following conditions being fulfilled:

    - the adoption of the merger agreement by holders of a majority of King World common stock;

    - the receipt of all required consents, approvals and actions of governmental entities;

    - the registration statement on Form S-4 to register the CBS common stock to be issued to King World stockholders in the merger becoming effective;

    - the absence of any law, rule, order, judgment, decree or injunction that enjoins or prohibits the merger or that would materially adversely affect CBS;

    - the New York Stock Exchange approving for listing the shares of CBS common stock to be issued in the merger, subject to official notice of issuance; and

    - completion of the merger on or before December 31, 1999.

    CBS's and King World's obligations to complete the merger also depend on the following conditions being satisfied or waived:

    - the representations and warranties made by the other party will have been true and correct in all significant respects as of the date of the merger agreement and at and as of the date the merger is completed;

    - the other party will have performed all of its significant obligations required to be performed by it under the merger agreement before the merger is completed; and

    - each of CBS and King World will have received a tax opinion from its outside counsel that the merger will qualify as a tax-free reorganization.

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
    The obligation of CBS to complete the merger depends on the satisfaction or waiver of the following conditions:

    - CBS will have received a Rule 145 Affiliate Agreement from each person who may be deemed to be an affiliate of King World;

    - the amended employment agreements among King World, CBS and each of Roger King and Michael King will be in full force and effect at completion of the merger, and both Roger King and Michael King will at that time be available to perform under their agreements;

    - the absence of any suit, action or proceeding by any governmental entity having a reasonable likelihood of success that would prohibit or restrain the merger, limit or prohibit ownership of King World's assets, require CBS or King World to sell or hold separate some of their businesses or assets or otherwise materially adversely affect CBS or King World; and

    - the distribution agreements for The Oprah Winfrey Show, Jeopardy! and Wheel of Fortune will continue to be in full force and effect; no facts will exist that will result in termination of these agreements or permit nonperformance by any person other than King World; each party will have continued to materially perform under these agreements; and no action will have been taken that will materially impair the value of these agreements to King World.

TERMINATION

    The merger agreement may be terminated and abandoned, at any time before we complete the merger whether before or after you approve the adoption of the merger agreement, in the following circumstances:

    (a) by CBS's and King World's mutual written consent;

    (b) by either CBS or King World, if we do not complete the merger on or before December 31, 1999. However, neither party may terminate the merger agreement under this circumstance if the failure to complete the merger has been caused by that party's material breach of the merger agreement;

    (c) by either CBS or King World, if a governmental entity or court of competent jurisdiction has taken any action hindering the completion of the merger and that action has become final and non-appealable;

    (d) by either CBS or King World, if King World's stockholders holding a majority of the King World common stock do not vote for the adoption of the merger agreement;

    (e) by either CBS or King World, if the other party has significantly breached any representation or agreement that has not been cured within 30 business days of notice of the breach, but only if the terminating party is not then itself in significant breach of any representation or agreement; and

    (f) by King World if, before you approve and adopt the merger agreement, King World enters into a definitive agreement providing for a superior proposal but only if:

       (1) King World is not then in breach of its non-solicitation obligation;

       (2) King World is authorized by its board to enter into a binding written agreement with a third party for a transaction that constitutes a superior proposal;

       (3) King World gives CBS written notice that it intends to enter into an agreement with the third party and attaches the most current version of the proposed agreement to the notice;

       (4) King World gives CBS two business days to renegotiate the merger so as to match or exceed the terms of the third party proposal and CBS fails in the board's judgment to do so; and

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
       (5) King World pays to CBS a $90 million termination fee plus CBS's actual expenses up to a maximum of $10 million.

    (g) by King World, within 45 days of the date that CBS notifies it that CBS will not complete the merger due to the failure of the closing condition relating to the employment of Roger King and Michael King;

    (h) by CBS, if King World has not terminated the merger agreement as described in clause (g) above.

TERMINATION FEES AND EXPENSES

    Except as otherwise stated in the merger agreement, each party will pay all expenses it incurs in the merger.

    King World has agreed to pay CBS a $90 million termination fee and up to a $10 million expense reimbursement if any of the following occurs:

    (a) the merger agreement is terminated by CBS due to a breach of any representation or agreement by King World that is not cured within 30 business days of notice of such breach and King World has received an unsolicited bona fide written proposal from a third party at the time of termination and, within 16 months thereafter, King World enters into an agreement providing for a combination of King World with, or the sale of a significant portion of King World to, a third party; or

    (b) the merger agreement is terminated by either CBS or King World as a result of the failure of King World stockholders to adopt the merger agreement and King World has received an unsolicited bona fide written proposal from a third party at the time of the special meeting, and, within 16 months after termination of the merger agreement, King World enters into an agreement providing for a combination of King World with, or the sale of a significant portion of King World to, a third party; or

    (c) the merger agreement is terminated by King World in connection with its right to terminate the merger agreement, prior to the approval and adoption of the merger agreement by the holders of King World common stock, in connection with entering into a binding written agreement with a third party for a transaction which constitutes a superior proposal, as more fully described under the section "--Termination".

    No termination fee will be payable, however, if on the date the merger agreement is terminated under the circumstances described in clauses (a), (b), or (c), King World is entitled to terminate the merger agreement due to:

    - non-completion of the merger by December 31, 1999;

    - governmental action;

    - judicial action; or

    - a significant breach of any representation or agreement by CBS.

    In addition, if King World terminates the merger agreement because its stockholders fail to adopt the merger agreement, and at the time of the special meeting a third party has made or announces its intention to make a bona fide acquisition proposal, King World promptly will reimburse all of the expenses of CBS up to $10 million.

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
                                BUSINESS OF CBS

    CBS is one of the largest radio and television broadcasters in the United States. CBS operates its businesses through its Radio, Television and Cable segments. The Television segment consists of CBS's 14 owned and operated television stations, which are located in seven of the nation's ten largest markets, and the CBS television network. The CBS television network operations are subdivided into five areas: entertainment, news, sports, enterprises, which produces, distributes and markets first-run and off-network programming, and new media consisting of CBS's Internet businesses. CBS's Cable segment consists of CBS's cable networks, including The Nashville Network, Country Music Television, two regional sports networks, and an equity interest in a Spanish-language cable news network, and a global provider of satellite services to broadcast, cable and corporate networks.

    The Radio segment business is conducted by Infinity Broadcasting Corporation, a majority-owned subsidiary of CBS, and TDI Worldwide, Inc., a wholly-owned subsidiary of Infinity. Infinity owns and operates approximately 160 AM and FM radio stations located in 34 markets. TDI is one of the largest outdoor advertising companies in the United States and sells space on various media, including buses, trains, train platforms and terminals throughout commuter rail systems and on painted billboards and phone kiosks.

    CBS's principal executive offices are located at 51 West 52nd Street, New York, New York 10019.

                             BUSINESS OF KING WORLD

    King World operates primarily as a producer and distributor of first-run strip television programming to network-owned and network-affiliated stations in the United States, as well as to telecasters in Canada and a number of other foreign countries. As of August 31, 1998, King World was distributing programming to approximately 400 television stations in over 200 of the 211 designated television markets in the United States.

    King World's revenues are derived principally from the distribution in first-run strip syndication of the television series The Oprah Winfrey Show, Wheel of Fortune and Jeopardy! King World also co-produces and distributes the Hollywood Squares and The Roseanne Show series, and produces and distributes Inside Edition.

    King World was founded in 1964 by the late Charles and Lucille King to distribute or syndicate feature length films and television programs to television stations. Its principal executive offices are located at 12400 Wilshire Boulevard, Suite 1200, Los Angeles, California 90025.

                       DESCRIPTION OF K ACQUISITION CORP.

    K Acquisition Corp. is a wholly-owned subsidiary of CBS organized under the laws of the State of Delaware. It was incorporated in March 1999 solely for use in the merger, and is engaged in no other business. Its executive offices are located at CBS's executive offices.

              SUMMARY OF OTHER SIGNIFICANT AGREEMENTS ENTERED INTO
                             AS PART OF THE MERGER

AMENDED EMPLOYMENT AGREEMENTS

        AMENDED EMPLOYMENT AGREEMENTS WITH ROGER KING AND MICHAEL KING

    In anticipation of the merger and as a condition to CBS's willingness to enter into the merger agreement, on March 31, 1999, CBS and King World entered into Amended Employment Agreements with each of Michael King and Roger King. The following is a summary of the material terms of the amended agreements.

        TERM

    The amended employment agreements provide for the employment of Michael King and Roger King from the completion of the merger until December 31, 2006. The agreements may, however, be further extended by King World for successive one-year periods.

        POSITIONS

    Michael King and Roger King will act as co-Chief Executive Officers, and as Vice Chairman and Chairman, respectively, from the date the merger is completed until August 31, 2000. Thereafter, Roger King will act as Chief Executive Officer of King World, while Michael King will be employed as an advisor to King World. In these capacities, Michael King and Roger King will remain primarily responsible for sales and distribution decisions for Wheel of Fortune and Jeopardy! during the entire term of their employment agreements. After August 31, 2000, Michael King will also be allowed to perform other business activities outside of King World so long as they do not interfere in any significant manner with his responsibilities for King World, provided that he affords King World and CBS, for a reasonable period of time, the first opportunity to negotiate for the rights to any television programming development concept developed or proposed by him.

        COMPENSATION

    The amended agreements provide for an annual base salary of $1.5 million each and continuation of their existing "net income bonus" structure through December 31, 1999, for Roger King, and August 31, 2000, for Michael King. The "net income bonus" is equal to 1.5% of King World's first $50,000,000 of modified consolidated net income, 2.0% of the next $50,000,000 and 2.5% of any excess over $100,000,000.

    For the purpose of determining the net income bonus, King World's "modified consolidated net income" means the net income of King World and its consolidated subsidiaries after taxes but before extraordinary items calculated as if the merger had not occurred except that, to the extent that any revenues and expenses may be included in "new show profits" for purposes of determining the "new show profits bonus" for any fiscal period, as described below, they will be excluded in the determination of the net income bonus for that fiscal period, whether or not a net show profits bonus is in fact payable concerning that fiscal period.

    In addition, the amended employment agreements provide for a "new series bonus" of $750,000 to each of Roger King and Michael King for each new first-run "strip", I.E., Monday through Friday, syndicated series that:

    - is developed by King World during the term of his amended agreement;

    - premieres in a television season that commences within eighteen months after the termination of that amended agreement;

    - is produced or co-produced by King World; and

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
    - is cleared over the course of any such season in domestic television markets covering at least 70% of the domestic television viewing households, based on Nielsen ratings.

    The new series bonus will be payable, if at all, only one time with respect to each new series, no matter how many television seasons during which the new series is aired. A new series bonus will be payable once the criteria set forth above are satisfied, even if the new series is canceled at any time thereafter.

    The amended employment agreements also provide that King World will pay each of Michael King and Roger King a "new show profits bonus" for each "new show", including, but not limited to, each show as to which a new series bonus has been paid, if any, that is developed by King World during the term of his amended agreement, premieres within eighteen months after the termination of that amended agreement, and is produced or co-produced by King World. The new show profits bonuses payable to Michael King and Roger King with respect to any new show for any fiscal year of King World shall equal the excess, if any, of (a) 2.5% of the excess of the cumulative revenues derived by King World, CBS or any other affiliate of CBS from the new show, including merchandising, theatrical and other commercial rights, through the end of the fiscal year for which the determination is being made over the cumulative production and development costs, including producers' fees, direct selling, marketing, promotional and other distribution expenses, all third-party participations and other payments, and all other direct out-of-pocket costs, in all cases to the extent attributable to the new show; over (b) all payments of the new show profits bonus made with respect to the new show for all prior fiscal years, provided that the payment of a new series bonus with respect to the new show, if any, will be treated as an expense of the new show but will not be an offset against the new show profits bonus. Any new show profits bonus owed to Michael King or Roger King for any fiscal year will be paid as soon as practicable after the audited financial statements for the subject fiscal year become available. The new show profits bonus for any new show will be payable by King World only for so long as King World, CBS or any other affiliate of CBS derives any revenues from the new show. Any profits realized by King World, CBS or any CBS affiliate upon any direct or indirect disposition of a new show will be subject to the new show profits bonus. The Oprah Winfrey Show will prospectively be considered a "new show" if King World, CBS or any CBS affiliate obtains the distribution rights for telecasts after August 31, 2002. In that event and after that date, the new show profits bonus with respect to The Oprah Winfrey Show shall be calculated by substituting 3.0% for the 2.5% amount in clause (a) above. The new show profits bonus with respect to The Martin Short Show shall be calculated by substituting 5.0% for the 2.5% amount in clause (a) above.

        STOCK OPTIONS AND OTHER PROVISIONS

    Each of Michael King and Roger King will also receive, upon completion of the merger, stock options to purchase 600,000 shares of CBS common stock. The options will have 10-year terms and will vest at the rate of 200,000 shares per year on each of the first three anniversaries of the date of grant. The exercise price of the options will equal the fair market value of CBS common stock on the date the options are granted.

    The amended employment agreements also provide that both Roger King and Michael King will receive $127,000 on September 1, 1999, if the merger is completed by that date, in the form of a supplemental bonus payment. After this payment, neither Roger King nor Michael King will be entitled to receive any supplemental bonus payments.

    The amended employment agreement for Roger King also provides that Roger King will be entitled to receive, for each CBS fiscal year from January 1, 2000 through the end of the term, annual incentive compensation equal to 2.5% of King World's pre-tax earnings, commonly known as "EBITDA", measured as if the merger had not occurred and also excluding EBITDA attributable to a new show for which a new show profits bonus is payable. Roger King is also entitled to receive a commission equal to 3.0% of the distribution fees received by King World, CBS or any CBS affiliate, other than from any CBS

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owned-and-operated station, for Hollywood Squares for any season beyond
2000-2001 if that series is extended beyond that season.

        TERMINATION

    King World may terminate the employment agreement of either Roger King or Michael King in the event of his death or disability or for cause. If Roger King's or Michael King's employment agreement is terminated for cause, then he will be entitled to receive only his base salary through the date of termination and any previously accrued and unpaid incentive compensation, new series bonus and new show profit bonus. If Roger King's or Michael King's employment agreement is terminated for any other reason, including disability, then he will be entitled to base salary plus other incentive compensation and bonus arrangements until the date on which his employment agreement would have expired by its terms.

        INSURANCE

    King World and CBS will continue to be obligated to provide Michael King and Roger King with life insurance coverage, each in the face amount of $15,000,000, on terms that are not materially less favorable than the policies currently in effect.

        NON-COMPETITION PROVISIONS

    Roger King's amended employment agreement subjects him to a two-year restriction against working for, rendering services to or lending his name to any business in the entertainment industry that involves the development, production or distribution of shows. The restriction will begin if and when Roger King is terminated for cause or terminates the agreement without legal justification, and will last for two years from that date. The restriction does not, however, prevent Roger King from owning less than 1% of the stock of such a business if the stock is publicly traded.

        AMENDED EMPLOYMENT AGREEMENT WITH ROBERT KING

    In connection with the merger agreement, CBS and King World entered into an amended employment agreement with Robert King. Robert King is a brother of Michael King and Roger King. The following is a summary of the material terms of the amended agreement.

    Robert King's amended employment agreement provides for his employment from the completion of the merger until August 31, 2002. The agreement may, however, be further extended by King World for successive dependent one-year periods. From the completion of the merger until August 31, 2000, Robert King will have those responsibilities as are designated by the Chairman and Co-Chief Executive Officer of King World, including having primary responsibility for making sales and distribution decisions for the Wheel of Fortune and Jeopardy! series. For the duration of the term of the amended employment agreement, Robert King will be primarily responsible for making sales and distribution decisions for Wheel of Fortune and Jeopardy! for as long as King World or CBS, or any of its other operating units, retains the distribution rights for those series.

    Robert King's amended employment agreement provides for an annual base salary of $400,000 from the completion of the merger until August 31, 2000, and for an annual base salary of $500,000 thereafter. The amended agreement preserves Robert King's option under the 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan to purchase 200,000 shares of King World common stock at $17.13 per share, with the number of shares and exercise price adjusted upon completion of the merger for the applicable exchange ratio in the merger.

    King World may terminate Robert King's amended employment agreement for death, disability or for cause and Robert King may terminate the agreement only upon a significant breach by King World or CBS of the amended employment agreement as long as the breach has not been cured within 30 days. If the

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
merger is not consummated, the existing employment agreement of Robert King will continue until August 31, 2002. If King World terminates Robert King's amended employment agreement (other than for cause), or Robert King validly terminates his agreement, then he will be entitled to receive his base salary until the date on which his employment agreement would have expired by its terms. If King World terminates Robert King's amended employment for cause or if Robert King invalidly terminates his employment agreement, then he will only receive his base salary through the date of termination.

STOCKHOLDER AGREEMENT

    As a condition to CBS's willingness to enter into the merger agreement, CBS required that Roger King, Michael King, Richard King and Diana King enter into a Stockholder Agreement with CBS. As part of the Stockholder Agreement, Roger King, Michael King, Richard King and Diana King agreed that, so long as that agreement remains in effect, they will vote their shares of King World common stock in favor of the merger with CBS. Collectively, they own approximately 19% of all outstanding King World common stock. In addition, they also agreed that, while the merger agreement remains in effect, (a) they would vote against any other merger proposal presented to the stockholders of King World and (b) they would not solicit or encourage any other merger proposal, not sell their shares of King World common stock to anyone other than CBS, and use their reasonable efforts to ensure that the merger with CBS is completed in the most timely manner possible.

    In addition, each of Roger King and Michael King agreed that for 18 months after the merger is completed he will not sell more than 25% of the sum of (a) the shares of CBS common stock he receives in the merger and (b) the number of CBS shares issuable at any time after the effective time upon the exercise of any of his King World stock options that are assumed by CBS as part of the merger.

LOAN

    On May 3, 1999, King World lent Michael King $8,269,531 to purchase shares of King World common stock that were subject to options held by Mr. King set to expire on May 4, 1999 and to enable Mr. King to pay the related tax liabilities arising out of the exercise of these options. The loan bears interest at an annual rate equal to 7.75% and is secured by the shares of common stock so purchased. The loan, plus all accrued and unpaid interest, will be repayable on the fifteenth day after Mr. King is permitted under applicable securities laws to sell a sufficient amount of King World stock to make the payment.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  CBS COMMON STOCK AND KING WORLD COMMON STOCK

    The rights of King World stockholders are governed by Delaware law, including the Delaware General Corporation Law, and by the King World certificate of incorporation and the King World by-laws. The rights of CBS stockholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, and by the CBS articles of incorporation and the CBS by-laws. Upon consummation of the merger, stockholders of King World will become holders of CBS common stock. Consequently, their rights will be governed by Pennsylvania law, the CBS articles of incorporation and the CBS by-laws.

    The following is a summary of the differences between the rights of the holders of King World common stock and the rights of the holders of CBS common stock that King World and CBS considered significant. For a full description of the rights of the holders of King World common stock and CBS common stock, holders must refer to Delaware law, Pennsylvania law, the King World certificate of incorporation, the King World by-laws, the CBS articles of incorporation and the CBS by-laws. Copies of the King World certificate of incorporation, the King World by-laws, the CBS articles of incorporation and the CBS by-laws have been filed with the Securities and Exchange Commission and will be sent to the holders of King World and CBS common stock upon request. See "Where You Can Find More Information" on page i.

STOCKHOLDER RIGHTS                      KING WORLD                         CBS
Approval of Mergers and        A merger or sale of all or     A merger or sale of all or
Certain Asset Sales            substantially all of the       substantially all of the
                               assets of the company          assets of the company
                               requires the approval of       requires the approval of a
                               holders of 66 2/3% of the      majority of the votes cast.
                               shares entitled to vote.       However, the CBS articles of
                               However, if 2/3 of the entire  incorporation requires that
                               board approves the             some transactions with an
                               transaction, then the          affiliate or 5% stockholder
                               approval of holders of only a  require (1) the approval of
                               majority of the shares         holders of 80% of all shares
                               entitled to vote is required.  entitled to vote and (2) the approval of a majority of
                                                              shares held by all
                                                              disinterested stockholders;
                                                              unless in either case the
                                                              transaction is first approved
                                                              by (1) a majority of
                                                              disinterested directors OR
                                                              (2) certain fairness criteria
                                                              are satisfied. Amendment of
                                                              these provisions requires the
                                                              approval of a majority of the
                                                              shares held by disinterested
                                                              stockholders.
Members of the Board of        All directors are elected      All directors are elected
Directors                      annually. The certificate of   annually. The articles of
                               incorporation does not         incorporation expressly state
                               provide for cumulative         that no shares carry
                               voting.                        cumulative voting rights.
Removal of Directors           Directors may be removed,      Directors may be removed for
                               with or without cause, by the  cause by the affirmative vote
                               affirmative vote of the        of a majority of votes cast
                               holders of a majority of the   and without cause by the
                               shares entitled to vote.       affirmative vote of holders
                                                              of 80% of shares entitled to
                                                              vote.

STOCKHOLDER RIGHTS                      KING WORLD                         CBS
Amendment to By-laws           The stockholders may amend     The stockholders may amend
                               the by-laws with the           the by-laws with the
                               affirmative vote of holders    affirmative vote of holders
                               of 66 2/3 of the shares        of 80% of shares entitled to
                               entitled to vote. The board    vote. The board may amend the
                               may amend the by-laws by       by-laws by majority vote of
                               majority vote.                 the entire board.
Calling of Special Meeting of  Special meetings of            Special meetings of
Stockholders                   stockholders of King World     stockholders of CBS cannot be
                               cannot be called by            called by stockholders.
                               stockholders.
Amendments to certificate of   Amendments to the certificate  Amendments to the articles of
incorporation                  of incorporation generally     incorporation must be
                               require the approval of        proposed by the board and
                               holders of a majority of the   also require the approval of
                               outstanding shares entitled    holders of a majority of the
                               to vote. However, amendments   shares entitled to vote.
                               to some provisions of the      However, amendments to some
                               certificate of incorporation,  provisions of the articles of
                               including those related to     incorporation, including
                               the nomination and election    those related to the board,
                               of directors, the adoption or  the by-laws and the removal
                               amendment of by-laws and the   of directors, require the
                               approval of business           approval of holders of 80% of
                               combinations, require the      the shares entitled to vote.
                               approval of holders of
                               66 2/3% of the shares
                               entitled to vote.

DIVIDEND RIGHTS

    KING WORLD. Under Delaware law, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividends are declared and/or its preceding fiscal year. However, dividends may not be declared out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by any issued and outstanding preferred stock.

    CBS. Under Pennsylvania law, a corporation may pay dividends unless the payment would leave the corporation unable to pay its debts as they become due in the usual course of business, or unless the payment would leave the corporation with total assets that were less than the sum of its total liabilities plus the amount that would be distributable upon dissolution to stockholders having senior rights.

FIDUCIARY DUTIES OF DIRECTORS

    KING WORLD. Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with the fiduciary duties of loyalty and care to both the corporation and the stockholders. A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule", a presumption that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the corporation. Unless this presumption is rebutted, the business judgment exercised by directors in making their decisions is not subject to judicial review. To rebut this presumption, a party must demonstrate that, in reaching their decision, the directors breached one or more of their fiduciary duties. If the presumption is so rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors' defensive actions taken in response to a threat to corporate control or their approval of a change-of-control transaction to enhanced scrutiny.

    CBS. Under Pennsylvania law, directors have a fiduciary duty to their corporation and are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation, and with the care, including reasonable inquiry, skill and diligence, that a person of ordinary prudence would use under similar circumstances. Directors may, in considering the best interests of their corporation, consider the effects of any action upon employees, suppliers and customers of the corporation, and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee of the board or an individual director is presumed to be in the best interests of the corporation. Unlike Delaware law, Pennsylvania law does not impose any heightened obligations on directors to justify their conduct in the context of a potential or proposed acquisition of control.

LIABILITY OF DIRECTORS

    KING WORLD. Delaware law permits a corporation to include in its certificate of incorporation a provision that limits or eliminates the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except under certain circumstances. Some of these circumstances would include a breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an unlawful declaration of a dividend or unlawful authorization of the repurchase or redemption of stock or any transaction from which the director derived an improper personal benefit. The King World certificate of incorporation eliminates director liability to the fullest extent permitted by Delaware law.

    CBS. Under Pennsylvania law, a corporation may include in its by-laws a provision, adopted by vote of its stockholders, which eliminates the liability of its directors for monetary damages for any action taken or the failure to take any action, unless (a) the directors have breached or failed to perform their duties and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a Pennsylvania corporation may not eliminate the liability of directors where the responsibility or liability of a director arises under any criminal statute or is for the payment of federal, state or local taxes. The CBS by-laws eliminate director liability to the fullest extent permitted by Pennsylvania law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    KING WORLD. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of being or having been a representative of or serving at the request of the corporation. This indemnification is available if the person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation and, in a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In a derivative action brought on behalf of the corporation, this indemnification is limited to expenses incurred. Delaware law also provides that a corporation may advance a director or officer the expenses incurred in defending any action, if it receives an undertaking from the officer or director to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. A determination of the amount of the indemnification to be paid in any circumstance must be made by a majority of the directors who are not parties to the action, even though less than a quorum, by a committee of such disinterested directors or, if there are no such directors or if such directors so direct, by independent legal counsel. No indemnification for expenses in derivative actions is permitted under Delaware law if the person is found to be liable to the corporation, unless a court finds him or her entitled to such indemnification. If, however, that person is successful, on the merits or otherwise, in defending a third-party or derivative action, indemnification for expenses incurred is mandatory. The indemnification provisions of Delaware law are not exclusive of any other rights to which the party may be entitled under any by-law, agreement or vote of stockholders or disinterested directors. The King World by-laws provide for indemnification of directors and officers to the fullest extent permitted by law.

    CBS. The provisions of Pennsylvania law regarding indemnification are substantially similar to those of Delaware law. Unlike Delaware law, however, Pennsylvania law expressly permits indemnification in connection with any action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim constituted willful misconduct or recklessness. The CBS by-laws provide for indemnification of directors and officers to the fullest extent permitted by law. However, the CBS by-laws specifically state that there will be no indemnification where the indemnitee initiates the claim, except for a claim to enforce by-law indemnification rights. The CBS by-laws provide for the advancement of certain expenses if the person seeking indemnification agrees to repay all amounts advanced if it is later ultimately determined that such person is not entitled to be indemnified.

ANTI-TAKEOVER PROVISIONS

    KING WORLD. Under Delaware law, a corporation is prohibited from engaging in any "business combination" with an "interested stockholder", which is defined as a person who, together with affiliates or associates, owns, or within a three-year period did own, 15% or more of the corporation's voting stock for a period of three years following the date on which the stockholder became an interested stockholder, unless:

    - the certificate of incorporation provides otherwise;

    - prior to the date on which the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - the interested stockholder owned 85% or more of the voting stock of the corporation, excluding specified shares, upon completion of the transaction as the result of which he became an interested stockholder; or

    - on or after the date on which such person became an interested stockholder, the business combination is approved by the board of directors and the affirmative vote, at a special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by such interested stockholder. A "business combination" includes:

       - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

       - certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries; and

       - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

    Delaware law does not contain a "control-share acquisition" statute similar to that contained in Pennsylvania law.

    CBS. Pennsylvania law contains several anti-takeover provisions which apply to "registered" corporations like CBS.

    TRANSACTIONS WITH INTERESTED STOCKHOLDERS. Pennsylvania law provides that the types of transactions listed below must be approved by the affirmative vote of at least a majority of the votes that all stockholders are entitled to cast with respect to such transactions, excluding all voting shares owned by an interested stockholder. An interested stockholder is defined in the Pennsylvania Business Corporation Law and generally means someone who owns 20% or more of the stock entitled to elect directors of a corporation. The following types of transactions require the special vote described above:

    - in a merger or consolidation, a share exchange or certain sales of assets involving a corporation or its subsidiary, if an interested stockholder is a party to the transaction;

    - in a division of the corporation, if an interested stockholder is to receive a disproportionate amount of any of the securities of any corporation surviving or resulting from the division;

    - in a voluntary dissolution of the corporation, if any stockholder is to be treated differently from others holding shares of the same class; or

    - in a reclassification, if any stockholder's percentage of voting or economic share interest in the corporation is materially increased relative to substantially all other stockholders.

The special voting requirement with respect to the above types of transactions does not apply if:

    - the transaction being proposed has been approved by a majority of the corporation's board of directors, excluding directors affiliated with or nominated by the interested stockholder,

    - the consideration received for each class of stock owned by the interested stockholder is at least as high as the highest consideration paid for that class by the interested stockholder or

    - the transaction involves a parent corporation which owns at least 80% of the stock.

    Pennsylvania law also prohibits a corporation from engaging in a business combination, such as a merger, consolidation, share exchange or division, sale, disposition of property, or issuance of shares for a specified percentage of the value of the corporation, with an interested stockholder unless:

    - the board of directors of the corporation gives prior approval to the proposed transaction or gives prior approval to the interested stockholder's acquisition of 20% of the shares entitled to vote in an election of directors of the corporation;

    - the interested stockholder owns at least 80% of the stock of the corporation entitled to vote in an election of directors and, no earlier than three months after the interested stockholder reaches the 80% level, the majority of the remaining stockholders approves the proposed transaction and stockholders receive a minimum "fair price" for their shares in the transaction and some other conditions are met;

    - holders of all outstanding common stock approve the transaction;

    - no earlier than five years after the interested stockholder acquired the 20%, a majority of the remaining shares entitled to vote in an election of directors approve the transaction; or

    - no earlier than five years after the interested stockholder acquired the 20%, a majority of all the shares approve the transaction, all stockholders receive a minimum "fair price" for their shares and some other conditions are met.

    STOCKHOLDER RIGHT TO HAVE SHARES PURCHASED IN CONTROL TRANSACTIONS. Under Pennsylvania law, when a person or group of persons acting together holds 20% of the shares entitled to vote in the election of directors, any other stockholder of the registered corporation who objects can, within a reasonable time after the control person or group of persons acquires the 20% stake, under procedures set forth in Pennsylvania law statutes, require the control group to purchase his or her shares at a fair value.

    CORPORATION MAY HAVE RIGHT TO REDEEM SHARES, REMOVE VOTING RIGHTS AND REQUIRE DISGORGEMENT. Pennsylvania law also contains provisions which, under specified circumstances, permit a corporation to redeem the shares owned by a group of individuals who own more than 20% of the voting power. The corporation also may remove the voting rights of those shares and require the disgorgement of profits received through the ownership of those shares. The CBS by-laws expressly provide that each such provision is not applicable to CBS.

RIGHTS OF INSPECTION

    Under both Pennsylvania law and Delaware law, every stockholder, upon proper written demand stating the purpose, may inspect the corporate books and records as long as the inspection is for a proper purpose and during normal business hours. Under both statutes, a "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a stockholder.

LIQUIDATION RIGHTS

    The rights of the holders of King World common stock upon the liquidation or dissolution of King World are substantially the same as those of the holders of CBS common stock upon the liquidation or dissolution of CBS.

CASE LAW AND COURT SYSTEMS

    There is a substantial body of case law in Delaware interpreting the corporation laws of that state. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the Delaware General Corporation Law. The body of case law interpreting the corporation law of Pennsylvania is not as significantly developed as in Delaware. In Pennsylvania, matters arising under Pennsylvania law are adjudicated by the general state courts. As a result of these factors, there may be less certainty as to the outcome of matters governed by Pennsylvania law, and, therefore, it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware law.

                                 LEGAL MATTERS

    The validity of the shares of CBS common stock to be issued pursuant to the terms of the merger agreement will be passed upon for CBS by Louis J. Briskman, Executive Vice President and General Counsel of CBS. As of August 9, 1999, Mr. Briskman beneficially owned 350,129 shares of CBS common stock, including 347,800 shares issuable upon the exercise of stock options.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules of CBS, as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus from CBS's Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated in this document by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements incorporated in this proxy statement/prospectus by reference from King World's Form 10-K for the fiscal year ended August 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated in this document by reference in reliance upon the authority of said firm as experts in giving said report.

     INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

                                                                                                     PAGE
                                                                                                     -------------
Unaudited Pro Forma Combined Condensed Financial Information.......................................  F-2

Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1999..........................  F-3

Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31,
  1999.............................................................................................  F-4

Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31,
  1998.............................................................................................  F-5

Notes to Unaudited Pro Forma Combined Condensed Financial Statements...............................  F-6 to F-11

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

GENERAL

    The following unaudited pro forma combined condensed financial statements are presented using the purchase method of accounting for the merger of CBS and King World, the June 4, 1998 acquisition of CBS Radio, Inc., formerly American Radio Systems Corporation, by CBS and the probable acquisition of Outdoor Systems, Inc. by Infinity which was announced on May 27, 1999. These financial statements also reflect the combination of consolidated historical financial data of CBS, King World, American Radio, and Outdoor Systems.

    The unaudited pro forma combined condensed balance sheet as of March 31, 1999 is presented as if the merger of CBS and King World, and the Outdoor Systems acquisition had occurred on March 31, 1999. The unaudited pro forma combined condensed statement of operations for the quarter ended March 31, 1999 and the year ended December 31, 1998 is presented as if the merger of CBS and King World, the acquisition of American Radio by CBS, the probable acquisition of Outdoor Systems by Infinity, and the Infinity Broadcasting Corporation initial public offering had occurred on January 1, 1998. In the opinion of CBS management, all adjustments considered necessary for a fair presentation of the pro forma data have been made.

    These unaudited pro forma combined condensed financial statements should be read in conjunction with: (i) CBS's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1998 and Management's Discussion and Analysis included in CBS's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this proxy statement/prospectus; (ii) King World's consolidated financial statements and the notes thereto as of and for the year ended August 31, 1998 and Management's Discussion and Analysis included in King World's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, which is incorporated by reference in this proxy statement/prospectus; (iii) CBS's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, and (iv) King World's Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 1998, February 28, 1999, and May 31, 1999, which are incorporated by reference in this proxy statement/prospectus. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the CBS and King World merger, the acquisition of American Radio by CBS, the probable acquisition of Outdoor Systems by Infinity, or the Infinity initial public offering been consummated as of the dates indicated, or of the results that may be obtained in the future.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                 (IN MILLIONS)

                                                    CBS          KING WORLD                                      ESTIMATED
                                                CORPORATION   PRODUCTIONS, INC.    ESTIMATED     ESTIMATED      ADJUSTMENTS
                                                 MARCH 31,      FEBRUARY 28,       PRO FORMA     PRO FORMA     FOR OTHER CBS
                                                   1999             1999          ADJUSTMENTS    COMBINED       EVENTS (8)
                                               -------------  -----------------  -------------  -----------  -----------------
ASSETS:
  Cash and cash equivalents..................    $     987        $     338        $      --     $   1,325       $    (627)
  Short-term investments.....................           --               27               --            27              --
  Customer receivables, net..................        1,272              107               (5)(4)      1,374            142
  Program rights.............................          562               --               --           562              --
  Deferred income taxes......................          217               --               --           217              13
  Prepaid and other current assets...........          170               91               --           261              80
                                               -------------         ------      -------------  -----------         ------
  Total current assets.......................        3,208              563               (5)        3,766            (392)
  Long-term investments......................           --              358               --           358              --
  Property and equipment, net................        1,132               20               --         1,152           1,900
  FCC licenses, net..........................        4,220               --               --         4,220              --
  Goodwill, net..............................       10,299               --            1,773(3)     12,072           6,639
  Other intangible and noncurrent assets.....        1,667               95               --         1,762              98
                                               -------------         ------      -------------  -----------         ------
TOTAL ASSETS.................................    $  20,526        $   1,036        $   1,768     $  23,330       $   8,245
                                               -------------         ------      -------------  -----------         ------
                                               -------------         ------      -------------  -----------         ------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current maturities of long-term debt.......    $     127        $      --        $      --     $     127       $     147
  Liabilities for talent and program rights..          592               --               --           592              --
  Accounts payable, accrued and other
    liabilities..............................        1,135              115               25(3)      1,270             100
                                                                                          (5)(4)
                                               -------------         ------      -------------  -----------         ------
  Total current liabilities..................        1,854              115               20         1,989             247
  Long-term debt.............................        2,315               --               --         2,315           1,096
  Pension liability..........................          878               --               --           878              --
  Postretirement benefit liability...........        1,020               --               --         1,020              --
  Net liabilities of Discontinued                    1,078               --               --         1,078              --
    Operations...............................
  Other noncurrent liabilities...............        2,055               --               --         2,055             130
                                               -------------         ------      -------------  -----------         ------
TOTAL LIABILITIES............................        9,200              115               20         9,335           1,473
                                               -------------         ------      -------------  -----------         ------
Minority interest in equity of consolidated
  subsidiaries...............................        1,624               --               --         1,624           4,261
SHAREHOLDERS' EQUITY:
  Preferred stock............................           --               --               --            --              --
  Common stock...............................          740                1               57(3)        797              --
                                                                                          (1)(3)                        --
  Capital in excess of par value.............        9,082              146            2,282(3)     11,694           2,511
                                                                                         330(3)
                                                                                        (146)(3)
  Common stock held in treasury, at cost.....       (1,265)            (444)             444(3)     (1,265)             --
  Retained earnings..........................        1,815            1,218           (1,218)(3)      1,815             --
  Accumulated other comprehensive loss.......         (670)              --               --          (670)             --
                                               -------------         ------      -------------  -----------         ------
TOTAL SHAREHOLDERS' EQUITY...................        9,702              921            1,748        12,371           2,511
                                               -------------         ------      -------------  -----------         ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...    $  20,526        $   1,036        $   1,768     $  23,330       $   8,245
                                               -------------         ------      -------------  -----------         ------
                                               -------------         ------      -------------  -----------         ------

                                                ESTIMATED
                                                PRO FORMA
                                                 COMBINED
                                               AS ADJUSTED
                                                FOR OTHER
                                                CBS EVENTS
                                               ------------
ASSETS:
  Cash and cash equivalents..................   $      698
  Short-term investments.....................           27
  Customer receivables, net..................        1,516
  Program rights.............................          562
  Deferred income taxes......................          230
  Prepaid and other current assets...........          341
                                               ------------
  Total current assets.......................        3,374
  Long-term investments......................          358
  Property and equipment, net................        3,052
  FCC licenses, net..........................        4,220
  Goodwill, net..............................       18,711
  Other intangible and noncurrent assets.....        1,860
                                               ------------
TOTAL ASSETS.................................   $   31,575
                                               ------------
                                               ------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current maturities of long-term debt.......   $      274
  Liabilities for talent and program rights..          592
  Accounts payable, accrued and other
    liabilities..............................        1,370

                                               ------------
  Total current liabilities..................        2,236
  Long-term debt.............................        3,411
  Pension liability..........................          878
  Postretirement benefit liability...........        1,020
  Net liabilities of Discontinued                    1,078
    Operations...............................
  Other noncurrent liabilities...............        2,185
                                               ------------
TOTAL LIABILITIES............................       10,808
                                               ------------
Minority interest in equity of consolidated
  subsidiaries...............................        5,885
SHAREHOLDERS' EQUITY:
  Preferred stock............................           --
  Common stock...............................          797
                                                        --
  Capital in excess of par value.............       14,205

  Common stock held in treasury, at cost.....       (1,265)
  Retained earnings..........................        1,815
  Accumulated other comprehensive loss.......         (670)
                                               ------------
TOTAL SHAREHOLDERS' EQUITY...................       14,882
                                               ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...   $   31,575
                                               ------------
                                               ------------

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                     ESTIMATED
                                         THREE MONTHS ENDED                                          ESTIMATED       PRO FORMA
                                -------------------------------------                               ADJUSTMENTS      COMBINED
                                                   FEBRUARY 28, 1999    ESTIMATED    ESTIMATED          FOR         AS ADJUSTED
                                 MARCH 31, 1999       KING WORLD        PRO FORMA    PRO FORMA       OTHER CBS       FOR OTHER
                                CBS CORPORATION    PRODUCTIONS, INC.   ADJUSTMENTS   COMBINED       EVENTS (8)      CBS EVENTS
                                ----------------  -------------------  -----------  -----------  -----------------  -----------
Revenues......................     $    1,768          $     197        $     (10)(4)  $   1,955     $     172       $   2,127
Operating expenses............         (1,160)              (120)              10(4)     (1,270)           (83)         (1,353)
Marketing, general and
  administrative..............           (301)               (23)              --         (324)            (10)           (334)
Depreciation and
  amortization................           (149)                (1)             (44)(5)       (194)           (85)          (279)
Residual costs of discontinued
  businesses..................            (40)                --               --          (40)             --             (40)
                                     --------              -----       -----------  -----------          -----      -----------
Operating profit (loss).......            118                 53              (44)         127              (6)            121
Other income and expense,
  net.........................             13                 --               --           13               1              14
Interest expense, net.........            (51)                 7               --          (44)            (29)            (73)
                                     --------              -----       -----------  -----------          -----      -----------
Income (loss) from Continuing
  Operations before income
  taxes and minority interest
  in income of consolidated
  subsidiaries................             80                 60              (44)          96             (34)             62
Income tax expense............            (46)               (21)              --          (67)             (6)            (73)
Minority interest in (income)
  loss of consolidated
  subsidiaries................             (9)                --               --           (9)              6              (3)
                                     --------              -----       -----------  -----------          -----      -----------
Income (loss) from Continuing
  Operations..................     $       25          $      39        $     (44)   $      20       $     (34)      $     (14)
                                     --------              -----       -----------  -----------          -----      -----------
                                     --------              -----       -----------  -----------          -----      -----------
Weighted average shares
  outstanding (in thousands):
  Basic.......................        693,006                              57,312      750,318                         750,318
                                     --------                          -----------  -----------                     -----------
  Diluted.....................        708,250                              60,312      768,562                         750,318
                                     --------                          -----------  -----------                     -----------
Basic and diluted income
  (loss) per share............     $     0.04                                        $    0.03                       $   (0.02)
                                     --------                                       -----------                     -----------
                                     --------                                       -----------                     -----------

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                 ESTIMATED
                                        TWELVE MONTHS ENDED                                                      PRO FORMA
                               --------------------------------------                              ESTIMATED     COMBINED
                                                   NOVEMBER 30, 1998                              ADJUSTMENT    AS ADJUSTED
                                                      KING WORLD        ESTIMATED    ESTIMATED        FOR           FOR
                               DECEMBER 31, 1998   PRODUCTIONS, INC.    PRO FORMA    PRO FORMA     OTHER CBS     OTHER CBS
                                CBS CORPORATION           (7)          ADJUSTMENTS   COMBINED     EVENTS (8)      EVENTS
                               -----------------  -------------------  -----------  -----------  -------------  -----------
Revenues.....................      $   6,805           $     705        $     (23)(4)  $   7,487   $     874     $   8,361

Operating expenses...........         (4,373)               (442)              23(4)     (4,792)        (450)       (5,242)
Marketing, general and
  administrative.............         (1,216)                (78)              --       (1,294)          (41)       (1,335)
Depreciation and
  amortization...............           (571)                 (2)            (177)(5)       (750)        (363)      (1,113)
Residual costs of
  discontinued businesses....           (163)                 --               --         (163)           --          (163)
                                    --------            --------       -----------  -----------        -----    -----------
Operating profit (loss)......            482                 183             (177)         488            20           508
Other income and expense,
  net........................             43                  --               --           43            (5)           38
Interest expense, net........           (370)                 34               --         (336)          (27)         (363)
                                    --------            --------       -----------  -----------        -----    -----------
Income (loss) from Continuing
  Operations before income
  taxes and minority interest
  in income of consolidated
  subsidiaries...............            155                 217             (177)         195           (12)          183
Income tax expense...........           (161)                (74)              --         (235)          (85)         (320)
Minority interest in income
  of consolidated
  subsidiaries...............             (6)                 --               --           (6)          (29)          (35)
                                    --------            --------       -----------  -----------        -----    -----------
Income (loss) from Continuing
  Operations.................      $     (12)          $     143        $    (177)   $     (46)    $    (126)    $    (172)
                                    --------            --------       -----------  -----------        -----    -----------
                                    --------            --------       -----------  -----------        -----    -----------
Weighted average Basic and
  diluted shares outstanding
  (in thousands)(6)..........        696,435                  --           57,312(2)    753,747           --       753,747
                                    --------            --------       -----------  -----------        -----    -----------
Basic and diluted income
  (loss) per share...........      $   (0.02)                                        $   (0.06)                  $   (0.23)
                                    --------                                        -----------                 -----------
                                    --------                                        -----------                 -----------

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

                              FINANCIAL STATEMENTS

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

(1) BASIS OF PRESENTATION

    The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma combined condensed financial statements. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the effective time of the merger. The excess of consideration paid over the estimated fair value of net assets acquired will be recorded as goodwill and amortized as a charge to earnings. For purposes of the unaudited pro forma combined condensed financial statements, the preliminary fair values of King World's assets and liabilities were estimated by CBS management based primarily on information furnished by the management of King World. The final allocation of the purchase price will be determined after the consummation of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of assets acquired and liabilities assumed of King World.

(2) PURCHASE PRICE INFORMATION

    Pursuant to the merger agreement, stockholders of King World will receive .81 of a share of CBS common stock for each King World share issued and outstanding at the consummation of the merger. The total number of King World shares issued and outstanding during the period subsequent to the merger announcement but prior to its consummation is not anticipated to fluctuate out of the ordinary course. For the purpose of the pro forma combined condensed financial statements the value of the per share CBS common stock to be issued was calculated based upon the market price per share at the close of business on March 31, 1999.

Total estimated King World common shares outstanding.............................  70,755,335
Exchange Ratio...................................................................        0.81
                                                                                   ----------
Estimated CBS common shares to be issued.........................................  57,311,821
CBS common stock per share market value..........................................  $  40.8125

Purchase Price:

Estimated value of CBS common stock to be issued in connection with the merger...  $    2,339
Estimated fair value of stock options assumed....................................         330
                                                                                   ----------
Estimated net increase in CBS equity.............................................  $    2,669
                                                                                   ----------
                                                                                   ----------

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

(3) PURCHASE PRICE AND ELIMINATION OF HISTORICAL BALANCES

    To record the purchase price paid in connection with the merger as described in Note 1 and Note 2 above and to eliminate certain historical King World balances.

Issuance of new CBS equity (per Note 2) (57,311,821 shares at $40.8125) allocated as follows:
  Common stock, $1.00 par value (57,311,821 shares)..................................  $      57
  Capital in excess of par value:
    Issuance of new CBS stock........................................................      2,282
    Fair value of King World stock options assumed by CBS............................        330
                                                                                       ---------
  Increase in CBS equity (see Note 2)................................................      2,669
Less: Shareholders' equity of King World at March 31, 1999
  Common stock.......................................................................         (1)
  Capital in excess of par value.....................................................       (146)
  Common stock held in treasury......................................................        444
  Retained earnings..................................................................     (1,218)
Adjustments:
  Add: Estimated accrued transaction costs...........................................         25
                                                                                       ---------
  Excess purchase price over fair value of net assets acquired.......................  $   1,773
                                                                                       ---------
                                                                                       ---------

    The above pro forma adjustments are based on preliminary estimates. The final allocation of the purchase price will be determined after the consummation of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of assets acquired and liabilities assumed of King World. As further analysis is performed, these estimates may be revised at a later date.

(4) EXISTING RELATIONSHIP BETWEEN CBS AND KING WORLD

    Through an existing agreement with King World, CBS's owned-and-operated television stations pay for certain programming from King World. The following adjustments have been made to eliminate the balances associated with the transactions between CBS and King World:

BALANCE SHEET
Customer receivables/Accounts payable as of March 31, 1999......................................  $       5

STATEMENT OF OPERATIONS
Revenue/operating expenses for the three months ended March 31, 1999............................  $      10
Revenue/operating expenses for the year ended December 31, 1998.................................         23

(5) AMORTIZATION OF GOODWILL

    The pro forma adjustments are based on preliminary estimates. The final allocation of the purchase price will be determined after the consummation of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of assets acquired and liabilities assumed of King World. As further analysis is performed, including obtaining appraisals for identifiable intangible assets and programming commitments acquired, these estimates may be significantly revised, including the estimated amortization periods. Estimated goodwill amortization is computed on a straight-line basis over a 10-year period. If goodwill amortization had been computed assuming a 20-year period pro forma operating results for the quarter ended March 31, 1999 and for the year ended December 31, 1998 on a pre and post tax basis would have improved by $22 million and $89 million, respectively, or approximately $0.03 and $0.12 per share, respectively, on a basic and diluted basis.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

(6) AVERAGE SHARES OUTSTANDING

    The average CBS common shares outstanding used in calculating pro forma loss per common share from Continuing Operations, as adjusted for Other CBS Events, are calculated assuming that the estimated number of shares of CBS common stock to be issued in connection with the merger were outstanding from January 1, 1998. Options to purchase shares of common stock as well as shares of common stock issuable under deferred compensation arrangements were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share. For the quarter ended March 31, 1999 and the year ended December 31, 1998 options to purchase shares of CBS common stock as well as shares of CBS common stock issuable under deferred compensation arrangements approximated 22 million and 21 million, respectively.

(7) KING WORLD CONDENSED STATEMENT OF OPERATIONS

    The King World condensed statement of operations for the twelve month period ended November 30, 1998 is calculated by adding the King World first quarter statement of operations as filed in its Quarterly Report on Form 10-Q for the three month period ended November 30, 1998, and subtracting the prior year first quarter statement of operations as filed in their Quarterly Report on Form 10-Q for the period ended November 30, 1997, from its total year 1998 statement of operations as filed in its Annual Report on Form 10-K for the fiscal year ended August 31, 1998.

(8) OTHER CBS EVENTS

    The unaudited pro forma combined condensed financial statements are presented after giving effect to the following Other CBS Events:

ACQUISITION OF AMERICAN RADIO BY CBS

    On June 4, 1998, CBS acquired the radio operations of American Radio for $1.4 billion in cash plus the assumption of debt with a fair value of approximately $1.3 billion. This acquisition has been accounted for under the purchase method of accounting.

PROBABLE ACQUISITION OF OUTDOOR SYSTEMS BY INFINITY

    On May 27, 1999, Infinity signed a definitive agreement to acquire Outdoor Systems for approximately $8.7 billion which includes the assumption of debt with a fair value of approximately $1.9 billion. This acquisition will be accounted for under the purchase method of accounting. In connection with this acquisition Infinity will issue approximately 231 million shares of its Class A common stock which will dilute CBS's equity ownership in Infinity to approximately 62.5 percent. The consummation of the acquisition is subject to certain conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of Outdoor Systems and Infinity shareholders.

INFINITY INITIAL PUBLIC OFFERING

    In 1998, CBS formed a new company, named Infinity, comprising the radio and outdoor advertising operations of CBS. In December 1998, Infinity sold 18.2 percent of its common stock in an initial public offering, generating proceeds of approximately $3 billion. These proceeds were utilized to pay down

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

existing debt under the CBS revolving credit facility and other debt of CBS as well as to make investments in short-term marketable securities.

    The following table sets forth the estimated adjustments effecting CBS's consolidated financial statements for the inclusion of the probable acquisition of Outdoor Systems by Infinity. In that regard the historical statement of position at March 31, 1999 has been incorporated into the pro forma financials and is adjusted to reflect the acquisition purchase price as well as certain other items such as: the repayment of long-term debt; the step up in value of certain long-term debt instruments; the elimination of existing debt financing costs; the accrual for the estimated transaction costs; and the recognition of the estimated excess purchase price over the fair value of assets acquired as goodwill. As further analysis is performed, including appraisals on identifiable tangible and intangible assets acquired and liabilities assumed, these estimates may be significantly revised including the estimated amortization periods. Minority interest in equity of consolidated subsidiaries has also been adjusted to reflect Infinity's distribution of its stock in connection with the acquisition of Outdoor Systems and thus the reduction of CBS's equity interest in Infinity from 81.8 percent to 62.5 percent.

                                                                                                           ESTIMATED
                                                                               OUTDOOR                    ADJUSTMENTS
                                                                               SYSTEMS      ESTIMATED         FOR
                                                                              MARCH 31,     PRO FORMA      OTHER CBS
                                                                                1999       ADJUSTMENTS      EVENTS
                                                                             -----------  -------------  -------------
ASSETS:
Cash and cash equivalents..................................................   $      14     $    (641)     $    (627)
Customer receivables.......................................................         142            --            142
Deferred income taxes......................................................          13            --             13
Prepaid and other current assets...........................................          80            --             80
                                                                             -----------       ------         ------
Total current assets.......................................................         249          (641)          (392)
Property and equipment, net................................................       1,900            --          1,900
Goodwill, net..............................................................         592         6,047          6,639
Other intangible and noncurrent assets.....................................          51            47             98
                                                                             -----------       ------         ------
TOTAL ASSETS...............................................................   $   2,792     $   5,453      $   8,245
                                                                             -----------       ------         ------
                                                                             -----------       ------         ------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt.......................................   $     147     $      --      $     147
Accounts payable and other liabilities.....................................          85            15            100
                                                                             -----------       ------         ------
Total current liabilities..................................................         232            15            247
Long-term debt.............................................................       1,662          (566)         1,096
Other noncurrent liabilities...............................................         110            20            130
                                                                             -----------       ------         ------
TOTAL LIABILITIES..........................................................       2,004          (531)         1,473
Minority interest..........................................................          --         4,261          4,261
SHAREHOLDERS' EQUITY:
Common stock...............................................................           2            (2)            --
Capital in excess of par value.............................................         763         1,748          2,511
Common stock held in treasury, at cost.....................................          (4)            4             --
Retained earnings..........................................................          36           (36)            --
Accumulated other comprehensive loss.......................................          (9)            9             --
                                                                             -----------       ------         ------
TOTAL SHAREHOLDERS' EQUITY.................................................         788         1,723          2,511
                                                                             -----------       ------         ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................................   $   2,792     $   5,453      $   8,245
                                                                             -----------       ------         ------
                                                                             -----------       ------         ------

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

    The following table combines the above mentioned Other CBS Events as if these transactions had occurred as of January 1, 1999 and were reflected in CBS's results of operations for the three month period ended March 31, 1999:

                                                                                                           ESTIMATED
                                                                             OUTDOOR                      ADJUSTMENTS
                                                                             SYSTEMS       ESTIMATED          FOR
                                                                            MARCH 31,      PRO FORMA       OTHER CBS
                                                                              1999        ADJUSTMENTS       EVENTS
                                                                          -------------  -------------  ---------------
Revenues................................................................    $     172      $      --       $     172
Operating expenses......................................................          (83)            --             (83)
Marketing, general and administrative...................................          (10)            --             (10)
Depreciation and amortization...........................................          (35)           (50)(d)          (85)
                                                                                -----          -----           -----
Operating profit........................................................           44            (50)             (6)
Other income and expense, net...........................................            1             --               1
Interest expense........................................................          (37)             8(e)          (29)
                                                                                -----          -----           -----
Income from Continuing Operations before income taxes and minority
  interest in income of consolidated subsidiaries.......................            8            (42)            (34)
Income tax expense......................................................           (3)            (3)(c)           (6)
Minority interest in income of consolidated subsidiaries................           --              6(f)            6
                                                                                -----          -----           -----
Income from Continuing Operations.......................................    $       5      $     (39)      $     (34)
                                                                                -----          -----           -----
                                                                                -----          -----           -----

    The following table combines the above mentioned Other CBS Events as if these transactions had occurred as of January 1, 1998 and were reflected in CBS's results of operations for the year ended December 31, 1998:

                                                                                                         OUTDOOR SYSTEMS
                                                   AMERICAN RADIO ACQUISITION                              ACQUISITION
                                           -------------------------------------------                   ---------------
                                            AMERICAN                       ESTIMATED
                                              RADIO                        AMERICAN                          OUTDOOR
                                             THROUGH       ESTIMATED         RADIO                           SYSTEMS
                                             JUNE 4,       PRO FORMA       PRO FORMA       INFINITY       DECEMBER 31,
                                              1998        ADJUSTMENTS      COMBINED           IPO             1998
                                           -----------  ---------------  -------------  ---------------  ---------------
Revenues.................................   $     168      $      --       $     168       $      --        $     706
Operating expenses.......................        (119)            --            (119)             --             (331)
Marketing, general and administrative....          (4)            --              (4)             --              (37)
Depreciation and amortization............         (28)           (10)(a)         (38)             --             (123)
                                                -----            ---           -----           -----            -----
Operating profit.........................          17            (10)              7              --              215
Other income and expenses, net...........          --             --              --                               (5)
Interest expense.........................         (30)           (45)(b)         (75)            169(g)          (138)
                                                -----            ---           -----           -----            -----
Income from Continuing Operations before
  income taxes and minority interest in
  income of consolidated subsidiaries....         (13)           (55)            (68)            169               72
Income tax expense.......................           9             10(c)           19             (67)(c)          (31)
Minority interest in income of
  consolidated subsidiaries..............          --             --              --             (13)(f)           --
                                                -----            ---           -----           -----            -----
Income from Continuing Operations........   $      (4)     $     (45)      $     (49)      $      89        $      41
                                                -----            ---           -----           -----            -----
                                                -----            ---           -----           -----            -----


                                                              ESTIMATED       ESTIMATED
                                                               OUTDOOR       ADJUSTMENTS
                                              ESTIMATED        SYSTEMS           FOR
                                              PRO FORMA       PRO FORMA       OTHER CBS
                                             ADJUSTMENTS      COMBINED         EVENTS
                                           ---------------  -------------  ---------------
Revenues.................................     $      --       $     706       $     874
Operating expenses.......................            --            (331)           (450)
Marketing, general and administrative....            --             (37)            (41)
Depreciation and amortization............          (202)(d)        (325)           (363)
                                                  -----           -----           -----
Operating profit.........................          (202)             13              20
Other income and expenses, net...........            --              (5)             (5)
Interest expense.........................            17(e)         (121)            (27)
                                                  -----           -----           -----
Income from Continuing Operations before
  income taxes and minority interest in
  income of consolidated subsidiaries....          (185)           (113)            (12)
Income tax expense.......................            (6)(c)         (37)            (85)
Minority interest in income of
  consolidated subsidiaries..............           (16)(f)         (16)            (29)
                                                  -----           -----           -----
Income from Continuing Operations........     $    (207)      $    (166)      $    (126)
                                                  -----           -----           -----
                                                  -----           -----           -----

    Pro forma adjustments giving effect to the Other CBS Events in the unaudited pro forma combined condensed financial statements reflect the following:

(a) American Radio acquisition--amortization of goodwill and identifiable intangible assets, including FCC licenses on a straight-line basis over 40 years.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

             (TABLES IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

(b) Increase in interest expense resulting from borrowings under CBS's credit facility to finance the acquisition of American Radio including the repayment of certain American Radio revolver borrowings in conjunction with the consummation of the acquisition.

(c) Income tax expense on the pro forma results of operations and the pro forma adjustments, excluding non-deductible goodwill amortization, is calculated at a 40 percent marginal tax rate.

(d) Outdoor Systems acquisition--amortization of goodwill and identifiable intangible assets on a straight-line basis over 30 years.

(e) Reduction in interest expense resulting from the repayment of Outdoor Systems' credit facility with credit facility borrowings of Infinity where average borrowing rates are more favorable than previously experienced by Outdoor Systems. In addition, the reduction of interest expense reflects the recording of all debt instruments assumed at fair value within the pro forma financial statements. These reductions were partially offset by incremental interest expense recognized during the year ended December 31, 1998, as a result of the assumed deconsolidation of Infinity from the CBS consolidated income tax return.

(f) The adjustment to minority interest in (income) loss of consolidated subsidiaries reflects CBS's ownership interest dilution resulting from Infinity's assumed issuance of common stock to acquire Outdoor Systems. In addition, for the year ended December 31, 1998 the adjustment reflects the impact of Infinity's initial public offering. As a result of the December 1998 initial public offering CBS's equity ownership in Infinity was reduced to approximately 81.8 percent and will be further reduced to approximately
    62.5 percent after Infinity's probable acquisition of Outdoor Systems.

(g) Reduction in the interest expense represents savings resulting from the assumed repayment of debt with the proceeds received from the Infinity public offering.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 31, 1999
                                  BY AND AMONG
                         KING WORLD PRODUCTIONS, INC.,
                                CBS CORPORATION
                                      AND
                              K ACQUISITION CORP.

                               TABLE OF CONTENTS

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
ARTICLE I  THE MERGER.....................................................................................        A-1

  SECTION 1.1
                       The Merger.........................................................................        A-1
  SECTION 1.2
                       Effective Time of the Merger.......................................................        A-1
  SECTION 1.3
                       Closing............................................................................        A-2
  SECTION 1.4
                       Effects of the Merger..............................................................        A-2
  SECTION 1.5
                       Certificate of Incorporation and By-Laws...........................................        A-2
  SECTION 1.6
                       Directors..........................................................................        A-2
  SECTION 1.7
                       Officers...........................................................................        A-2

ARTICLE II  CONVERSION OF SHARES..........................................................................        A-2

  SECTION 2.1
                       Conversion of Capital Stock........................................................        A-2
  SECTION 2.2
                       Exchange of Certificates...........................................................        A-3
  SECTION 2.3
                       Closing of Transfer Books..........................................................        A-5
  SECTION 2.4
                       Exchange Ratio for Company Stock Options...........................................        A-5
  SECTION 2.5
                       Adjustments to Prevent Dilution....................................................        A-6
  SECTION 2.6
                       Lost Certificates..................................................................        A-6
  SECTION 2.7
                       Withholding Rights.................................................................        A-6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................        A-7

  SECTION 3.1
                       Organization and Qualifications; Subsidiaries......................................        A-7
  SECTION 3.2
                       Certificate of Incorporation and Bylaws............................................        A-7
  SECTION 3.3
                       Capitalization.....................................................................        A-7
  SECTION 3.4
                       Authority Relative to This Agreement...............................................        A-8
  SECTION 3.5
                       No Conflict; Required Filings and Consents; Certain Contracts......................        A-9
  SECTION 3.6
                       Compliance.........................................................................        A-9
  SECTION 3.7
                       SEC Reports and Financial Statements; Undisclosed Liabilities......................       A-10
  SECTION 3.8
                       Absence of Certain Changes or Events...............................................       A-11
  SECTION 3.9
                       Litigation.........................................................................       A-12
  SECTION 3.10
                       Registration Statement and Statement/Prospectus....................................       A-12
  SECTION 3.11
                       Employee Benefit Plans.............................................................       A-12
  SECTION 3.12
                       Board Approval.....................................................................       A-13
  SECTION 3.13
                       Vote Required......................................................................       A-13
  SECTION 3.14
                       Opinion of Financial Advisor.......................................................       A-13
  SECTION 3.15
                       Brokers............................................................................       A-14
  SECTION 3.16
                       Taxes..............................................................................       A-14
  SECTION 3.17
                       Real Property......................................................................       A-15
  SECTION 3.18
                       Labor Matters......................................................................       A-15
  SECTION 3.19
                       State Takeover Statutes............................................................       A-15
  SECTION 3.20
                       Material Contracts.................................................................       A-15
  SECTION 3.21
                       Insurance..........................................................................       A-17
  SECTION 3.22
                       Intellectual Property..............................................................       A-17
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                                      A-ii
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
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
              MERGER SUB..................................................................................       A-18

  SECTION 4.1
                       Organization and Qualifications; Subsidiaries......................................       A-18
  SECTION 4.2
                       Certificate of Incorporation and Bylaws............................................       A-18
  SECTION 4.3
                       Capitalization.....................................................................       A-19
  SECTION 4.4
                       Authority Relative to This Agreement...............................................       A-19
  SECTION 4.5
                       No Conflict; Required Filings and Consents.........................................       A-20
  SECTION 4.6
                       Compliance.........................................................................       A-20
  SECTION 4.7
                       SEC Reports and Financial Statements; Undisclosed Liabilities......................       A-21
  SECTION 4.8
                       Absence of Certain Changes or Events...............................................       A-21
  SECTION 4.9
                       Litigation.........................................................................       A-21
  SECTION 4.10
                       Registration Statement and Proxy Statement/Prospectus..............................       A-22
  SECTION 4.11
                       Board Approval.....................................................................       A-22
  SECTION 4.12
                       Vote Required......................................................................       A-22
  SECTION 4.13
                       Brokers............................................................................       A-22
  SECTION 4.14
                       No Arrangements Triggering Section 203 of the DGCL.................................       A-22
  SECTION 4.15
                       Y2K Compliance.....................................................................       A-22
  SECTION 4.16
                       Merger Sub.........................................................................       A-22

ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER.........................................................       A-23

  SECTION 5.1
                       Conduct of Business of the Company Pending the Merger..............................       A-23
  SECTION 5.2
                       Conduct of Business of the Parent Pending the Merger...............................       A-25

ARTICLE VI  ADDITIONAL COVENANTS..........................................................................       A-25

  SECTION 6.1
                       Access to Information..............................................................       A-25
  SECTION 6.2
                       No Solicitation....................................................................       A-26
  SECTION 6.3
                       Directors and Officers Indemnification and Insurance...............................       A-27
  SECTION 6.4
                       Notification of Certain Matters....................................................       A-28
  SECTION 6.5
                       Tax Treatment......................................................................       A-28
  SECTION 6.6
                       Company Stockholder Meeting........................................................       A-28
  SECTION 6.7
                       Registration Statement, Proxy Statement/Prospectus.................................       A-28
  SECTION 6.8
                       Letters of Accountants.............................................................       A-29
  SECTION 6.9
                       Further Action, Reasonable Efforts.................................................       A-29
  SECTION 6.10
                       Public Announcements...............................................................       A-29
  SECTION 6.11
                       Blue Sky...........................................................................       A-30
  SECTION 6.12
                       NYSE...............................................................................       A-30
  SECTION 6.13
                       Affiliates.........................................................................       A-30
  SECTION 6.14
                       Employee Benefits..................................................................       A-30
  SECTION 6.15
                       Tax Matters........................................................................       A-31

ARTICLE VII  CONDITIONS TO THE MERGER.....................................................................       A-31

  SECTION 7.1
                       Conditions to Each Party's Obligation to Effect the Merger.........................       A-31
  SECTION 7.2
                       Conditions to Obligations of the Company to Effect the Merger......................       A-31
  SECTION 7.3
                       Conditions to Obligations of the Parent and Merger Sub to Effect the Merger........       A-32
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                                     A-iii
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ARTICLE VIII  TERMINATION WAIVER, AMENDMENT AND CLOSING...................................................       A-34

  SECTION 8.1
                       Termination........................................................................       A-34
  SECTION 8.2
                       Effect of Termination..............................................................       A-35
  SECTION 8.3
                       Termination Fee....................................................................       A-35
  SECTION 8.4
                       Amendment or Supplement............................................................       A-36
  SECTION 8.5
                       Extension of Time, Waiver, Etc.....................................................       A-36

ARTICLE IX  MISCELLANEOUS.................................................................................       A-36

  SECTION 9.1
                       No Survival of Representations and Warranties......................................       A-36
  SECTION 9.2
                       Expenses...........................................................................       A-36
  SECTION 9.3
                       Counterparts.......................................................................       A-36
  SECTION 9.4
                       Governing Law......................................................................       A-36
  SECTION 9.5
                       Notices............................................................................       A-37
  SECTION 9.6
                       Miscellaneous......................................................................       A-37
  SECTION 9.7
                       Severability.......................................................................       A-38
  SECTION 9.8
                       Specific Performance...............................................................       A-38
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                                      A-iv

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1999, by and among CBS Corporation, a Pennsylvania corporation (the "PARENT"), King World Productions, Inc., a Delaware corporation (the "COMPANY"), and K Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent ("MERGER SUB").

    WHEREAS, the respective Boards of Directors of the Parent, the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "MERGER"), with the Company surviving as a wholly owned subsidiary of the Parent, is advisable and in the best interest of their respective corporations and stockholders and have approved this Agreement;

    WHEREAS, as a condition to the willingness of the Parent to enter into this Agreement, those individuals (the "PRINCIPAL STOCKHOLDERS") set forth on Schedule A attached to the Stockholders Agreement (as defined below), have entered into the Stockholders Agreement dated as of the date hereof (the "STOCKHOLDERS AGREEMENT") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, each Principal Stockholder will vote his or her shares of Company Common Stock (as defined in Section 2.1 hereof) in favor of the adoption of this Agreement;

    WHEREAS, the Board of Directors of the Company has approved the terms of the Stockholders Agreement; and

    WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE").

    NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1 THE MERGER. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

    (b) At the election of the Parent, any direct wholly owned Parent Subsidiary (as defined in Section 4.1(b)) may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

    SECTION 1.2 EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions hereof, a certificate of merger (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter filed with the Secretary of State of the State of Delaware on the Closing Date (as defined in Section 1.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger pursuant to Section 251 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "MERGER FILING") with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by the Company and the Parent and specified in the Certificate of Merger and in accordance with the DGCL (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "EFFECTIVE TIME").

    SECTION 1.3 CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VII hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the Business Day (as defined below) after the satisfaction or waiver of the conditions to Closing contained in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "CLOSING DATE." BUSINESS DAY shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are not required to be open.

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time so as to read in its entirety as specified in Exhibit A and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the terms thereof and with applicable law.

    (b) The By-Laws of Merger Sub in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

    SECTION 1.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

    SECTION 1.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

    SECTION 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share (the "COMPANY COMMON STOCK"), of the Company or of the holder of any shares of capital stock of Merger Sub:

        (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or Merger Sub shall automatically be cancelled and shall cease to exist and no shares of capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with

    Section 2.1(b)) shall be converted into the right to receive .81 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share (the "PARENT COMMON STOCK"), of the Parent (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate, the whole shares of Parent Common Stock to which such holder is entitled pursuant to this Section 2.1(c), as represented by one or more certificates, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest.

    SECTION 2.2  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. As of the Effective Time, the Parent shall deposit with the Parent's transfer agent for its shares of Parent Common Stock, or with such other bank or trust company designated by the Parent prior to the Effective Time and reasonably acceptable to the Company with an office or agency in the City of New York, New York (the "EXCHANGE AGENT"), for the benefit of the holders of Certificates, for exchange in accordance with this
    Article II, through the Exchange Agent, certificates representing the number of shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto to which the holders of Certificates may be entitled pursuant to Section 2.2(c), being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to
    Section 2.1(c) in exchange for outstanding shares of Company Common Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender certificates representing the shares of Parent Common Stock, dividends or distributions with respect thereto and any cash in lieu of fractional shares of Parent Common Stock, as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of Parent Common Stock.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMPANY COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered

    Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to
    Section 2.2(e), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws (as defined in Section 3.5(a)), following surrender of any such Certificate there shall be paid to the record holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest,
    (i) at the later of (A) the time of such surrender and (B) the fifth Business Day following the Effective Time, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) if the payment date for any dividend or distribution payable with respect to such whole shares of Parent Common Stock has not occurred prior to the surrender of such Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate.

        (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid for) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for shares of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock, as provided in this Article II, except as otherwise provided by law.

        (e) NO FRACTIONAL SHARES. (i) No fractional shares, and no certificate or scrip representing fractional shares, of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights as a security holder of the Parent.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the Closing Date.

        (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Parent shall cause the Exchange Agent to distribute such amounts to such holders of Certificates entitled to such amounts.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates who have not theretofore delivered all of their Certificates in accordance with Section 2.2 shall thereafter look only to the Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distribution, with respect to shares of Parent Common Stock.

        (g) NO LIABILITY. Neither the Parent, the Company nor the Exchange Agent shall be liable to any holder of Certificates or shares of Parent Common Stock, as the case may be, for any shares of Parent Common Stock (or dividends or distribution with respect thereto) or cash payable pursuant to this Article II delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5(b)), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    SECTION 2.3 CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent, they shall be cancelled and exchanged for shares of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock, as provided in this Article II.

    SECTION 2.4 EXCHANGE RATIO FOR COMPANY STOCK OPTIONS. (a) The Parent and the Company shall take such actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option (as defined in Section 3.3(a)) shall be assumed by the Parent and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the Company Option Plans (as defined in Section 3.3(a)) or any other agreement pursuant to which such Company Stock Option was subject immediately prior to the Effective Time, except as set forth in this Section 2.4 and except that (i) each such Company Stock Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options other than an "incentive stock option" (within the meaning of Section 422 of the Code), up, and, in the case of any incentive stock option, down, to the nearest whole share, if necessary, and (ii) the exercise price per share of such Company Stock Option shall be equal to the aggregate exercise price of such Company Stock Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Company Stock Option shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest cent, if necessary. Except as otherwise agreed to by the Parent and the Company, all restrictions or limitations on transfer and vesting with respect to Company Stock Options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

    (b)  As soon as practicable following the Effective Time, the Parent shall
(i) deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Option Plans after giving effect to the Merger and the provisions set forth above and (ii) subject to the Parent's receipt of evidence of a holder's agreement, if necessary, to the adjustment of his or her Company Stock Options as set forth in this Section 2.4, enter into an assumption agreement with respect to each Company Stock Option, which shall provide for the Parent's assumption of the obligations of the Company under the Company Option Plans or other agreement under which such Company Stock Option was granted, which agreement will be in a form approved by the Board of Directors of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plans as shall be necessary to permit the assumption and adjustment referred to in this Section 2.4.

    (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.4 satisfy the conditions of Section 424(a) of the Code. The Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, such Company Option Plans, that the Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (d) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options under the Company Options Plans assumed in accordance with Section 2.4(a). The Parent shall file a registration statement on Form S-8 as of or prior to the Effective Time with respect to the shares of Parent Common Stock subject to Company Stock Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Parent shall administer the Company Option Plans assumed pursuant to Section 2.4
(a) in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to the extent the applicable Company Option Plans complied with such rule prior to the Merger.

    SECTION 2.5 ADJUSTMENTS TO PREVENT DILUTION. In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or shares of Parent Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution or similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

    SECTION 2.6 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

    SECTION 2.7 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law (as defined in Section 3.5). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Parent and Merger Sub that:

    SECTION 3.1 ORGANIZATION AND QUALIFICATIONS; SUBSIDIARIES. (a) The Company and each Material Company Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, with respect to each Material Company Subsidiary, where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Material Company Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, effect, event or occurrence (i) that is materially adverse to the business, assets, properties, financial or other condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) that adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect, or that would prevent or delay in any material respect the consummation of the Merger.

    (b) Section 3.1(b) of the letter from the Company, dated the date hereof, addressed to the Parent (the "COMPANY DISCLOSURE LETTER") sets forth all Subsidiaries of the Company, the jurisdictions under which they are organized and the ownership or other interest therein of the Company and each Subsidiary of the Company (each a "COMPANY SUBSIDIARY"). Each Company Subsidiary, other than inactive Subsidiaries which are designated as such in said Section 3.1(b), is referred to herein as a "MATERIAL COMPANY SUBSIDIARY." No such inactive Company Subsidiary conducts any material operations or has any material liabilities. For purposes of this Agreement, a "SUBSIDIARY" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore made available to the Parent a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Material Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Company is not in violation of any provision of its certificate of incorporation or bylaws. No Material Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.3 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "COMPANY PREFERRED STOCK"). As of March 18, 1999, (i)(A) 70,745,131 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (B) no shares of Company Preferred Stock were issued or outstanding; and (ii)(A) 11,100,006 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "PLAN OPTIONS") granted pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase

Plan, the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, the Company's Incentive Equity Plan for Senior Executives and the Salesforce Bonus Plan (the "COMPANY OPTION PLANS"), (B) 2,000,000 shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Company Option Plans and (C) 4,940,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options listed in Section 3.3 of the Company Disclosure Letter (the "THIRD PARTY OPTIONS" and, together with the Plan Options, the "COMPANY STOCK OPTIONS").
Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list as of March 18, 1999 of the holders of all Company Stock Options, the number of shares subject to each option and the exercise price thereof. Except as set forth above, as of March 18, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options outstanding on March 18, 1999. Except for
(i) the Company Option Plans and agreements granting options thereunder and (ii) the agreements granting the Third Party Options, there are no options, warrants, calls, rights, subscriptions, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any kind or character to which the Company or any Company Subsidiary is a party (collectively, "OPTIONS") relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other shares of capital stock of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person, other than a wholly owned Company Subsidiary.

    (b) Each outstanding share of capital stock of each Material Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens"). Except for the capital stock of the Company Subsidiaries and as otherwise disclosed in Section 3.3(b) of the Company Disclosure Letter, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

    SECTION 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Required Company Vote (as defined in Section 3.13), to consummate the transactions contemplated hereby (the "TRANSACTIONS"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (i) the Required Company Vote (as defined in Section 3.13) and (ii) the Merger Filing). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    SECTION 3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS; CERTAIN
CONTRACTS. (a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Material Company Subsidiary, (ii) subject to the making of the filings and obtaining the approvals identified in Section 3.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by the Company, any such Company Subsidiary or the Surviving Corporation) or modification in a manner adverse to the Company and the Company Subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Distribution Agreement (as defined in
Section 3.20 of the Company Disclosure Letter) or (B) note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation, whether written or oral including, without limitation, the Program Licenses (as defined in Section 3.20) (collectively with the Distribution Agreements (as defined in Section 3.20), "CONTRACTS") or (C) Company Plans (as defined in Section 3.11), to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by the Company will not, require any consent, order, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental or regulatory agency, authority, commission or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY"), except (i) for (A) applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the "SECURITIES ACT"), and state securities or "blue sky" laws ("BLUE SKY LAWS"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), and (C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

    (c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, there are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any asset of the Company or any Company Subsidiary is bound, which by its terms limits in any material respect the ability of the Company or any Company Subsidiary or, after consummation of the Transactions, would by its terms limit in any material respect the ability of the Parent or any of its affiliates, to engage in any business in any area or for any period.

    SECTION 3.6 COMPLIANCE. Except as set forth in Section 3.6 of the Company Disclosure Letter or in the Company SEC Reports, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of (nor to the Company's knowledge does there exist any condition which upon the passage of time or the giving of notice or both would cause such a conflict with or a default or violation of), (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, including Laws relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release of or exposure to hazardous materials, (ii) any Material Distribution Agreement or (iii) any other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not or would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.7  SEC REPORTS AND FINANCIAL STATEMENTS; UNDISCLOSED
LIABILITIES. (a) Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since August 31, 1996 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "COMPANY SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Company SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Parent true, accurate and complete copies of all of the Company SEC Reports. The consolidated financial statements of the Company and the Company Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since August 31, 1998, neither the Company nor any of the Company Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Company and its Subsidiaries as at August 31, 1998 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after August 31, 1998 and consistent with past practices, or (ii) are disclosed or reflected in the Company SEC Reports filed after August 31, 1998. Since August 31, 1996, the Company has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no Company Subsidiary has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. From the date hereof until the Effective Time, the Company will timely file all forms, reports, schedules and registration statements required to be filed by the Securities Act or Exchange Act and the rules and regulations thereunder ("FUTURE COMPANY SEC REPORTS"). All such Future Company SEC Reports and the consolidated financial statements included therein shall comply in all material respects with the representations and warranties made by the Company in this Section 3.7 with respect to the Company SEC Reports.

    (b) (i) The accounts receivable reflected on the Company's latest consolidated balance sheet furnished or otherwise made available to the Parent arose from, and the accounts receivable existing on the Effective Time will have arisen from, bona fide transactions and except for reserves reflected on such balance sheet or taken in the future in the ordinary course consistent with past practice, to the Company's knowledge, such accounts receivable constitute or will constitute, as the case may be, only valid claims of the Company and the Company Subsidiaries, not subject to valid claims of set-off or other defenses or counterclaims, except to the extent that the failure to have so arisen or the failure to be valid claims, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. The Company is not aware as of the date hereof of any events, facts or other circumstances that would result in a material adverse change in the aggregate amount of accounts receivable reflected on the Company's consolidated balance sheet at November 30, 1998.

        (ii) The producer advances reflected on the Company's latest consolidated balance sheet furnished or otherwise made available to the Parent arose from, and the producer advances existing at the Effective Time will have arisen from, bona fide transactions consistent with the applicable provisions of the Contracts pursuant to which such producer advances have been or will be made, as the case may be, and, to the Company's knowledge, the Company has and will have rights of recoupment in respect of such producer advances in accordance with the applicable provisions of the Contracts pursuant to which such producer advances have been or will be made, except in each case to the extent that not more than 10% in aggregate principal amount of such producer advances have not so arisen, do not so arise or are not subject to such rights of recoupment.

    SECTION 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as set forth in Section 3.8 of the Company Disclosure Letter, as contemplated by this Agreement or as disclosed in any Company SEC Report, since August 31, 1998, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice and (ii) there has not occurred or arisen any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect excluding any change, effect, event or occurrence resulting primarily from (A) changes in general economic, financial, regulatory, political or market conditions or (B) events or developments generally affecting the industry in which the Company operates.

    (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter or as permitted pursuant to Section 5.1, since August 31, 1998, there has not been:

        (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any Company securities;

        (ii) (A) any incurrence or assumption by the Company or any Company Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person (other than any wholly owned Company Subsidiary), other than in the ordinary course of business consistent with past practice;

        (iii) any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice;

        (iv) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice and in any event in excess of $100,000;

        (v) (A) any contract or agreement entered into by the Company or any Company Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business, (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any Material Distribution Agreement or (C) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect other than in the case of (A) and

    (C), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement;

        (vi) any material change in any method of accounting or accounting principles or practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP; or

        (vii) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary; (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Company Subsidiary; (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Company Subsidiary who are not parties to employment agreements with the Company or any Company Subsidiary in effect prior to such date, other than, in the case of clauses (A) through (D), with respect to any directors, officers and employees that are not parties to employment agreements with the Company or any Company Subsidiary, in the ordinary course of business consistent with past practices or, in the case of clauses (A) through (D) with respect to any directors, officers or employees who are parties to employment agreements, in accordance with their respective employment agreements.

    SECTION 3.9 LITIGATION. Except as disclosed in Section 3.9 of the Company Disclosure Letter or in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Company's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Entity pending or, to the Company's knowledge, threatened or contemplated, against, relating to or affecting the Company or any of the Company Subsidiaries, which, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or rule of any court or Governmental Entity outstanding against the Company or any Company Subsidiary which has or would reasonably be expected to have any Company Material Adverse Effect.

    SECTION 3.10 REGISTRATION STATEMENT AND STATEMENT/PROSPECTUS. The information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement (as defined in Section 6.7) will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Proxy Statement/Prospectus (as defined in Section 6.7), including any amendments and supplements thereto, will not, either at the date mailed to the Company's stockholders or at the time of the Company Meeting (as defined in Section 6.6), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by the Company, any Company Subsidiary or their respective Representatives, will comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

    SECTION 3.11 EMPLOYEE BENEFIT PLANS. (a) Section 3.11 of the Company Disclosure Letter sets forth a list of each material pension, retirement, savings, disability, dental, health, life, death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, severance pay or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "BENEFIT PLANS") sponsored or maintained by the Company or its Subsidiaries, in which present or former employees of the Company or any Subsidiary participate (collectively, the "COMPANY PLANS"). Correct and complete copies of the following documents, which are correct and complete in all material respects, with respect to each of the Company Plans (other than a multiemployer plan (as defined below)), have been made available to Parent, to the extent applicable: (i) any plans, all material amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) material written communications to employees relating to the Company Plans; and
(vi) written descriptions of all material non-written agreements relating to the Company Plans.

    (b) No Company Plan is subject to Title IV of ERISA (as defined below). Except as set forth in Section 3.11 of the Company Disclosure Letter and except as, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company Plans have been administered and are in compliance with the terms of such plan and all applicable Laws, (B) no "reportable event" (as such term is used in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan and (C) each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification. None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant's beneficiary.

    (c) There is no litigation or administrative or other proceeding involving any Company Plan nor has the Company or any Company Subsidiary received notice that any such proceeding is threatened, in each case that would have or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred, nor, to the Company's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which would have a Company Material Adverse Effect. The termination of, or withdrawal from, any Company Plan or multiemployer plan to which the Company or any Company Subsidiaries contributes, on or prior to the Closing Date, will not subject the Company or any Company Subsidiary to any liability under Title IV of ERISA that would have a Company Material Adverse Effect.

    SECTION 3.12 BOARD APPROVAL. The Board of Directors of the Company by resolutions duly adopted by a unanimous vote of the entire Board of Directors at a meeting duly called and held, has approved and declared advisable this Agreement and the Stockholders Agreement and, subject to Section 6.6, recommended that the stockholders of the Company adopt this Agreement.

    SECTION 3.13 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the "REQUIRED COMPANY VOTE") is the only vote or approval of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement (assuming that neither Parent nor any of its affiliates or associates (as defined in Section 203 of the DGCL) are "interested stockholders" of the Company under Section 203 of the DGCL immediately before the execution and delivery of this Agreement and the Stockholders Agreement).

    SECTION 3.14 OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has received the opinion of Allen & Company Incorporated, dated March 31, 1999, to the effect that, as of such date, the Merger Consideration to be received by the stockholders of the Company is fair, from a financial point of view, to such stockholders. The Company has delivered to the Parent true and correct copies of its engagement agreement with Allen & Company Incorporated.

    SECTION 3.15 BROKERS. Except as set forth in Section 3.15 of the Company Disclosure Letter, no broker, finder or investment banker (other than Allen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction, based upon arrangements made by or on behalf of the Company.

    SECTION 3.16 TAXES. (a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter:

        (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or, with respect to Tax Returns not yet due, will file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or with respect to Tax Returns not yet due, will be true, complete and correct in all material respects.

        (ii) The Company and each Company Subsidiary have paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse), or where payment is not yet due, will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes due, with respect to any period ending prior to or as of the Effective Time.

        (iii) The Federal income Tax Returns of the Company for periods ending on or prior to August 31, 1995 have been audited and all assessments arising therefrom have been fully satisfied. Section 3.16(a)(iii) of the Company Disclosure Letter sets forth the taxable years that are currently under Audit, and the Company has not been notified that any other Audit by a Taxing Authority will commence with respect to any material Taxes due from the Company or any Company Subsidiary. There are no outstanding waivers extending the statutory period of limitations relating to the payment of material Taxes due from the Company or any Company Subsidiary for any taxable period ending prior to the Effective Time which are expected to be outstanding as of the Effective Time.

        (iv) No deficiency or adjustment for any material Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, except Liens for current Taxes not yet due.

        (v) Section 3.16(a)(v) of the Company Disclosure Letter sets forth all Tax sharing agreements, Tax indemnity agreements and similar agreements to which the Company or any Company Subsidiary is a party.

        (vi) No "consent" within the meaning of Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary.

        (vii) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (viii) Neither the Company nor any Company Subsidiary is a party to any contract, agreement or other arrangement currently in effect (or which will be in effect prior to the Effective Time) which provides (or will provide) for the payment of any amount which would not be deductible by reason of
    Section 280G or Section 162(m) of the Code, solely taking into account the Transactions contemplated by this Agreement.

    (b) For purposes of this Agreement, the following terms shall have the following meanings:

           (i) "AUDIT" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

           (ii) "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

           (iii) "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

           (iv) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

    SECTION 3.17 REAL PROPERTY. Neither the Company nor any Company Subsidiary owns any fee interest in real estate.

    SECTION 3.18 LABOR MATTERS. (a) Section 3.18 of the Company Disclosure Letter sets forth a list of all employment agreements currently in effect providing for annual base salary in excess of $200,000 and any labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. The Company has heretofore made available to Parent true and complete copies of (i) the employment agreements listed on Section 3.18 of the Company Disclosure Letter and (ii) the labor or collective bargaining agreements listed on Section 3.18 of the Company Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

    (b) Neither the Company nor any Company Subsidiaries are the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any Company Subsidiaries have committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and the Company Subsidiaries. No strike or other labor dispute involving the Company or any Company Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not have or would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.19 STATE TAKEOVER STATUTES. The Company Board has approved the terms of this Agreement and the Stockholders Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement and the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

    SECTION 3.20 MATERIAL CONTRACTS. (a) The Company has heretofore made available to Parent correct and complete copies in all material respects of all Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) agreements relating to the development, production and distribution of television programming

("DISTRIBUTION AGREEMENTS") and all Program Licenses (as defined below); (ii) partnership or joint venture agreements; (iii) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since August 31, 1996; (iv) contracts or agreements with any Governmental Entity other than those entered into in the ordinary course of business consistent with past practice;
(v) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness of the Company or any Company Subsidiary for borrowed money or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (vi) agreements that purport to limit, curtail or restrict in any material respect the ability of the Company or any Company Subsidiaries to compete in any geographic area or line of business other than those entered into in the ordinary course of business consistent with past practice under Program Licenses or Distribution Agreements; (vii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and (viii) commitments and agreements to enter into any of the foregoing (collectively, the "MATERIAL CONTRACTS").

    (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or Company Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, would not and would not reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and, to the Company's knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, except any such default or defaults that individually or in the aggregate would not and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.20(b) of the Company Disclosure Letter sets forth a list of each of the Material Distribution Agreements and the Distribution Agreement pursuant to which the Company acquired "Hollywood Squares" from Orion Pictures Corporation (and its successor-in-interest to such agreement, Metro-Goldwyn-Mayer, Inc.), together with a list of each modification, supplement or other amendment to any such Distribution Agreement that materially affects the obligations of any party to any such Distribution Agreement. As of the date hereof, the Company has received no written or, to the knowledge of Company senior management listed in
Section 3.20(b) of the Company Disclosure Letter, oral notice from any party to a Material Distribution Agreement that, solely as a result of or in connection with the execution of this Agreement or the consummation of the Merger, (i) such party intends to terminate such Material Distribution Agreement, (ii) such party has a right to terminate such Material Distribution Agreement or (iii) such party's consent is required.

    (c) Attached to Section 3.20 of the Company Disclosure Letter is a schedule dated March 22, 1999 (the "PROGRAM LICENSE SCHEDULE") that has been prepared and maintained by the Company in the ordinary course of business and that lists certain information regarding Program Licenses (as defined below) pursuant to which programs distributed by the Company pursuant to the Material Distribution Agreements or the television series "Hollywood Squares," "Inside Edition" and "The Roseanne Show" are licensed to broadcasters in the United States. For purposes of this Agreement, "PROGRAM LICENSE" shall mean any executory agreement pursuant to which the Company grants to any broadcaster a license, right or privilege to broadcast via over-the-air television any program distributed by the Company. As of March 22, 1999, (x) the Company is not aware of any material inaccuracies on the Program License Schedule and (y) there are no inaccuracies in the Program License Schedule that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the number of units of barter advertising time that the Company retains under the Program Licenses for any broadcast season of any television series are not less than the number of units of such time that the Company retains under the Program Licenses for the preceding broadcast season of that television series.

    (d) Neither the Company nor any Company Subsidiary is in breach under one or more Program Licenses which breaches are reasonably likely to result in a loss of revenues in excess of 10% of all revenues generated by all Program Licenses.

    (e) The Company has furnished to the Parent an accurate description of all claims or other disputes that remain unresolved arising from any Program License that are known to the Company on the date hereof except for disputes involving amounts of less than $5,000,000 on an individual basis with any one party or $15,000,000 on an aggregate basis.

    SECTION 3.21 INSURANCE. Section 3.21 of the Company Disclosure Letter sets forth a list of insurance policies maintained by the Company or any Company Subsidiary, which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and the Company has heretofore made available to Parent complete and correct copies in all material respects of such policies.

    SECTION 3.22 INTELLECTUAL PROPERTY. (a) The Company and Company Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens) all Intellectual Property used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted and that are material to the business and operation of the Company and the Company Subsidiaries as a whole.

    (b) The use of any Intellectual Property by the Company and Company Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, except for any such infringement or violation that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

    (c) No person is challenging, infringing on or otherwise violating any right of the Company or any Company Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or Company Subsidiaries, except for such challenges, infringements or violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

    For purposes of this Agreement, "INTELLECTUAL PROPERTY" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) any similar intellectual property or proprietary rights; and (viii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

    (d) The Company has developed a plan (the "COMPANY Y2K PLAN") intended to ensure that all computer hardware and software used in and material to the business of the Company and the Company Subsidiaries is designed to be Year 2000 Compliant. The Company Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which the Company or any Company

Subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a Company Material Adverse Effect and assuming the consummation of the Company Y2K Plan, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "DATE DATA" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component that processes any Date Data and that is installed, in development or on order, for internal or external use, or the provision or operation of which provides a benefit to customers, vendors, suppliers or any other party; and "YEAR 2000 COMPLIANT" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The matters set forth in this subsection (d) are subject to disclosures relating to Year 2000 matters in the Company SEC Reports.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

    The Parent and Merger Sub hereby represent and warrant to the Company that:

    SECTION 4.1 ORGANIZATION AND QUALIFICATIONS; SUBSIDIARIES. (a) Each of the Parent and each Material Parent Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure for any Material Parent Subsidiary to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent and each Material Parent Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, a "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, effect, event or occurrence (i) that is materially adverse to the business, assets, financial or other condition, or results of operations of the Parent and the Parent's Subsidiaries, taken as a whole, or (ii) that adversely affects the ability of the Parent to consummate the transactions contemplated by this Agreement in any material respect, or that would prevent or delay in any material respect consummation of the Merger.

    (b) Merger Sub and each other Subsidiary of the Parent (each, a "PARENT SUBSIDIARY") that (i) constitutes a Significant Subsidiary of the Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC, or (ii) is otherwise material to the business and operations of the Parent and the Parent Subsidiaries, taken as a whole, is referred to herein as a "MATERIAL PARENT SUBSIDIARY."

    SECTION 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Parent and each Material Parent Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Parent is not in violation of any provision of its certificate of incorporation or bylaws.

No Material Parent Subsidiary, is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations as, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 4.3 CAPITALIZATION. (a) The authorized capital stock of the Parent consists of 1,100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, par value of $1.00 per share (the "PARENT PREFERRED STOCK"). As of March 26, 1999, (i)(A) 695,524,666 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (B) 695,524,666 common stock purchase rights issued pursuant to a Rights Agreement dated as of December 28, 1995, between Parent and First Chicago Trust Company of New York, as Rights Agent ("RIGHTS AGREEMENT") were issued and outstanding and (C) no shares of Preferred Stock were issued or outstanding; and
(ii) (A) 57,105,516 shares of Parent Common Stock were reserved for issuance with respect to stock option plans set forth in the Parent SEC Reports (as defined in Section 4.7) (collectively, the "PARENT STOCK OPTION PLANS") and other stock-based plans of Parent and (B) 5,304,657 shares were reserved for issuance upon exercise of options available for grant under the Parent Stock Option Plans. Except as set forth above, except upon the exercise of the Parent stock options outstanding on March 26, 1999 and except the 5,000,000 shares of Parent Preferred Stock denominated as Series A Participating Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designation attached as an Exhibit thereto), and the shares reserved with respect to the Parent's Dividend Reinvestment Plan, as of the date hereof, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.3 or in Section 4.3 of the Disclosure Letter previously delivered by the Parent to the Company (the "PARENT DISCLOSURE LETTER"), as of the date hereof, there are no options relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary (other than Infinity Broadcasting Corporation), or obligating the Parent, or any Parent Subsidiary (other than Infinity Broadcasting Corporation) to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Parent or any Parent Subsidiary (other than Infinity Broadcasting Corporation). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Parent Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of the Parent or any Parent Subsidiary other than Infinity Broadcasting Corporation to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Parent Preferred Stock or any other shares of capital stock of the Parent or any Parent Subsidiary other than Infinity Broadcasting Corporation, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary (other than a wholly-owned Parent Subsidiary) or any other person.

    (b) Each outstanding share of capital stock of each Material Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Parent or another Parent Subsidiary is free and clear of all Liens.

    (c) Each share of Parent Common Stock included in the Merger Consideration will be, when issued, in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

    SECTION 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filing). This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    SECTION 4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by the Parent and Merger Sub will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Parent or any Material Parent Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner adverse to the Parent and the Parent Subsidiaries of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Parent or any Parent Subsidiary pursuant to, any Contract to which the Parent or any Parent Subsidiary is a party or by which the Parent or any Parent Subsidiary or any property or asset of the Parent or any Parent Subsidiary is bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act or the Blue Sky laws, (B) the premerger notification requirements of the HSR Act, and (C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger, or otherwise prevent the Parent or Merger Sub from performing its respective obligations under this Agreement in any material respect, and, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 4.6 COMPLIANCE. Except as set forth in Section 4.6 of the Parent Disclosure Letter or the Parent SEC Reports, neither the Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (nor to the Parent's knowledge does there exist any condition which upon the passage of time or the giving of notice would cause such a conflict with or default or violation
of) (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, including Laws relating to the protection of natural resources, the environment and public and employee health and safety or pollution for the release of or exposure to hazardous materials, or (ii) any Contract to which the Parent or any Parent Subsidiary is a party or by which the Parent or any Parent Subsidiary or any property or asset of the Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent and each Material Parent Subsidiary has in effect all federal, state and local governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not or would not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 4.7  SEC REPORTS AND FINANCIAL STATEMENTS; UNDISCLOSED
LIABILITIES. Each form, report, schedule, registration statement and definitive proxy statement filed by the Parent with the SEC since December 31, 1996 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "PARENT SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Parent SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent has made available to the Company true, accurate and complete copies of all of the Parent SEC Reports. The consolidated financial statements of the Parent and the Parent Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1998, neither the Parent nor any of its Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except material liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Parent and its Subsidiaries as at December 31, 1998 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after December 31, 1998 and consistent with past practices, or (ii) are disclosed in the Parent SEC Reports filed after December 31, 1998. Since December 31, 1996, the Parent has timely filed with the SEC all forms, reports and other documents required to be filed by the Parent prior to the date hereof, and no Parent Subsidiary has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Prior to the Effective Time, the Parent will timely file all forms, reports, schedules and registration statements required to be filed by the Securities Act or Exchange Act and the rules and regulations thereunder ("FUTURE PARENT SEC REPORTS"). All such Future Parent SEC Reports and the consolidated financial statements included therein shall comply in all material respects with the representations and warranties made by the Parent in this Section 4.7 with respect to the Parent SEC Reports.

    SECTION 4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 4.8 of the Parent Disclosure Letter, as contemplated by this Agreement, or as disclosed in any Parent SEC Report, since December 31, 1998, (i) the Parent and the Parent Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (ii) there has not occurred or arisen any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect excluding any change, effect, event or occurrence resulting primarily from (A) changes in general economic, financial, regulatory, political or market conditions or (B) events or developments generally affecting the industry in which the Parent operates.

    SECTION 4.9 LITIGATION. Except as disclosed in Section 4.9 of the Parent Disclosure Letter or in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Parent's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Entity pending or, to the Parent's knowledge, threatened or contemplated, against, relating to or affecting the Parent or any of the Parent Subsidiaries, which, individually or in the aggregate, would have or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Entity outstanding against the Parent or any Parent Subsidiary which has or would reasonably be expected to have any such Parent Material Adverse Effect.

    SECTION 4.10 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The information supplied or to be supplied by the Parent or any Parent Subsidiary for inclusion in (i) the Registration Statement will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, including any amendments and supplements thereto, will not, either at the date mailed to the Company stockholders, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by the Parent or any Parent Subsidiary, will comply as to form in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

    SECTION 4.11 BOARD APPROVAL. Each of the Board of Directors of the Parent and the Merger Sub, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent in lieu of a meeting, has approved this Agreement, the Merger and the other transactions contemplated hereby.

    SECTION 4.12 VOTE REQUIRED. No vote of the holders of any class or series of the Parent's capital stock is necessary to adopt this Agreement and approve the transactions contemplated hereby.

    SECTION 4.13 BROKERS. No broker, finder or investment banker (other than Chase Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

    SECTION 4.14 NO ARRANGEMENTS TRIGGERING SECTION 203 OF THE DGCL. Assuming the accuracy of the Company's representation and warranty set forth in Section 3.12, neither the Parent nor, to the best of Parent's knowledge, any of its affiliates or associates (each as defined in Section 203 of the DGCL) is the "owner" (as defined in Section 203 of the DGCL) of Company Common Stock or is party to any contract, agreement or other arrangement, that would cause Section 203 of the DGCL to apply to this Agreement or the Merger.

    SECTION 4.15 Y2K COMPLIANCE. The Parent has developed a plan (the "PARENT Y2K PLAN") intended to ensure that all computer hardware and software used in and material to the business of the Parent and the Parent Subsidiaries is designed to be Year 2000 Compliant. The Parent Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which the Company or any Company Subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a Parent Adverse Material Effect and, assuming the consummation of the Parent Y2K Plan, the occurrence of calendar year 2000 will not or will not reasonably be expected to cause a Parent Material Adverse Effect. The matters set forth in this Section
4.15 are subject to the disclosures relating to Year 2000 matters in the Parent SEC Reports.

    SECTION 4.16 MERGER SUB. Neither Merger Sub nor any assignee of Merger Sub permitted by Section 1.1(b) has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby. Neither Merger Sub nor such entity has any Subsidiaries.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, except as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, until the Effective Time, unless the Parent shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.1, the Company shall, and shall cause each Company Subsidiary to, conduct its operations and business in the ordinary and usual course of business and consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its business organizations' goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it, with the intent that such goodwill and ongoing business relationships shall be unimpaired in all material respects at the Effective Time. The Company agrees that it will maintain its cash management policies in effect on the date hereof in the ordinary course of business consistent with past practice and that it will continue to maintain insurance of the types and in the amounts in effect on the date hereof as long as such insurance is available to the Company on commercially reasonable terms, including at comparable rates. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, without the prior written consent of the Parent, the Company will not, and will cause each Company Subsidiary not to:

        (a) except to the extent required by Law or the rules and regulations of the NYSE, amend or otherwise change the certificate of incorporation or bylaws of the Company;

        (b) issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge or disposition of, grant or otherwise create any additional shares of, or any options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or, except as otherwise agreed to by Parent or except pursuant to their terms in effect on the date hereof, accelerate the vesting schedule of or make any other modification to the terms of any Company Stock Option outstanding on the date thereof, other than (i) any such issuance pursuant to the exercise of Company Stock Options granted prior to the date hereof under the Company Option Plans or the agreements pursuant to which certain Company Stock Options were issued, in accordance with their respective terms as in effect on the date hereof, (ii) the issuance of shares of capital stock of a Company Subsidiary to the Company or any wholly owned Company Subsidiary, (iii) the issuance in the ordinary course of business consistent with past practice to persons other than directors or executive officers of the Company of Options to purchase in the aggregate up to 75,000 shares of Company Common Stock pursuant to the Company Option Plans as in effect on the date hereof or (iv) the issuance of shares of Company Common Stock in connection with acquisitions permitted by
    Section 5.1(h);

        (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, (i) any shares of its capital stock (including any Options with respect to its capital stock and any security convertible or exchangeable into its capital stock), other than transactions between the Company and its wholly owned Subsidiaries, or (ii) any long-term debt;

        (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, any of its capital stock, except dividends declared and paid by a wholly owned Company Subsidiary or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

        (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

        (f) except as may be required by applicable Law, or as contemplated by this Agreement, (i) increase the compensation payable or to become payable to, or enter into any employment agreement with any of its executive officers or employees, except, with respect to any such executive officer in accordance with the terms of any such agreement, or with respect to any other employees in the ordinary course of business consistent with past practice; (ii) grant any severance or termination pay to any employee (other than an executive officer) of the Company or any Company Subsidiary, except in the ordinary course of business or pursuant to practices listed in
    Section 3.11 of the Company Disclosure Letter or to any executive officer or director, except as provided in any agreement with such executive officer or director; (iii) enter into any severance agreement with any employee (other than an executive officer), except in the ordinary course of business or pursuant to practices listed in Section 3.11 of the Company Disclosure Letter or with any executive officer or director, except as provided in any agreement with such executive officer or director; or (iv) establish, adopt, enter into, terminate, withdraw from or amend or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan, any employee benefit plan, parachute arrangement or policy;

        (g) take any action, including making any change in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes), except as may be required by GAAP, or settle any material Audit or, except as required by Law, amend in any material respect any material Tax Return; PROVIDED, that, in any such case the Company shall consult with Parent prior to taking any such action that it reasonably believes is required by GAAP or applicable Law;

        (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, involving purchase prices for all transactions that, in the aggregate, are in excess of $10.0 million;

        (i) mortgage or otherwise encumber or subject to any Lien, or sell, lease, license, transfer or otherwise dispose of, any of its properties or assets, other than encumbrances and Liens that are incurred in the ordinary course of business and consistent with past practice and sales, leases, licenses, transfers and dispositions of properties and assets in the ordinary course of business and consistent with past practice;

        (j) (i) extend or otherwise amend or waive any rights under any Material Distribution Agreement or (ii) extend or otherwise amend on terms less favorable to the Company or waive any rights under any Contract if, but only with respect to this clause (ii), such extensions or amendments, individually or in the aggregate, would be or would reasonably be expected to be materially adverse to the business of the Company and the Company Subsidiaries taken as a whole;

        (k) take any action that would reasonably be expected to result in the conditions contained in Section 7.2(a) or 7.2(b) not to be satisfied;

        (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries (other than the Merger);

        (m) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary;

        (n) except as set forth in Section 5.1 of the Company Disclosure Letter, authorize any new development, production or distribution projects or capital expenditures or similar expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $1,000,000;

        (o) (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party with any third party which relates to the Company Common Stock or a transaction having effects substantially similar to the Merger;

        (p) settle or compromise any pending or threatened suit, action or claim relating to the Transactions contemplated hereby, without Parent's prior written consent, which will not be unreasonably withheld, delayed or conditioned;

        (q) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practices;

        (r) make any loan to or other investment in any person which, in the aggregate, is in excess of $500,000; or

        (s) authorize any of, or commit or agree to take any of, the foregoing actions.

    SECTION 5.2 CONDUCT OF BUSINESS OF THE PARENT PENDING THE MERGER. Prior to the Effective Time, without the prior written consent of the Company, the Parent will not, and will cause each Parent Subsidiary not to:

        (a) except to the extent required by Law or the rules and regulations of NYSE, amend its certificate of incorporation or bylaws in any manner that would be materially adverse to the holders of Parent Common Stock;

        (b) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (other than any shares of capital stock of any Parent Subsidiary) in excess of the publicly announced Parent Common Stock repurchase program currently in effect, except for other transactions between the Parent and its wholly owned Subsidiaries;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by Parent Subsidiaries;

        (d) liquidate or adopt a plan of liquidation, except for liquidations of any wholly owned Parent Subsidiaries;

        (e) take any action that would reasonably be expected to result in the conditions contained in Section 7.3(a) or 7.3(b) not to be satisfied; or

        (f) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

    SECTION 6.1 ACCESS TO INFORMATION. (a) From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and officers, directors, employees, auditors, counsel and agents to) afford the officers, employees, auditors, counsel and agents (the "REPRESENTATIVES") of the other party reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

    (b) From the date hereof to the Effective Time, the Parent shall comply with the reasonable requests of the Company to make officers available to respond to the reasonable inquiries of the Company in connection with the Transactions and to make available information regarding Parent and the Material Parent Subsidiaries as the Company may reasonably request.

    (c) All information obtained pursuant to (a) or (b) will be subject to the Confidentiality Agreement, dated January 14, 1999, between the Company and the Parent (the "CONFIDENTIALITY AGREEMENT").

    (d)  No investigation prior to the date hereof or pursuant to this Section
6.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    SECTION 6.2 NO SOLICITATION. (a) From the date hereof until the termination of this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any Company Subsidiary, or any officer, director, employee, agent or Representative of the Company or a Company Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company or a Company Subsidiary), to, directly or indirectly,
(i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing a material portion of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) sale of shares of capital stock representing, individually or in the aggregate, 15% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 15% or more of the voting power of the Company, other than the Transactions (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any information or data relating to the Company or any Company Subsidiary for the purposes of making, or take any other action to facilitate, any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 6.2; PROVIDED, HOWEVER, that, subject to the Company's compliance with this Section 6.2, nothing contained in this Agreement shall prevent the Company or its Board of Directors from, prior to receipt of the Required Company Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to Section 8.1(f), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith after consultation with nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, in the opinion of the Company's counsel, is required by applicable Law, PROVIDED, FURTHER, that except as otherwise permitted in this Section 6.2, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determine in their good faith judgment (after consultation with nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of Parent and its Subsidiaries, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the Board of Directors of the Company determines in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably available. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or its Representatives with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(a) of the obligations undertaken in this Section 6.2(a). For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

    (b) The Company shall (i) promptly notify the Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which could reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making it, (ii) promptly notify the Parent orally and in writing after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal, (iii) receive from any person who may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any Company Subsidiary, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep the Parent advised on a prompt basis of the status of any such Acquisition Proposal, indication or request (including any material changes to the terms and conditions of any Acquisition Proposal).

    (c) The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 8.1(f).

    SECTION 6.3 DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE. (a) From and after the Effective Time, the Parent shall cause the Surviving Corporation to and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each a "COVERED PERSON") against all losses, expenses, claims, damages, liabilities or amounts ("LOSSES") that are paid in settlement (provided that, with respect to amounts paid in settlement, such settlement has been approved by the Parent, such approval not to be unreasonably withheld or delayed) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "CLAIM") based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the full extent permitted under the DGCL and the Company's certificate of incorporation and bylaws as in effect on the date of this Agreement. The Surviving Corporation shall pay, when and as such expenses are incurred by a Covered Person, any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted under the DGCL upon receipt from the Covered Person to whom expenses are advanced of any undertaking to repay such advances required under the DGCL. The Surviving Corporation shall cooperate in the defense of any such matter.

    (b) The Parent shall cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director liability, advancement of expenses prior to disposition of any Claim and indemnification of the Covered Persons, in each case to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by law that would enlarge the right of indemnification of the Covered Persons.

    (c) For a period of six (6) years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors and officers liability insurance maintained by the Company covering persons who are currently covered by the Company's directors and officers liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, PROVIDED, FURTHER, that in no event shall the Surviving Corporation be required to expend amounts for premiums per annum in excess of 200% of the annual premiums prevailing during the twelve-month period ended August 31, 1998 (such annual premiums, the "MAXIMUM PREMIUM") to maintain or procure insurance coverage pursuant to this Section 6.3, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium. The Company represents to the Parent that the Maximum Premium is $441,452.

    (d) The provisions of this Section 6.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Covered Persons.

    SECTION 6.4 NOTIFICATION OF CERTAIN MATTERS. The Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (b) any failure of the Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the receipt of a notice of the type described in the last sentence of Section 3.20(b) or the occurrence of a dispute arising after the date hereof of the type and amounts described in Section 3.20(e); PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.5 TAX TREATMENT. Each of the Parent and the Company shall take such actions, or refrain from taking such actions, as may be reasonably necessary so that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(h).

    SECTION 6.6 COMPANY STOCKHOLDER MEETING. Subject to Section 6.2, the Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of and convene and hold a meeting of its stockholders (the "COMPANY MEETING") for the purpose of considering and voting upon the adoption of this Agreement. The vote required for such approval shall be the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Without limiting the generality of the foregoing, the Company agrees that, subject to Section 6.2, its obligations pursuant to the first sentence of this Section 6.6 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Sections 6.2(c) and 8.1(f).

    SECTION 6.7 REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement relating to the Company Meeting to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") and
(ii) the Parent shall prepare and file with the SEC a registration statement (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued pursuant to the Merger. Each of the Parent and the Company
(i) shall cause the Proxy Statement/ Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder,
(ii) shall use

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commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and (iii) shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger. The Company and the Parent shall furnish to the other all information concerning the Company and the Parent as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Registration Statement shall have become effective, the Parent and the Company shall mail the Proxy Statement/Prospectus to stockholders of the Company.

    (b) The information supplied by each of the Company and the Parent for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Meeting, or (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Company Subsidiary, the Parent, any Parent Subsidiary, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

    SECTION 6.8 LETTERS OF ACCOUNTANTS. The Parent and the Company shall use their commercially reasonable efforts to cause to be delivered to the other "comfort" letters of KPMG Peat Marwick LLP, the Parent's independent public accountants, and of Arthur Andersen LLP, the Company's independent public accountants, in each case, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Boards of Directors of the Company and the Parent, in form and substance reasonably satisfactory to the other and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    SECTION 6.9 FURTHER ACTION, REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, and (ii) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (such filings under the HSR Act to be made by the parties no later than ten (10) days after the date hereof), making all filings and required submissions with Governmental Entities, including foreign filings and submissions, obtaining all consents and approvals from parties to Contracts with the Company and the Parent and their respective Subsidiaries as are necessary for the consummation of the Transactions and defending any lawsuit or legal challenges, whether judicial or administrative, challenging this Agreement or the Transactions. In case at any time after the Effective Time any other action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

    (b) Each party shall use its reasonable commercial efforts not to take any action, or enter into any transaction, which would result in a breach of any covenant made by it in this Agreement.

    SECTION 6.10 PUBLIC ANNOUNCEMENTS. The Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or

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
make such public statement as may be required by Law or any listing agreement or arrangement to which the Company or the Parent is a party with a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

    SECTION 6.11 BLUE SKY. The Parent shall use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger and as contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to such qualifications neither the Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

    SECTION 6.12 NYSE. The Parent shall promptly prepare and submit to the NYSE applications covering the shares of Parent Common Stock to be issued in connection with the Merger, and shall use commercially reasonable efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

    SECTION 6.13  AFFILIATES.  Within 30 days after the date of this Agreement,
(a) the Company shall deliver to the Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Company Meeting, including, without limitation, all of its directors and executive officers (the "RULE 145 AFFILIATES") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit A hereto (a "RULE 145 AFFILIATE AGREEMENT").

    SECTION 6.14 EMPLOYEE BENEFITS. For a period of one year after the Effective Time, the Parent will (a) cause to remain in effect for the benefit of the employees of the Company and the Company Subsidiaries (and, to the extent applicable, former employees) all Company Plans in effect on the date of this Agreement or (b) provide each employee (and, to the extent applicable, former employees) of the Surviving Corporation and its Subsidiaries with benefits that, with respect to such employee (or former employee), are at least substantially equivalent on an aggregate basis to the benefits of such Company Benefit Plans (other than any stock option plans). Without limiting the generality of the foregoing, all vacation, holiday, sickness and personal days accrued by the employees of the Company and of the Company Subsidiaries shall be honored. In the event that any employee of the Surviving Corporation or one of its Subsidiaries is at any time after the Effective Time transferred to the Parent or any affiliate of the Parent or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by the Parent or any affiliate of the Parent, the Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and the Company Subsidiaries, to the extent prior service is generally recognized under the comparable plan, program or arrangement of the Company, as service rendered to the Parent or such affiliates for purposes of eligibility, vesting or entitlement to early retirement benefits, vacation time or severance benefits under such plans. The Parent shall cause to be waived any pre-existing condition limitation under their welfare plans that might otherwise apply to such employee or, to the extent applicable, a former employee. The Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees or, to the extent applicable, former employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles, co-payment limitations and lifetime maximums for such year under the relevant benefit plans of the Parent and their respective Subsidiaries. Nothing contained in this Section 6.14 shall be construed as requiring Parent to continue any specific Company Plan or to continue the employment of any Employee, PROVIDED, HOWEVER, that any changes that Parent may make to any such Company Plan are consistent with the prior parts of this
Section 6.14, and are permitted by the terms of the Company Plan and under any applicable law.

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    SECTION 6.15  TAX MATTERS.  The parties hereto agree to (i) prepare or cause to be prepared all Tax Returns or other governmental filings and reports and applicable books and records in accordance with the treatment of the Merger as a reorganization under section 368(a) of the Code, unless otherwise required by Law, and (ii) take such other actions, or refrain from taking any action, as may be reasonably necessary so that the Merger will qualify for such treatment; PROVIDED, HOWEVER, that such actions or inactions must be consistent with the terms of this Agreement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

    SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

        (a)  The Company shall have received the Required Company Vote.

        (b) All consents, approvals and action of any Governmental Entity required to permit the consummation of the Transactions shall have been obtained or made, free of any condition that would have or reasonably would be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

        (c) No statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Government Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions contemplated by this Agreement (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted) or that would have or would reasonably be expected to have a Parent Material Adverse Effect.

        (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order pending such effectiveness shall have been issued and remain in effect. The Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

        (e) The shares of Parent Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance.

        (f) Any applicable waiting period under the HSR Act shall have expired or been terminated.

        (g) The Effective Time shall have occurred at or before the close of business in New York City on December 31, 1999 (the "OUTSIDE DATE").

    SECTION 7.2  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE
MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

        (a) (i) The representations and warranties of the Parent and Merger Sub set forth in this Agreement (other than Section 4.3) shall be true and correct (for all purposes of this Section 7.2(a)(i) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of any such representation and warranty to be true and correct, in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of the Parent set forth in Section 4.3 shall be true and correct in all material respects as of the date of this Agreement

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
    and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date).

        (b) The Parent and Merger Sub shall have performed, in all material respects, all obligations and complied in all material respects, with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

        (c) The Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, evidencing compliance with Sections 7.2(a) and (b).

        (d) The Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code.

    SECTION 7.3 CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of the Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Parent and Merger Sub:

        (a) (i) The representations and warranties of the Company set forth in this Agreement (other than Sections 3.3, 3.7(b), 3.8(b)(i) and 3.20(d)) shall be true and correct (for all purposes of this Section 7.3(a)(i) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct, in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3, 3.7(b)(i) and 3.8(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date) and (iii) the representations and warranties of the Company set forth in Section 3.7(b)(ii) and 3.20(d) shall be true and correct as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date.

        (b) The Company shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

        (c) The Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, evidencing compliance with Sections 7.3(a) and (b).

        (d) The Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement from each Rule 145 Affiliate as contemplated by Section 6.13 hereof.

        (e) The employment agreements entered into between the Company and each of Mr. Michael King and Mr. Roger King, as amended on the date hereof, shall be in full force and effect on the Closing Date and neither Mr. Michael King nor Mr. Roger King shall have died, become incapacitated or otherwise not be in a position to perform his obligations thereunder; PROVIDED, HOWEVER, that if as a result of any event, change or occurrence, Parent determines that this condition cannot or will not be satisfied by the Closing Date, it shall promptly and in any event within five (5) Business Days after it receives written notice from the Company of the happening of any such event, change or occurrence, so notify the Company of its determination whether or not it will waive the condition set forth in this subsection (e) or, if no such notification is furnished to the Company within such time period, the Parent shall be deemed to have waived the failure of this condition to be satisfied prior to

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
    the Closing Date as a result of such event, change or occurrence; PROVIDED, FURTHER, that if the Parent shall so notify the Company that it will not consummate the Merger, the Company shall have the right, exercisable at any time within 45 days of its receipt of such a notice from the Parent, to terminate this Agreement by written notice to the Parent and further, if the Company does not exercise such termination right, the Parent shall have the right to terminate this Agreement following the expiration of such 45-day period by written notice to the Company.

        (f) There shall not be pending by any Governmental Entity any suit, action or proceeding which has a reasonable likelihood of success (i) seeking to restrain or prohibit the consummation of the Merger or that would materially adversely effect the Transactions contemplated by this Agreement taken as a whole or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole or Parent and the Parent Subsidiaries taken as a whole, as applicable (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other Transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the Company Common Stock, or common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of the Company and Company Subsidiaries, taken as a whole, or (v) which otherwise would have or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

        (g) As of the Closing (i) each of the Material Distribution Agreements shall be, in all material respects, in full force and effect and enforceable, (ii) there shall exist no fact or circumstance that individually or in the aggregate is reasonably likely to result in a termination of any Material Distribution Agreement or to permit any party other than the Company to withhold or refrain from performance by it of any material covenant in any material respect, (iii) except as set forth in
    Section 7.3(g) of the Company Disclosure Letter, each of the parties to such Material Distribution Agreement shall have performed all material obligations required to have theretofore been performed by it in accordance with the terms of such Material Distribution Agreement, as of such date in all material respects, and (iv) no party to any Material Distribution Agreement (other than the Company) shall have taken any action or omitted to take any action that, individually or in the aggregate, has resulted in or is reasonably likely to result in a material impairment of the value of such Material Distribution Agreement to the Company or the Surviving Corporation.

        (h) Parent shall have received an opinion from Weil, Gotshal & Manges LLP, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code.

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
                                  ARTICLE VIII

                   TERMINATION WAIVER, AMENDMENT AND CLOSING

    SECTION 8.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other Transactions by the stockholders of the
Company:

        (a)  by the mutual written consent of the Company and the Parent;

        (b) by the Company or the Parent, if (i) the Effective Time shall not have occurred on or before the Outside Date, (ii) any Governmental Entity, the consent of which is a condition to the obligations of the Company and the Parent to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and PROVIDED FURTHER, HOWEVER, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, injunction, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Meeting;

        (c) by the Company or the Parent, if, upon a vote at the Company Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.7 hereof, the Required Company Vote shall not have been obtained;

        (d) by the Company, if there has been a material breach by the Parent of any representation, warranty, covenant or agreement set forth in this Agreement which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (y) which breach has not been cured within thirty (30) Business Days following receipt by the Parent of written notice of such breach from the Company; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

        (e) by the Parent, if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement which (x) would give rise to a failure of a condition set forth in
    Section 7,.3(a) or (b) and (y), which breach has not been cured within thirty (30) Business Days following receipt by the Company of written notice of such breach from the Parent; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Parent if the Parent, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

        (f) by the Company, if prior to the Required Company Vote the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not then in breach of Section 6.2, (ii) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) during the two-Business Day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other Transactions and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal;
    (iv) such termination is within five (5) Business Days following the two (2) Business Day period referred to above, and (v) no termination pursuant to this Section 8.1(f) shall be effective unless the Company shall simultaneously make the payment required by Section 8.3; and

        (g) by the Company or the Parent, pursuant to Section 7.3(e) of this Agreement.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by the Company or the Parent as provided in Section 8.1 hereof, this Agreement shall forthwith become void (except for (A) the last sentence of Section 6.1(a), (B) Sections 8.3, 9.2, 9.4, 9.6 and 9.7 and (C) this Section 8.2) and there shall be no liability on the part of the Company, the Parent, Merger Sub or their respective officers or directors, except for any breach of a party's obligations under the last sentence of Section 6.1(a), Sections 8.3, 9.2, 9.4, 9.6 and 9.7 and this Section 8.2. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

    SECTION 8.3 TERMINATION FEE. (a) If this Agreement is to be terminated pursuant to Section 8.1(c), Section 8.1(e) or Section 8.1(f), and if the Company is not entitled to terminate this Agreement by reason of Section 8.1(b) or 8.1(d), then, the Company shall (x) on the date specified in the penultimate sentence of this Section 8.3 in the case of a termination of this Agreement pursuant to Section 8.1(c) or 8.1(e), or (y) simultaneously with a termination of this Agreement by the Company pursuant to Section 8.1(f), pay to the Parent (by wire transfer of immediately available funds to an account designated by the Parent) a termination fee of $90,000,000 plus, subject to the last sentence of this Section 8.3(a), the reimbursement of all of Parent's actual and documented out-of-pocket expenses (including all investment banking, legal, accounting and other similar expenses) up to a maximum reimbursable amount of $10,000,000 (the "PARENT EXPENSES"); PROVIDED, HOWEVER, that the Company shall not be obligated to pay such fee to the Parent if this Agreement is terminated pursuant to
Section 8.1(c) or Section 8.1(e) unless (i) at the time of the Company Meeting in the case of termination pursuant to Section 8.1(c) or on the date the Parent terminates this Agreement pursuant to Section 8.1(e), the Company has received a bona fide alternative Acquisition Proposal or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, and (ii) within sixteen months after the termination of this Agreement, the Company enters into a definitive agreement providing for an alternative Acquisition Proposal with any third party or an alternative Acquisition Proposal is consummated with any third party. If a termination fee becomes payable as a result of a termination pursuant to Section 8.1(c) or 8.1(e), then in either such case, such termination fee shall be paid promptly (and in any event within two (2) days of receipt by Company of a written notice from Parent) following the earlier of the execution of such definitive agreement providing for an alternative Acquisition Proposal or the consummation of an alternative Acquisition Proposal, as the case may be. In addition, in the event the Company terminates this Agreement pursuant to Section 8.1(c) and at the time of the Company Meeting the Company has received a bona fide alternative Acquisition Proposal or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, the Company shall promptly on demand reimburse all of the Parent Expenses and thereafter be obligated to pay the termination fee only in the event such fee is payable pursuant to this Section 8.3(a).

    (b) The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus four percent (4%).

    SECTION 8.4 AMENDMENT OR SUPPLEMENT. At any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and the Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or supplement which by Law requires further approval by such stockholders without further approval by the stockholders of the Company.

    SECTION 8.5 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and the Parent may:

        (a) extend the time for the performance of any of the obligations or acts of the other party;

        (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

        (c) waive compliance with any of the agreements or conditions of the other party contained herein; PROVIDED, HOWEVER, that no failure or delay by the Company or the Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

    Any agreement on the part of a party hereto to any extension or waiver contemplated by this Section 8.5 shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

    SECTION 9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to Article VIII.

    SECTION 9.2 EXPENSES. Except as provided in Article VIII, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that the expenses incurred in connection with printing the Proxy Statement/Prospectus and any expenses incurred by the Parent relating to the issuance and registration of the Parent Common Stock to be issued in the Merger and the qualification thereof under Blue Sky laws, shall be paid in equal shares by the Company and the Parent.

    SECTION 9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

    SECTION 9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

    SECTION 9.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed to facsimile to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, mailed, delivered or sent by confirmed telecopier:

                       To the Parent or Merger Sub:

                           CBS Corporation
                           51 West 52nd Street
                           35th Floor
                           New York, NY 10019
                           Facsimile: (212) 597-4031
                           Attn: Louis J. Briskman, Esq.

                       with a copy (which shall not constitute notice) to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Facsimile: (212) 310-8007
                           Attn: Howard Chatzinoff

                                 Raymond O. Gietz

                       To the Company:

                           King World Productions, Inc.
                           1700 Broadway
                           33rd Floor
                           New York, NY 10019
                           Facsimile: (212) 974-0310
                           Attn: Jonathan Birkhahn, Esq.

                       with a copy (which shall not constitute notice) to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019-6064
                           Facsimile: (212) 757-3990
                           Attn: Robert B. Schumer
                               Douglas A. Cifu

    SECTION 9.6 Miscellaneous. This Agreement:

        (a) together with the Confidentiality Agreement, the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and

        (b) except for the provisions of Sections 2.4 and 6.3, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder or by reason hereof, and

        (c) shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or assignable by operation of law or otherwise without the prior written consent of the other parties.

    The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Any references to the "date hereof" shall mean the date of this Agreement.

    SECTION 9.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    SECTION 9.8 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                KING WORLD PRODUCTIONS,INC.

                                By:  /s/ JONATHAN BIRKHAHN
                                     -----------------------------------------
                                     Name: Jonathan Birkhahn
                                     Title: Senior Vice President Business
                                     Affairs and General Counsel

                                CBS CORPORATION

                                By:  /s/ FREDRIC G. REYNOLDS
                                     -----------------------------------------
                                     Name: Fredric G. Reynolds
                                     Title: Executive Vice President and Chief
                                     Financial Officer

                                K ACQUISITION CORP.

                                By:  /s/ FREDRIC G. REYNOLDS
                                     -----------------------------------------
                                     Name: Fredric G. Reynolds
                                     Title: Executive Vice President

                                                                      APPENDIX B

                          ALLEN & COMPANY INCORPORATED
                                711 FIFTH AVENUE
                              NEW YORK, N.Y. 10022
                                 (212) 832-8000

                                                                  March 31, 1999

Members of the Board of Directors
King World Productions, Inc.
12400 Wilshire Boulevard
Suite 1200
Los Angeles, California 90025

Ladies and Gentlemen:

    You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company's Common Stock"), of King World Productions, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such holders in connection with the Proposed Transaction hereinafter referred to.

    Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into as of March 31, 1999, by and between the Company and CBS Corporation, a Pennsylvania corporation (the "Purchaser"), the Company will enter into a business combination transaction pursuant to which a newly-formed wholly owned subsidiary of the Purchaser ("Merger Sub") will merge with and into the Company (the "Proposed Transaction"). Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement. Pursuant to the terms, and subject to the conditions contained in, the Merger Agreement, among other things, each share of the Company's Common Stock issued and outstanding as of the Effective Time will be converted into the right to receive 0.81 shares of common stock, par value $1.00 of the Purchaser (the "Purchaser's Common Stock").

    We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained. As you know Allen & Company Incorporated ("Allen") will receive a fee for its services to the Company pursuant to the Engagement Letter Agreement dated as of March 1, 1998, as amended by an amendment thereto dated as of February 19, 1999, by and between the Company and Allen. In addition, as you know, Allen provided various investment banking and financial advisory services to CBS, Inc. in connection with its acquisition by Westinghouse in 1995, and Allen served as an underwriter in connection with the December 1998 initial public offering of Infinity Broadcasting Corporation ("Infinity"), a controlled subsidiary of the Purchaser. Also, Allen and certain of its officers and directors own securities of the Company and the Purchaser. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade in securities of the Company and the Purchaser, and Allen has acted on behalf of the Company in connection with the Company's 1999 stock repurchase program.

    In arriving at our opinion, we have among other things:

    - reviewed the terms and conditions of the Merger Agreement and the draft agreements ancillary thereto (which prior to the delivery of this opinion have not been executed by the parties);

    - analyzed publicly available historical business and financial information relating to the Company and the Purchaser, as presented in documents filed with the Securities and Exchange Commission;

    - reviewed certain financial, operating and budgetary data provided to us by the Company and the Purchaser relating to their respective businesses;

    - conducted discussions with certain members of the senior management of the Company and the Purchaser with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and the Purchaser, respectively, as well as industry trends prevailing in their businesses;

    - reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we deemed generally comparable to the Company and the Purchaser, as well as analysts' reports and estimates for the Company and the Purchaser;

    - reviewed the trading history of the Company's Common Stock and the Purchaser's Common Stock, including each company's respective performance in comparison to market indices and to selected companies in comparable businesses;

    - reviewed the trading history of Infinity's common stock and reviewed and analyzed certain stock market data and financial information relating to Infinity and selected public companies in lines of business which we deemed generally comparable to Infinity;

    - reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Proposed Transaction; and

    - conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and the Purchaser and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. With respect to the financial, operating and budgetary data referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the management of the Company and the Purchaser as to the future financial performance of the Company and the Purchaser, respectively.

    In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company.

    We have prepared this opinion at the request and for the benefit of the Board of Directors of the Company, and consent to its inclusion in filings the Company may be required to make with the Securities and Exchange Commission. The opinion rendered herein does not constitute a recommendation that the Company pursue the Proposed Transaction or that any stockholder of the Company vote to approve the Proposed Transaction.

    Based on and subject to the foregoing, we are of the opinion that, as of this date, the consideration to be received by the holders of the Company's Common Stock pursuant to the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                ALLEN & COMPANY INCORPORATED

                                By:  /s/ NANCY B. PERETSMAN
                                     -----------------------------------------
                                     Name: Nancy B. Peretsman
                                     Title:  Managing Director

------------------------------------------------------------------------------

PROXY                      KING WORLD PRODUCTIONS, INC.
                             12400 WILSHIRE BOULEVARD
                                   SUITE 1200
                           LOS ANGELES, CALIFORNIA 90025
  SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 7, 1999
                             (THE "SPECIAL MEETING")

The undersigned hereby appoints Roger King, Michael King and Jonathan Birkhahn, or any of them, each with full power of substitution, as proxies or proxy of the undersigned and hereby authorizes them to represent and vote as designated below all shares of common stock, par value $.01 per share, of King World Productions, Inc. (the "Corporation") held of record by the undersigned at the close of business on July 28, 1999 at the Special Meeting, or any adjournment or postponement thereof, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly be brought before the Special Meeting.

This signed Proxy Form revokes all proxies previously given by the undersigned to vote at the Special Meeting of Stockholders or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus relating to the Special Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY FORM WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY FORM WILL BE VOTED FOR THE FOREGOING PROPOSAL.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN
                        THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

/x/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE FOLLOWING PROPOSAL.

                                                       For   Against   Abstain
To approve and adopt the Agreement and Plan of        /  /    /  /       /  /
Merger, dated as of March 31, 1999, among CBS
Corporation, K Acquisition Corp. and the
Corporation.

________________________________________________




Signature(s)________________________________________________
Note: Please sign exactly as name appears above. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.


------------------------------------------------------------------------------

                          FOLD AND DETACH HERE



                         KING WORLD PRODUCTIONS, INC.

Dear Stockholder:

King World Productions, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

            1. To vote over the Internet:
               - Log on the Internet and go to the website
                 www.vote-by-net.com

            2. To vote over the telephone:
               - On a touch-tone telephone call
                 1-800-OK2-VOTE
               - Outside of the U.S. and Canada call
                 (201) 324-0377

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares over the Internet or telephonically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING